   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 1996.
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 BITSTREAM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          7371                         04-2744890
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD                (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  INDUSTRIAL CLASSIFICATION CODE        IDENTIFICATION NO.)
                                             NUMBER)

                            ------------------------
                                215 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 497-6222
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               C. RAYMOND BOELIG
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 BITSTREAM INC.
                                215 FIRST STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 497-6222
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              PAUL A. GAJER, ESQ.                          GORDON H. HAYES, JR., ESQ.
      RUBIN BAUM LEVIN CONSTANT & FRIEDMAN              TESTA, HURWITZ & THIBEAULT, LLP
              30 ROCKEFELLER PLAZA                             HIGH STREET TOWER
               NEW YORK, NY 10112                               125 HIGH STREET
           TELEPHONE: (212) 698-7700                      BOSTON, MASSACHUSETTS 02110
           FACSIMILE: (212) 698-7825                       TELEPHONE: (617) 248-7000
                                                           FACSIMILE: (617) 248-7100

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO     AMOUNT TO       OFFERING PRICE  AGGREGATE OFFERING        AMOUNT OF
            BE REGISTERED             BE REGISTERED(1)  PER SECURITY(2)       PRICE(2)       REGISTRATION FEE(2)
- -------------------------------------------------------------------------------------------------------------------
Class A Common Stock.................     3,450,000          $10.00         $34,500,000            $11,897
==================================================================================================================

(1) Includes 450,000 shares which the Underwriters have the option to purchase from the Company and certain stockholders of the Company, respectively, to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

                                 BITSTREAM INC.

   CROSS REFERENCE SHEET FURNISHED PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY PART I ITEMS OF FORM
                                      S-1

       REGISTRATION STATEMENT ITEM AND CAPTION                LOCATION IN PROSPECTUS
       ----------------------------------------   ----------------------------------------------
  1.   Forepart of the Registration Statement
       and Outside Front Cover Page of
       Prospectus..............................   Outside Front Cover Page
  2.   Inside Front and Outside Back Cover
       Pages of Prospectus.....................   Inside Front and Outside Back Cover Pages;
                                                  Additional Information
  3.   Summary Information and Risk Factors....   Prospectus Summary; Risk Factors; The Company
  4.   Use of Proceeds.........................   Use of Proceeds
  5.   Determination of Offering Price.........   Outside Front Cover Page; Risk Factors;
                                                  Underwriting
  6.   Dilution................................   Risk Factors; Dilution
  7.   Selling Security Holders................   Principal and Selling Stockholders
  8.   Plan of Distribution....................   Outside Front Cover Page; Underwriting
  9.   Description of Securities to be
       Registered..............................   Description of Capital Stock
 10.   Interests of Named Experts and
       Counsel.................................   Not Applicable
 11.   Information with Respect to the
       Registrant..............................   Outside Front Cover Page of Prospectus;
                                                  Prospectus Summary; The Company; Risk Factors;
                                                  Use of Proceeds; Dividend Policy;
                                                  Capitalization; Dilution; Selected
                                                  Consolidated Financial Data; Management's
                                                  Discussion and Analysis of Financial Condition
                                                  and Results of Operations; Business;
                                                  Management; Certain Transactions; Principal
                                                  and Selling Stockholders; Description of
                                                  Capital Stock; Shares Eligible for Future
                                                  Sale; Consolidated Financial Statements
 12.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.............................   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 1996

                                3,000,000 SHARES

                               [BITSSTREAM LOGO]

                              CLASS A COMMON STOCK

                            ------------------------

     Of the 3,000,000 shares of Class A Common Stock offered hereby (the "Offering"), 2,100,000 shares are being offered by Bitstream Inc. ("Bitstream" or the "Company") and 900,000 shares are being offered by selling stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this Offering, there has been no public market for the Company's Class A Common Stock. The Company has two classes of authorized common stock, the Class A Common Stock offered hereby and the Class B Common Stock. Shares of the Class B Common Stock are non-voting and are convertible into the same number of shares of Class A Common Stock. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share of Class A Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Class A Common Stock quoted on the Nasdaq National Market under the symbol "BITS."
                            ------------------------

    THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                        SEE "RISK FACTORS" ON PAGES 5-9.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
          OFFENSE.

=========================================================================================================
                               PRICE TO     UNDERWRITING DISCOUNTS    PROCEEDS TO        PROCEEDS TO
                                PUBLIC        AND COMMISSIONS(1)      COMPANY(2)    SELLING STOCKHOLDERS
- ---------------------------------------------------------------------------------------------------------
Per Share.................       $                  $                   $                  $
- ---------------------------------------------------------------------------------------------------------
Total(3)..................       $                  $                   $                  $
=========================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, payable by the Company, estimated at $950,000.

(3) The Company and certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Class A Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company
    and Proceeds to Selling Stockholders will be $          , $          ,
    $          and $          , respectively. See "Underwriting."

                            ------------------------

     The shares of Class A Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates for the shares of Class A Common Stock will be available for delivery at the offices of Volpe, Welty & Company, One Maritime
Plaza, San Francisco, California, on or about             , 1996.

VOLPE, WELTY & COMPANY                                             ADVEST, INC .

               The date of this Prospectus is             , 1996

              GRAPHIC ON INSIDE FRONT COVER PAGE OF THE PROSPECTUS

     Superimposed on a picture of a relief map of the world is a graphic illustration setting forth some of the Company's computer software products for existing and new markets. On the northern edge of the map under a long rectangular box containing the phrase "Software Solutions for Bitstream's Existing Markets" are four rectangular boxes each of which lists existing markets for the Company's products. On the southern edge of the map under a long rectangular box containing the phrase "Software Available for New Markets" are three boxes each listing a potential new market for the Company's products. Beneath each box containing an existing or a potential new market for the Company's products is a rectangular box listing the types of products the Company offers or expects to offer to address such markets. Across the middle of the map are seven horizontal boxes containing illustrations that are intended to depict uses for, or evoke images associated with, the Company's software products and the markets they serve. Each box containing products serving the Company's existing markets on the northern edge of the map and each box containing a potential new market on the southern edge of the map is connected by a dotted line to the appropriate illustration.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information discussed under "Risk Factors." Except as otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the automatic conversion of all shares of Class A Preferred Stock and all shares of Class B Preferred Stock into an equal number of shares of Class A Common Stock and Class B Common Stock, respectively, on the date of this Prospectus,
(iii) reflects a two-for-three conversion of shares as part of the reincorporation of the Company in Delaware in May 1996, see
"Business -- Delaware Reincorporation," and (iv) reflects a change in the Company's fiscal year, effective December 31, 1995 from a fiscal year end of September 30 to a fiscal year end of December 31. All references to fiscal years ended in 1995 and earlier refer to the fiscal year ended September 30.

                                  THE COMPANY

     Bitstream develops and markets software products and technologies to enhance the creation, transport, viewing and printing of electronic documents. The Company's products and technologies consist of (i) type products, such as libraries of type designs (fonts) and custom type products; (ii) enabling technologies, which deliver typographic capabilities to hardware output devices and software applications; and (iii) TrueDoc, a portable type technology providing for the efficient distribution of text, with fidelity, in a highly compressed format. In addition, beginning in the first half of 1997, the Company expects to market a family of TrueDoc-enhanced portable document products that are based upon Novell, Inc.'s portable document technology, Envoy. The Company has obtained from Novell, Inc. ("Novell") certain rights to market and distribute Envoy. Bitstream primarily licenses its products and technologies to original equipment manufacturers ("OEMs") and independent software vendors ("ISVs") for inclusion in their output devices, embedded systems, applications, Internet authoring tools, World Wide Web browsers and other products.

     The rapid growth in the use of personal computers, advanced software applications and laser printers has dramatically transformed the document creation, production and distribution process, giving rise to the widespread use of word processing and desktop publishing applications. However, these technologies generally operate as stand-alone systems utilizing unique and often competing standards. The problems presented by such competing standards have been further complicated by the adoption of multi-vendor client/server network architectures and the advent of new distribution media, including the Internet, corporate intranets and new classes of information appliances.

     Currently, techniques used to present text and graphics are based on existing desktop publishing technologies and, when used in new distribution media, often result in a loss of visual integrity, degraded system performance or both. To efficiently deliver digital information that retains the author's intended visual impression, it is necessary to utilize enabling technologies that reduce file size, minimize bandwidth consumption and operate reliably across heterogeneous computing environments.

     The Company's enabling technologies and TrueDoc allow text-based digital information to retain its intended appearance without regard to the specific computing platforms, operating systems or resident applications used to create the original document. In addition, with products based upon TrueDoc-enhanced Envoy technology, the Company expects to offer a portable document solution that addresses both text and graphics in a simplified and resource-efficient application.

     The Company markets its products to OEM and ISV customers worldwide through its direct sales force. Outside North America, the Company distributes software products to corporations and end users through a distributor network. The Company's customers include Accent Software International Ltd., Apple Computer, Inc. ("Apple"), Barco Graphics N.V., Corel Systems Corporation, Interleaf, Inc., Kyocera Corp., Macromedia, Inc., Seiko Epson Corporation, Silicon Graphics, Inc. and Sun Microsystems, Inc. In June 1996, the Company entered into licensing agreements with Oracle Corporation ("Oracle") and Spyglass, Inc. ("Spyglass") to provide them with the Company's TrueDoc technology for incorporation into their World Wide Web browser products or navigation tools.

     In fiscal year 1993, the Company decided to curtail product distribution through the computer software reseller channel and to concentrate the efforts of the Company on the development and sale of technology and products to OEM and ISV customers. In conjunction with this shift in strategic focus, the Company reorganized its operations, reduced its work force, recapitalized its financial structure, changed senior management and restructured its type design group. This shift in strategic focus took place over a period from approximately July 1993 through September 1994. See "Business -- Shift in Strategic Focus."

     The Company was incorporated in the Commonwealth of Massachusetts in December 1981 and was reincorporated in the State of Delaware in May 1996. The Company's executive offices are located at 215 First Street, Cambridge, Massachusetts 02142 and its telephone number is (617) 497-6222.

                                  THE OFFERING

Class A Common Stock offered by:
  The Company................................  2,100,000 shares
  The Selling Stockholders...................  900,000 shares
Class A and Class B Common Stock to be
  outstanding after the Offering.............  5,783,689 shares(1)
Use of proceeds..............................  Repayment of indebtedness, working capital and other general corporate purposes,
                                               including product development and potential
                                               acquisitions.
Proposed Nasdaq National Market symbol.......  BITS

- ---------------
(1) Excludes 1,731,994 shares of Class A Common Stock or Class B Common Stock issuable upon exercise of outstanding options and warrants. See "Management -- Stock Plans" and "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             THREE MONTHS         SIX MONTHS
                                                                                                ENDED                ENDED
                                                   YEAR ENDED SEPTEMBER 30,                DECEMBER 31,(1)         JUNE 30,
                                        ----------------------------------------------   --------------------   ---------------
                                          1991      1992      1993      1994     1995                   1995     1995     1996
                                        --------   -------   -------   ------   ------      1994       ------   ------   ------
                                                                                         -----------
                                                                                         (UNAUDITED)              (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues............................... $ 25,093   $20,548   $17,430   $9,832   $8,970      $2,276     $2,355   $4,774   $5,411
Gross profit...........................   17,196    15,115    11,154    7,533    7,391       2,003      1,944    3,980    4,603
Operating income (loss)................   (9,819)   (3,339)   (4,468)   1,019    1,795         742        250      969    1,002
                                        --------   -------   -------   ------   ------      ------     ------   ------   ------
Net income (loss)...................... $(10,262)  $(3,624)  $(4,805)  $  846   $1,688      $  723     $  738   $  849   $1,044
                                        ========   =======   =======   ======   ======      ======     ======   ======   ======
Pro forma net income per common and
  common equivalent share(2)...........                                         $  .38                 $  .17            $  .24
                                                                                ======                 ======            ======
Pro forma weighted average common and
  common equivalent shares
  outstanding(2).......................                                          4,984                  4,705             4,745
                                                                                ======                 ======            ======

                                                                                               AS OF JUNE 30, 1996
                                                                                            -------------------------
                                                                                            ACTUAL     AS ADJUSTED(3)
                                                                                            ------     --------------
                                                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................................................  $ 686         $ 16,440
Working capital...........................................................................  1,729           18,424
Total assets..............................................................................  5,957           21,570
Long-term obligations.....................................................................    292               23(4)
Stockholders' equity......................................................................  2,852           19,679

- ---------------
(1) Effective December 31, 1995, the Company changed its fiscal year end from September 30 to December 31. The information reflected represents results for the three months ended December 31, 1994 and December 31, 1995. The Company's current fiscal year commenced January 1, 1996.

(2) Calculated on the basis described in Note 3 of the Notes to the Consolidated Financial Statements.

(3) Adjusted to give effect to the sale of 2,100,000 shares of Class A Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, and the application of the net proceeds therefrom and approximately $200,000 in proceeds to be received by the Company on the exercise of certain options and warrants by certain Selling Stockholders in connection with their sale of shares in the Offering. See "Principal and Selling Stockholders."

(4) Does not include $941,000 of short-term indebtedness outstanding as of June 30, 1996 to be repaid by the Company with a portion of the proceeds of this Offering. See "Use of Proceeds" and "Capitalization."

                            ------------------------

     Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements relating to future events or future financial performance of the Company that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed elsewhere in this Prospectus.

                            ------------------------

     Bitstream(R) and TrueDoc(R) are federally registered trademarks of the Company; the Company claims trademark rights in Cyberbit.(TM) All other trademarks, service marks or tradenames referred to in this Prospectus are the property of their respective owners.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Class A Common Stock offered hereby.

     Limited History of Profitability; Business Transition. Bitstream was founded in 1981, and from the fiscal year ended September 30, 1991 through the fiscal year ended September 30, 1993, the Company incurred significant losses. Beginning in fiscal year 1993, the Company reorganized its operations, reduced its work force, recapitalized its financial structure, changed senior management and restructured its type design group. In conjunction with its restructuring initiatives, the Company curtailed its distribution of products through the computer software reseller channel and focused its business activities on the sale and licensing of software products and technology to OEMs and ISVs that integrate the Company's technology into their products. Although the Company achieved profitability in fiscal years 1994 and 1995, this shift in strategic focus resulted in a substantial decline in revenues from approximately $17.4 million in fiscal year 1993 to approximately $9.8 million in fiscal year 1994 and to approximately $9.0 million in fiscal year 1995. The Company's transition to a business focused on OEMs and ISVs is still evolving, and there can be no assurance that the transition will be successful or that the Company's recent profitability will continue. The Company's business is affected by numerous factors, some of which are beyond the Company's control. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview," and "Business -- Shift in Strategic Focus."

     Fluctuations in Quarterly Operating Results. The Company has experienced certain quarter-to-quarter fluctuations in its operating results. The Company's quarterly operating results may fluctuate as a result of a number of factors including the timing of new product introductions, announcements of new products by the Company, its competitors or its customers, slower-than-anticipated growth rates of emerging markets, slower adoption of new products and technologies into which the Company's products are incorporated, delays in customer purchases in anticipation of industry developments, and gross margin fluctuations relating to variations in product mix involving products with different rates of royalties payable to third-party licensors. Furthermore, a significant portion of the Company's expenses are relatively fixed in nature and the Company may not be able to reduce spending in response to shortfalls or delays in sales. Such shortfalls or delays may result in a material adverse effect on the Company's business, financial condition and results of operations. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Moreover, the Company does not operate with a significant backlog and often tends to realize a disproportionate share of its revenues in the last few weeks of a fiscal quarter, thereby impairing the Company's ability to accurately forecast quarter-to-quarter sales results. Due to the foregoing factors, it is likely that in one or more future fiscal quarters the Company's operating results may be below the expectations of public market analysts and investors. Such an event would have a material adverse effect on the market price of the Class A Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on OEMs and ISVs. The Company markets its products in large part to OEMs and ISVs that integrate the Company's products into their own hardware and software products. The businesses of the Company's OEM and ISV customers are intensely competitive. The Company is therefore subject to the risk that the price of or demand for the products sold by its OEM and ISV customers will decline, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because the Company generally markets its products through OEMs or ISVs, the Company is subject to the risk that the ultimate consumers of the products of OEMs and ISVs will discontinue using such OEMs' or ISVs' products for reasons unrelated to the quality or price of or demand for the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is also subject to the risk that its OEM and ISV customers will replace the Company's products with products developed internally by them or will license replacement products from the Company's competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Reliance on TrueDoc. Although the Company's sales of products incorporating its TrueDoc technology have not generated significant revenues for the Company to date, Bitstream expects that a substantial portion of the Company's future revenue will be derived from the sale of products incorporating TrueDoc technology. The first product incorporating the Company's TrueDoc technology was released commercially in January 1995. If sales of TrueDoc technology or pricing levels of products incorporating TrueDoc technology were to fail to meet projected levels, whether as a result of TrueDoc's failure to achieve market acceptance, product innovations by others, pricing practices of competitors or other factors, the Company's business, financial condition and results of operations would be materially and adversely affected. See
"Business -- Products" and "-- Competition."

     Competition. The computer software market is highly competitive and is characterized by rapid technological change and the adoption of new industry standards. As the markets in which the Company's products are sold continue to develop and as the Company enters new markets, the Company expects to continue to face substantial competition from other software developers and anticipates that additional competitors will enter those markets. Many of the Company's competitors or potential competitors have significantly greater financial, marketing and technical resources than the Company. These competitors may be able to adapt more quickly to new or emerging technologies and standards or changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products than the Company. Many of these competitors currently market, or can potentially market, their products directly to the ultimate consumers of such products as part of a broader product offering. There can be no assurance that the Company will be able to compete successfully in this industry. Continued investment in research and product development and in marketing will be required to permit the Company to compete successfully, and there can be no assurance that the Company will have the necessary capital resources to fund such investment. Several software application developers, with financial and technical resources significantly greater than those of the Company, have recently announced their intentions jointly to develop type products, enabling technologies and portable document products that may be similar to those sold by the Company. Currently, the Company is unable to determine the effect, if any, that such products and technologies will have on the Company's business. If the products and technologies contemplated by these arrangements were to generate significant sales the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business -- Competition."

     Dependence on the Expansion of Corporate Intranets and Workgroup Technologies. The Company expects to derive significant revenues through the sale of planned product offerings designed to work with corporate intranets. The market for products and services designed for use with corporate intranets has only recently begun to develop, and the success of the Company's portable document technology and products will depend in large part on the widespread adoption of intranets for use by corporations. The adoption of intranets for in-house corporate communication, particularly by those individuals and enterprises that have historically relied upon alternative means of communication, generally requires the acceptance of a new model of conducting business and exchanging information. Enterprises that have already invested substantial resources in other means of conducting business or exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing infrastructure obsolete or that require additional significant capital investment. If the use of intranets and workgroup technology develops at a rate slower than anticipated by the Company or does not develop in a meaningful way, the Company's opportunity to sell its products designed for use in intranets could be limited, and the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business -- Industry Background" and "-- Products."

     Risks Related to Envoy Technology. The Company expects to derive significant revenues from the sale of the portable document technology, Envoy. The Company has obtained an exclusive license from Novell to market and sell Envoy on a worldwide basis to companies that incorporate Envoy in their own products, such as OEMs and ISVs, and a nonexclusive license to distribute Envoy to end users (collectively, the "Envoy License"). Envoy incorporates the Company's TrueDoc technology pursuant to a separate license from the Company to Novell. The Envoy License expires on November 1, 2001, and renews on a year-to-year basis thereafter unless terminated by either party after November 1, 2001 on 90 days' written notice. The Company does not expect to commence marketing TrueDoc-enhanced Envoy portable document products until the first half of 1997. There can be no assurance that the marketing of such products by the Company will in fact occur at such time or at any time, or that such products will achieve market acceptance. Any of such events would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."

     Dependence on the Internet and Internet Infrastructure Development. The Company expects to derive revenues through the Internet primarily from licensing a component of its TrueDoc technology to companies developing Internet-based applications. The market for products and services designed for the Internet has only recently begun to develop, and the success of products incorporating the Company's technology will depend on increased commercial use of the Internet. Because global commerce and on-line exchange of information over the Internet is new and still evolving, it is difficult to predict with any certainty whether the Internet will prove to be a viable marketplace for commercial transactions. Significant commercial use of the Internet has not developed to date. Failure of the Internet to develop as a viable means of commerce or interchange generally or the failure of the Company's technology to gain acceptance among Internet software developers specifically could have a material adverse affect on the Company's business, financial condition and results of operations. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed. Continued evolution of the Internet may be expected, including evolution in directions unforeseen by the Company, some of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Rapid Technological Change. The Company's future financial performance will depend upon its ability to enhance its current products, to develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements, meet the technical requirements of the Company's OEM and ISV customers and achieve market acceptance for such products. Any failure by the Company to anticipate or respond to new technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, several of the markets addressed by the Company's current and planned products are rapidly evolving and are characterized by emerging standards and competing technological platforms. There can be no assurance that products designed by the Company for sale into these markets will adequately address the requirements dictated by evolving standards or that the Company will be able to adapt its products to changes in technology. Accordingly, the Company may invest in products and technologies which never gain market acceptance. Such investments could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, new products, when first released by the Company, may contain undetected errors that, despite quality control measures employed by the Company, are discovered only after a product has been integrated into the OEM and ISV product and used by customers. Such errors may cause delays in product introduction and delivery or may require design modifications which could have a material adverse effect on the Company's business, financial condition and results of operations.

     International Operations; Seasonality. Sales to OEM and ISV customers outside the United States represented 44.5% of the Company's revenues for the fiscal year ended September 30, 1995. These revenues do not include revenues derived from products sold into the international market by the Company's domestic OEM and ISV customers. The Company expects that its international business will continue to account for a significant portion of its future revenues. Substantially all of the Company's international sales are denominated in U.S. currency. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and therefore less competitive in foreign markets. Additional risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, longer accounts receivable payment cycles, potentially adverse tax consequences, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have an adverse effect on the Company's future international revenues and the Company's results of operations. In addition, the Company's European business is significant and has historically been negatively affected during the three months ended September 30 due to the summer closing or slowdown of several European customers. These seasonal factors have affected and may continue to affect the Company's quarterly results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

     Risks Associated with Managing a Changing Business. Beginning in fiscal 1993 through fiscal 1994, the Company effected a shift in its strategic focus to an OEM- and ISV-based business model. Although the Company's senior management has been associated with the Company for several years, such management has little experience in managing a business which is undergoing rapid change. Additionally, the Company's ability to manage its shift in strategic focus effectively will require it to continue to improve its infrastructure and to attract, train, and retain key employees. If the Company's management is unable to manage such change effectively, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Shift in Strategic Focus" and "Management."

     Dependence on Key Personnel. The Company's performance depends to a significant extent on the continued service of its senior management and certain key technical employees, including C. Raymond Boelig, the Company's President and Chief Executive Officer and John S. Collins, its Vice President of Engineering. None of the Company's employees is bound by employment agreements. The Company's future results will depend upon its ability to attract and retain highly skilled technical, managerial, and marketing personnel. Competition for such personnel in the software industry is intense. There can be no assurance that the Company will be successful in attracting and retaining the personnel required to sustain its business. Failure to attract and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

     Intellectual Property and Proprietary Rights. The Company regards its software as proprietary and attempts to protect it with a combination of copyright, patent, trademark, and trade secret laws, employee and third-party nondisclosure agreements and other methods of protection. There can be no assurance that these measures will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. It may be possible for unauthorized third parties to copy or reverse engineer portions of the Company's products or otherwise obtain and use information that the Company regards as proprietary. Furthermore, the laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of unauthorized use of the Company's technologies and products more likely. Significant and protracted litigation may be necessary to protect the Company's intellectual property rights. Such litigation would likely result in significant expenditures and the diversion of management's attention. Any such litigation involving the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

     Concentration of Share Ownership; Control by Existing Stockholders. Upon completion of this Offering, the directors, executive officers, principal stockholders and their respective affiliates will beneficially own approximately 46.5% of the shares of Class A Common Stock outstanding or immediately issuable upon conversion of Class B Common Stock or exercise of outstanding options or warrants held by such persons. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."

     Shares Eligible for Future Sale; Possible Adverse Effect on Future Market Prices. Sales of substantial numbers of shares of Class A Common Stock in the public market could have an adverse affect on the market price of the Class A Common Stock. Upon completion of this Offering, the Company will have 5,783,689 shares of Class A Common Stock outstanding or issuable upon the conversion of outstanding Class B Common Stock (assuming no exercise of outstanding options or warrants other than options and warrants for 190,442 shares of Class A Common Stock exercised by certain Selling Stockholders in connection with this Offering). Of these shares, the 3,000,000 shares of Class A Common Stock sold in this Offering will generally be freely tradeable without restriction or further registration under the Securities Act, as amended (the "Securities Act"). Of the remaining 2,783,689 shares of Class A Common Stock outstanding or issuable on conversion of outstanding Class B Common Stock, 48,846 shares of Class A Common Stock are not subject to the lock-up agreements described in "Shares Eligible for Future Sale -- Lock-Up Agreements" (the "Lock-Up Agreements"), and will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act ("Rule 144(k)"). 164,879 shares of Class A Common Stock which are issuable on the exercise of certain outstanding options and warrants at exercise prices below the assumed initial public offering price of $9.00 per share and which are not subject to the Lock-Up Agreements, will be eligible for resale in the public market in accordance with Rule 701 under the Securities Act ("Rule 701") beginning 90 days after the date of this Prospectus. Upon the expiration of the Lock-Up Agreements, or earlier in the sole discretion of Volpe, Welty & Company, approximately 2,734,843 additional shares of Class A Common Stock, outstanding or issuable upon the conversion of Class B Common Stock, will become eligible for immediate sale in the public market pursuant to the provisions of Rule 144(k). Approximately 180 days after the date of this Prospectus, the Company will file a registration statement under the Securities Act covering the shares issuable on the exercise of options and warrants granted under its Stock Plans. See "Shares Eligible for Future Sale."

     No Prior Public Market; Determination of Public Offering Price; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Class A Common Stock. There can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The public offering price may not be indicative of the market price for the Class A Common Stock that may prevail following this Offering. In recent years, the stock market in general, and the prices of stock of technology companies in particular, have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. Factors such as quarterly variations in actual or anticipated operating results, the failure of the Company to achieve earnings estimates projected by market analysts or changes in earnings estimates by such analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions may have a significant effect on the market price of the Class A Common Stock.

     Immediate and Substantial Dilution; Dilutive Effect of Outstanding Options and Warrants. Purchasers of the Class A Common Stock offered hereby will suffer an immediate and substantial dilution, in the amount of $5.54 per share in net tangible book value per share as of June 30, 1996, based on an assumed initial public offering price of $9.00 per share. Such dilution computation does not take into account the further dilutive effect resulting from the exercise of outstanding options and warrants. As of June 30, 1996, there were 1,826,438 shares of Class A Common Stock and Class B Common Stock issuable upon the exercise of options and warrants outstanding on that date at exercise prices below the assumed offering price of $9.00 per share. If all of such outstanding options and warrants were exercised in full, the amount of dilution per share in net tangible book value per share to new investors would be $6.15. See "Dilution."

     Certain Anti-Takeover Provisions. The Board of Directors of the Company (the "Board") has the authority to issue up to 6,000,000 additional shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of shares of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present intention to issue additional shares of Preferred Stock. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change-in-control of the Company. This provision may also reduce the likelihood of an acquisition of the Company at a premium price by another person or entity. See "Description of Capital Stock -- Preferred Stock" and
"-- Delaware Law and Certain Provisions of Charter and By-Laws."

                                  THE COMPANY

     The Company was incorporated in December 1981 in the Commonwealth of Massachusetts and was reincorporated in the State of Delaware in May 1996 (the "Delaware Reincorporation"). All of the business activities described herein are conducted by the Company and its wholly-owned direct and indirect subsidiaries, and when used in this Prospectus, unless the context requires otherwise, the terms "Bitstream" and "Company" refer to Bitstream Inc. and all of its subsidiaries. The Company's executive offices are located at 215 First Street, Cambridge, Massachusetts 02142 and its telephone number is (617) 497-6222.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,100,000 shares of Class A Common Stock offered by the Company hereby, at an assumed initial public offering price of $9.00 per share are estimated to be approximately $16,627,000, after deducting the underwriting discounts and commissions and estimated offering expenses ($19,452,000 if the Underwriter's over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

     The Company currently intends to use a portion of the net proceeds of this Offering for the repayment of certain indebtedness described below, for working capital and other corporate purposes, including expansion of sales and marketing and customer support activities, investments in research and development and for acquisitions of complementary technologies, products or businesses that broaden or enhance the Company's current technology or product offerings. However, the Company has no specific commitments with respect to any such acquisitions. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.

     A portion of the proceeds of the Offering, totalling approximately $1,200,000, will be used to repay all of the Company's outstanding long-term and short-term borrowings and capitalized leases. As of June 30, 1996, such indebtedness included (i) a bank line of credit with $150,000 outstanding, bearing interest at a per annum rate equal to BayBank's "prime rate" ("Prime") +1.50% and maturing on June 15, 1997; (ii) an equipment line with $191,000 outstanding, bearing interest at a per annum rate of Prime +1.50% and maturing on March 18, 1999, the proceeds of which were used to purchase computer equipment and software; (iii) an equipment term loan with $83,000 outstanding, bearing interest at a per annum rate of Prime +2.00% and maturing on July 14, 1998; (iv) three capital leases with $3,000, $41,000 and $111,000 outstanding, respectively, bearing interest at a per annum rate of 8.00%, 8.64% and 9.00%, respectively, and expiring on August 1, 1996, February 10, 1997 and December 15, 2000, respectively; and (v) loans (the "Bridge Loans") from certain entities, including certain directors and principal stockholders of the Company (collectively, the "Bridge Lenders"), with $626,000 outstanding, including accrued interest, bearing interest at a per annum rate of 12.00% and maturing on October 22, 1996. See "Certain Transactions--Bridge Loans."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends on its capital stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company as of June 30, 1996 (i) on an actual basis, and (ii) as adjusted to reflect the estimated net proceeds from the sale of 2,100,000 shares of Class A Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."

                                                                         AS OF JUNE 30, 1996
                                                                     ----------------------------
                                                                      ACTUAL    AS ADJUSTED(1)(2)
                                                                     --------   -----------------
                                                                             (UNAUDITED)
                                                                            (IN THOUSANDS)
Short-term debt....................................................  $    916       $      --
                                                                     ========        ========
Long-term debt.....................................................  $    292       $      23
Stockholders' equity:
  Preferred stock, $.01 par value, no shares authorized, issued or outstanding; 6,000,000 shares authorized, no shares issued or
     outstanding, as adjusted......................................        --              --
  Convertible preferred stock, $.01 par value(1) --
     Class A -- 3,000,000 shares authorized, 2,782,575 shares
      issued and outstanding; 3,000,000 shares authorized, no
      shares issued or outstanding, as adjusted....................        28              --
     Class B -- 1,000,000 shares authorized, 391,162 shares issued and outstanding; 1,000,000 shares authorized, no shares
      issued or outstanding, as adjusted...........................         4              --
  Common Stock, $.01 par value --
     Class A -- 20,000,000 shares authorized, 288,646 shares issued and outstanding; 30,000,000 shares authorized, 5,361,663
      shares issued and outstanding, as adjusted...................         3              54
     Class B -- 1,333,333 shares authorized, 30,864 shares issued and outstanding; 500,000 shares authorized, 422,026 shares
      issued and outstanding, as adjusted..........................        --               4
  Additional paid-in capital.......................................    14,454          31,258
  Accumulated deficit..............................................   (11,586)        (11,586)
  Cumulative translation adjustment................................       (51)            (51)
                                                                     --------        --------
          Total stockholders' equity...............................     2,852          19,679
                                                                     --------        --------
          Total capitalization.....................................  $  3,144       $  19,702
                                                                     ========        ========

- ---------------
(1) After giving effect to the automatic conversion of all outstanding shares of Class A Preferred Stock and Class B Preferred Stock into 2,782,575 shares of Class A Common Stock and 391,162 shares of Class B Common Stock, respectively, on the date of this Prospectus. See "Description of Capital Stock."

(2) Includes 190,442 shares of Class A Common Stock issuable upon the exercise of options or warrants by certain Selling Stockholders immediately prior to this Offering, in connection with the sale of shares by them in the Offering, which exercise will result in approximately $200,000 of proceeds to the Company. Excludes 666,667 shares reserved for issuance pursuant to the 1996 Stock Plan. See "Management -- 1996 Stock Plan," "Principal and Selling Stockholders" and "Description of Capital Stock."

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1996 was approximately $2,711,000, or $0.78 per share of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"). Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock then outstanding, determined after giving effect to (i) the conversion of each three shares of stock into two shares of the same class in connection with the Delaware Reincorporation (the "2-for-3 Conversion"), and (ii) the conversion of all outstanding shares of Class A Preferred Stock and Class B Preferred Stock into 2,782,575 shares of Class A Common Stock and 391,162 shares of Class B Common Stock, respectively, upon effectiveness of the registration statement of which this Prospectus is a part (the "Effective Date"). See "Description of Capital Stock" and Notes 1 and 10 to "Notes to Consolidated Financial Statements." After giving effect to the sale of shares of Class A Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of June 30, 1996 would have been approximately $19,338,000, or $3.46 per share. This represents an immediate increase in pro forma net tangible book value of $2.68 per share to existing stockholders and an immediate dilution of $5.54 per share to new investors purchasing shares of Class A Common Stock in this Offering. The following table illustrates this dilution:

    Assumed initial public offering price per share......................            $9.00
      Pro forma net tangible book value per share before Offering........  $0.78
      Increase in pro forma net tangible book value per share
         attributable to new investors...................................   2.68
                                                                           -----
    Pro forma net tangible book value per share after Offering...........             3.46
                                                                                     -----
    Pro forma net tangible book value dilution per share to new
      investors..........................................................            $5.54
                                                                                     =====

     The following table sets forth on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price paid per share by existing stockholders and by the new investors purchasing shares of Class A Common Stock from the Company in this Offering at an assumed initial offering price of $9.00 per share (before deducting underwriting discounts and commissions and estimated offering expenses), after giving effect to (i) the 2-for-3 Conversion, and (ii) the conversion of all outstanding shares of Class A Preferred Stock and Class B Preferred Stock into 2,782,575 shares of Class A Common Stock and 391,162 shares of Class B Common Stock, respectively, upon the Effective Date.

                                          SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                        ---------------------     -----------------------       PRICE
                                         NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                        ---------     -------     -----------     -------     ---------
Existing stockholders.................  3,493,247       62.5%     $15,201,000       44.6%       $4.35
New investors.........................  2,100,000       37.5       18,900,000       55.4%        9.00
                                        ---------      -----       ----------      -----
Total.................................  5,593,247      100.0%     $34,101,000      100.0%
                                        =========      =====       ==========      =====

     As of June 30, 1996, there were 1,826,438 shares of Class A Common Stock issuable upon the exercise of options and warrants outstanding on that date at exercise prices below the assumed offering price of $9.00 per share. The issuance of shares upon exercise of these options and warrants is not reflected in the preceding tables. If all of these outstanding options and warrants were exercised in full, the dilution per share to new investors would be $6.15. Such exercises would increase the number of shares held by existing stockholders to 5,319,685 shares, or 71.7% of the total number of shares of Common Stock to be outstanding after this Offering, and would (i) decrease the number of shares held by new investors to 28.3% of the total number of shares of Common Stock to be outstanding after this Offering, (ii) increase the total consideration paid to the Company by existing stockholders to $16,984,000 or 47.3% of the total consideration paid to the Company, and (iii) decrease the average price per share paid by existing stockholders to $3.19.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of September 30, 1994 and 1995 and December 31, 1995 and for each of the three years in the period ended September 30, 1995 and for the three months ended December 31, 1995, have been derived from, and are qualified by reference to, the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon is included elsewhere in this Prospectus. The selected consolidated financial data presented below as of September 30, 1991, 1992 and 1993 and for each of the two years in the period ended September 30, 1992 have been derived from, and are qualified by reference to, the Company's audited financial statements, which are not included in this Prospectus. The selected consolidated financial data as of June 30, 1996 and for the six month periods ended June 30, 1995 and June 30, 1996 have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated statement of operations data for the three months ended December 31, 1994 have been derived from the unaudited consolidated financial statements of the Company, which are not included in this Prospectus. In the opinion of management, the unaudited financial statements of the Company have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of financial position and results of operations for these periods. Results for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the fiscal year ending December 31, 1996 or for any future period. The selected consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, the Consolidated Financial Statements of the Company and Notes thereto, with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus, and other financial data appearing elsewhere herein.

                                                                             YEAR ENDED SEPTEMBER 30,
                                                              -------------------------------------------------------
                                                                1991         1992        1993        1994       1995
                                                              --------      -------     -------     ------     ------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues...................................................   $ 25,093      $20,548     $17,430     $9,832     $8,970
Cost of revenues...........................................      7,897        5,433       6,276      2,299      1,579
                                                              --------      -------     -------     ------     ------
 Gross profit..............................................     17,196       15,115      11,154      7,533      7,391
                                                              --------      -------     -------     ------     ------
Operating expenses:
 Marketing and selling.....................................     12,086       10,530       9,080      3,334      3,264
 Research and development..................................      5,512        5,686       3,536      1,534      1,071
 General and administrative................................      2,799        2,237       3,006      1,281      1,261
 Restructuring charge......................................      6,618           --          --        365         --
                                                              --------      -------     -------     ------     ------
       Total operating expenses............................     27,015       18,454      15,622      6,514      5,596
                                                              --------      -------     -------     ------     ------
Operating income (loss)....................................     (9,819)      (3,339)     (4,468)     1,019      1,795
                                                              --------      -------     -------     ------     ------
Other income (expense), net................................       (514)        (107)        (18)       (40)        11
                                                              --------      -------     -------     ------     ------
Provision for (benefit from) income taxes..................        (71)         178         319        133        118
                                                              --------      -------     -------     ------     ------
Net income (loss)..........................................   $(10,262)     $(3,624)    $(4,805)    $  846     $1,688
                                                              ========      =======     =======     ======     ======
Pro forma net income per common and common equivalent
 share(2)..................................................                                                    $  .38
                                                                                                               ======
Pro forma weighted average common and
 common equivalent shares outstanding(2)...................                                                     4,984
                                                                                                               ======


                                                                  THREE MONTHS             SIX MONTHS
                                                               ENDED DECEMBER 31,        ENDED JUNE 30,
                                                             ----------------------     -----------------
                                                               1994(1)       1995(1)     1995       1996
                                                              ---------     ---------   ------     ------
                                                             (UNAUDITED)                   (UNAUDITED)
                                                              <
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues...................................................    $ 2,276       $2,355     $4,774     $5,411
Cost of revenues...........................................        273          411        794        808
                                                               -------       ------     ------     ------
 Gross profit..............................................      2,003        1,944      3,980      4,603
                                                               -------       ------     ------     ------
Operating expenses:
 Marketing and selling.....................................        740          978      1,691      2,145
 Research and development..................................        255          331        547        680
 General and administrative................................        266          385        773        776
 Restructuring charge......................................         --           --         --         --
                                                               -------       ------     ------     ------
       Total operating expenses............................      1,261        1,694      3,011      3,601
                                                               -------       ------     ------     ------
Operating income (loss)....................................        742          250        969      1,002
                                                               -------       ------     ------     ------
Other income (expense), net................................         (2)          17        (37)       (44)
                                                               -------       ------     ------     ------
Provision for (benefit from) income taxes..................         17         (471)        83        (86)
                                                               -------       ------     ------     ------
Net income (loss)..........................................    $   723       $  738     $  849     $1,044
                                                               =======       ======     ======     ======
Pro forma net income per common and common equivalent
 share(2)..................................................                  $  .17                $  .24
                                                                             ======                ======
Pro forma weighted average common and
 common equivalent shares outstanding(2)...................                   4,705                 4,745
                                                                             ======                ======

                                                                                 AS OF SEPTEMBER 30,
                                                              ---------------------------------------------------------
                                                               1991         1992        1993         1994         1995
                                                              -------      ------      -------      -------      ------
                                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................     $ 1,347      $  347      $ 1,068      $   654      $  523
Working capital (deficit)................................       2,804        (976)      (2,266)        (920)        881
Total assets.............................................      11,347       7,895        5,029        2,640       3,194
Long-term obligations....................................       1,049         566           17          125         124
Stockholders' equity (deficit)...........................       3,760         153       (2,803)      (3,041)      1,066


                                                           AS OF DECEMBER 31,      AS OF JUNE 30,
                                                                1995(1)                 1996
                                                           ------------------      ---------------

                                                                                     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................        $  390                $   686
Working capital (deficit)................................         1,254                  1,729
Total assets.............................................         4,328                  5,957
Long-term obligations....................................           210                    292
Stockholders' equity (deficit)...........................         1,806                  2,852

- ---------------

(1) Effective December 31, 1995, the Company changed its fiscal year end from a fiscal year end of September 30 to a calendar year end. The current fiscal year commenced January 1, 1996. Because of this change in fiscal year, the Company is presenting certain consolidated statement of operations data for the three months ended December 31, 1994 and December 31, 1995, as well as consolidated balance sheet data as of December 31, 1995.

(2) Calculated on the basis described in Note 3 of Notes to the Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Bitstream develops and markets software products and technologies to enhance the creation, transport, viewing and printing of electronic documents. The Company primarily licenses its products and technologies to OEMs and ISVs for inclusion in their output devices, embedded systems, applications, Internet authoring tools, World Wide Web browsers and other products.

     Prior to July 1993, the Company's principal marketing strategy was to sell its software products directly to end users through the computer software reseller channel. Although not its primary focus, prior to this time the Company also marketed its technology directly to OEMs and ISVs and licensed customized type products to corporate customers. In fiscal year 1993, the Board decided to curtail product distribution through the computer software reseller channel and to concentrate the efforts of the Company on the development and sale of technology and products to OEM and ISV customers. In conjunction with this shift in strategic focus, the Board reorganized the Company's operations, recapitalized the Company's financial structure, changed senior management and restructured the Company's type design group. This reorganization included, among other things: (i) the elimination and consolidation of departments, which resulted in a reduction in the total number of Company employees from approximately 235 in early 1993 to approximately 60 in late 1994; (ii) the closing of the Company's disk duplication and distribution facility in Clinton, Massachusetts; and (iii) a shift in product development and marketing emphasis away from the design of new type styles to the development of enabling technologies, such as TrueDoc. The shift in strategic focus took place over a period from approximately July 1993 through September 1994, and, related thereto, the Company incurred a restructuring charge of $365,000 during its fiscal year ended September 30, 1994, principally relating to severance obligations to terminated employees.

     The Company derives revenues principally from the following sources: (i) licensing fees and royalty payments paid by OEM and ISV customers; (ii) direct sales of custom and other type products to end users such as graphic artists, desktop publishers and corporations; and (iii) sales of type products to foreign customers primarily through distributors. Royalty payments due from OEM and ISV customers, who generally pay specified minimums or fixed fees for the right to include the Company's products as a component of a larger product for a specified time period or volume limit, are generally recognized as revenue at the time the software is delivered to the OEM or ISV customer. If the royalty payments are to be received over a period of time greater than one year, the amount recognized is discounted to the present value of the future minimum payments. Certain OEM and ISV customers pay royalties only upon the sublicensing of the Company's products to end users. Royalties due from these OEM and ISV customers are recognized when such sublicenses are reported to the Company by the OEM or ISV customer. Revenues from sales to end users and foreign distributors are generally recognized at the time the software products are delivered to the customer.

     Cost of revenues is comprised of direct costs of licenses and royalties, as well as direct costs of product sales to end users. Included in cost of licenses and royalties are fees paid to third parties for the development or license of rights to technology and/or unique typeface designs and the costs incurred in the fulfillment of custom orders from OEM and ISV customers. Included in cost of product sales to end users and distributors are the direct costs associated with the duplication, packaging and shipping of products.

     Operating expenses consist primarily of sales and marketing expenses (principally sales compensation and commissions), research and development expense and general and administrative expenses. In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed, the Company has, since 1991, expensed research and development costs as incurred. See Note 1 to Notes to Consolidated Financial Statements.

     Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements relating to future events or the future financial performance of the Company that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed in this section, the section entitled "Risk Factors" as well as those discussed elsewhere in this Prospectus.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of revenues represented by certain items reflected in the Company's Statements of Operations Data for the periods presented.

                                                                      THREE MONTHS       SIX MONTHS
                                                                     ENDED DECEMBER        ENDED
                                                  YEAR ENDED SEPTEMBER 30,      31,       JUNE 30,
                                          -----------------------------------------
                                                                     --------------    --------------
                                          1993     1994     1995     1994     1995     1995     1996
                                          -----    -----    -----    -----    -----    -----    -----
                                                                        (UNAUDITED)     (UNAUDITED)
Revenues................................  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenues........................   36.0     23.4     17.6     12.0     17.5     16.6     14.9
                                          -----    -----    -----    -----    -----    -----    -----
  Gross profit..........................   64.0     76.6     82.4     88.0     82.5     83.4     85.1
                                          -----    -----    -----    -----    -----    -----    -----
Operating expenses:
  Marketing and selling.................   52.1     33.9     36.4     32.5     41.5     35.4     39.7
  Research and development..............   20.3     15.6     11.9     11.2     14.1     11.5     12.6
  General and administrative............   17.3     13.0     14.0     11.7     16.4     16.2     14.3
  Restructuring charge..................     --      3.7       --       --       --       --       --
                                          -----    -----    -----    -----    -----    -----    -----
     Total operating expenses...........   89.7     66.2     62.3     55.4     72.0     63.1     66.6
                                          -----    -----    -----    -----    -----    -----    -----
Operating income (loss).................  (25.7)    10.4     20.1     32.6     10.5     20.3     18.5
                                          -----    -----    -----    -----    -----    -----    -----
Other income (expense), net.............  (0.10)    (0.4)      --     (0.1)     0.8     (0.8)    (0.8)
                                          -----    -----    -----    -----    -----    -----    -----
Provision for (benefit from) income
  taxes.................................    1.8      1.4      1.3      0.8    (20.0)     1.7     (1.6)
                                          -----    -----    -----    -----    -----    -----    -----
Net income (loss).......................  (27.5)%    8.6%    18.8%    31.7%    31.3%    17.8%    19.3%
                                          =====    =====    =====    =====    =====    =====    =====

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Revenues. Revenues for the six months ended June 30, 1996 increased by $637,000, or 13.3%, to approximately $5.4 million, compared to approximately $4.8 million for the six months ended June 30, 1995. Revenues from OEM and ISV customers for the six months ended June 30, 1996 increased by $806,000, or 22.5%, to approximately $4.4 million, from approximately $3.6 million for the six months ended June 30, 1995, reflecting the continued strengthening of the Company's OEM and ISV business. Revenues from end users and distributors for the six months ended June 30, 1996 declined by $168,000, or 14.1%, to approximately $1.0 million, from approximately $1.2 million for the six months ended June 30, 1995. The Company does not expect sales of products to end users through the domestic computer software reseller channel to be material in the future.

     Gross Profit. Gross profit for the six months ended June 30, 1996 increased by $623,000, or 15.7%, to approximately $4.6 million, compared to approximately $4.0 million for the six months ended June 30, 1995. Gross profit as a percentage of revenues for the six months ended June 30, 1996 increased to 85.1%, compared to 83.4% for the six months ended June 30, 1995. The increase in gross profit as a percentage of revenues reflects the increase in the percentage of revenues from OEM and ISV sales and a decrease in costs of licensing fees and royalties. Gross profit and gross profit as a percentage of revenues in the future may be affected by a variety of factors including third party licensing fees and royalties, pricing of the Company's products and changes in the product mix of the Company's revenues.

     Marketing and Selling. Marketing and selling expenses for the six months ended June 30, 1996 increased by $454,000 or 26.8%, to approximately $2.1 million, compared to approximately $1.7 million for the six months ended June 30, 1995. In future periods, the Company believes marketing and selling expenses may increase in absolute dollars due to higher levels of sales commissions and higher levels of promotional activities in support of new product introductions.

     Research and Development. Research and development expenses for the six months ended June 30, 1996 increased by $133,000 or 24.3%, to $680,000 from $547,000 for the six months ended June 30, 1995, reflecting the addition of personnel to support expanded development of the Company's enabling technologies. Research and development expenses consist primarily of personnel costs and fees paid for outside software development and consulting fees. The Company expects to increase research and development expenditures in absolute dollars in future periods to support development of current and future products and technologies.

     General and Administrative. General and administrative expenses for the six months ended June 30, 1996 increased slightly to $776,000, compared to $773,000 for the six months ended June 30, 1995. As a percentage of revenues, general and administrative expenses declined to 14.3% for the six months ended June 30, 1996 from 16.2% for the six months ended June 30, 1995.

     The Company recorded a tax benefit of $86,000 for the six months ended June 30, 1996. This benefit consisted of a reduction of the valuation allowance for deferred tax assets by $158,000 partially offset by a current tax provision of $72,000. The reduction to the valuation allowance is primarily based upon estimated future utilization of net operating loss carryforwards and federal tax credits. The Company recorded a tax provision of $83,000, reflecting an effective tax rate of 8.9%, for the six months ended June 30, 1995. See Note 4 to Notes to Consolidated Financial Statements.

  THREE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1994

     Revenues. Revenues for the three months ended December 31, 1995 increased by $79,000, or 3.5%, to approximately $2.4 million, compared to $2.3 million for the three months ended December 31, 1994. This increase is due to the 18.0% increase in revenues from product sales to OEM and ISV customers, from approximately $1.5 million to $1.8 million, offset by a 26.8% decrease in product sales to end users and distributors to $540,000 from $738,000.

     Gross Profit. Gross profit for the three months ended December 31, 1995 decreased by $59,000, or 2.9%, to approximately $1.9 million, compared to approximately $2.0 million for the three months ended December 31, 1994. Gross profit as a percentage of revenues for the three months ended December 31, 1995 declined to 82.5%, compared to 88.0% for the three months ended December 31, 1994. The decrease in gross profit as a percentage of revenues reflects an increase in third party royalties and development fees.

     Marketing and Selling. Marketing and selling expenses for the three months ended December 31, 1995 increased by $238,000, or 32.2%, to $978,000, from $740,000 for the three months ended December 31, 1994 as a result of additional sales personnel and marketing programs needed to support new products.

     Research and Development. Research and development expenses for the three months ended December 31, 1995 increased by $76,000, or 29.8%, to approximately $331,000, from approximately $255,000 for three months ended December 31, 1994. The increase in research and development costs was due to higher outside consulting fees and the hiring of an additional person into the Company's software engineering group.

     General and Administrative. General and administrative expenses for the three months ended December 31, 1995 increased by $119,000, or 44.7%, to $385,000, from $266,000 for the three months ended December 31, 1994 reflecting an increase in payroll related costs in the three months ended December 31, 1995.

     The Company recorded a tax benefit of $471,000 for the three months ended December 31, 1995. This benefit consisted of the recognition of a net deferred tax asset, of $600,000 partially offset by a current tax provision of $129,000. The recognized deferred tax asset is based primarily upon estimated future utilization of net operating loss carryforwards and federal tax credits. See
Note 4 to Notes to the Consolidated Financial Statements.

  YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO YEAR ENDED SEPTEMBER 30, 1994

     Revenues. Revenues for the fiscal year ended September 30, 1995 decreased by $862,000, or 8.8%, to approximately $9.0 million, compared to approximately $9.8 million for the fiscal year ended September 30, 1994. Revenues from product sales to OEM and ISV customers for the fiscal year ended September 30, 1995 increased by $568,000, or 9.9%, to approximately $6.3 million, from approximately $5.8 million for the fiscal year ended September 30, 1994, as a result of the continuing acceptance of the Company's type products and enabling technologies by OEM and ISV customers, as well as the license by eight OEM and ISV customers of the Company's TrueDoc technology. Revenues from product sales to end users and distributors for the fiscal year ended September 30, 1995 declined by approximately $1.4 million, or 35.2%, to $2.6 million, from $4.1 million for the fiscal year ended September 30, 1994, as a result of the Company's withdrawal from the computer software reseller channel beginning in fiscal year 1993. Revenue from sales to corporate end users and foreign distributors contributed the majority of revenue in this category for the first time in the fiscal year ended September 30, 1995.

     Gross Profit. Gross profit for the fiscal year ended September 30, 1995 decreased by $142,000, or 1.2%, to approximately $7.4 million, compared to approximately $7.5 million for the fiscal year ended September 30, 1994. Gross profit as a percentage of revenues for the fiscal year ended September 30, 1995 increased to 82.4%, compared to 76.6% for the fiscal year ended September 30, 1994. The increase in gross profit as a percentage of revenue reflects the decline in the costs of product sales to end users and distributors in the fiscal year ended September 30, 1995 to $500,000, compared to approximately $1.4 million in the fiscal year ended September 30, 1994, arising from a decline in royalties paid on products sold in the domestic computer software reseller channel. The Company also realized a reduction in expenses resulting from the closing of its Clinton, Massachusetts disk duplication and distribution facility.

     Marketing and Selling. Marketing and selling expenses for the fiscal year ended September 30, 1995 remained relatively constant at approximately $3.3 million, compared to fiscal year ended September 30, 1994, although a greater percentage of marketing and selling expenses in the fiscal year ended September 30, 1995 were in the area of OEM and ISV sales and marketing activities than in the fiscal year ended September 30, 1994.

     Research and Development. Research and development expenses for the fiscal year ended September 30, 1995 decreased by $463,000, or 30.2%, to approximately $1.1 million, compared to approximately $1.5 million for the fiscal year ended September 30, 1994. The decrease in research and development expenses was due to the full year impact of the Company's decision to restructure its type design group in the prior fiscal year. The decrease in research and development expenses related to the design of new type products was offset in part by an increase in personnel in the Company's engineering group, which is responsible for developing software products such as the Company's enabling technologies and TrueDoc.

     General and Administrative. General and administrative expenses for the fiscal year ended September 30, 1995 decreased by $20,000, or 1.6%, and remained at approximately $1.3 million for the fiscal year ended September 30, 1995 as compared to the fiscal year ended September 30, 1994.

     The Company's effective tax rate for the fiscal year ended September 30, 1995 was 6.5% compared to 13.6% for the fiscal year ended September 30, 1994, reflecting foreign withholding taxes and its utilization of available net operating loss and tax credit carryforwards for federal and state income tax purposes. At September 30, 1995, the Company had available net operating loss carryforwards for income tax purposes of approximately $10.3 million and federal tax credit carryforwards of approximately $2.0 million.

  YEAR ENDED SEPTEMBER 30, 1994 COMPARED TO YEAR ENDED SEPTEMBER 30, 1993

     Revenues. Revenues for the fiscal year ended September 30, 1994 decreased by approximately $7.6 million, or 43.6%, to approximately $9.8 million, compared to approximately $17.4 million for the fiscal year ended September 30, 1993. Revenues from product sales to OEM and ISV customers for the fiscal year ended September 30, 1994 decreased by approximately $4.7 million, or 44.8%, to approximately $5.8 million, from approximately $10.5 million for the fiscal year ended September 30, 1993, as a result of a sharp decline in typeface prices, as well as the lack of new product introductions in the area of OEM and ISV enabling technologies. Revenues from product sales to end users and distributors for the fiscal year ended September 30, 1994 decreased by approximately $2.8 million, or 41.1%, to approximately $4.1 million, from approximately $6.9 million for the fiscal year ended September 30, 1993, due to the Company's continuing withdrawal from the computer software reseller channel. In the fiscal year ended September 30, 1994, the Company continued a shift in strategic focus which commenced in approximately July 1993 to concentrate the efforts of the Company on the development and sale of technology and products to OEM and ISV customers and to curtail product distribution through the computer software reseller channel. In conjunction with this shift in strategic focus, the Company reorganized its operations, reduced its workforce, changed senior management and restructured its type design group.

     Gross Profit. Gross profit for the fiscal year ended September 30, 1994 decreased by approximately $3.6 million, or 32.5%, to approximately $7.5 million, compared to approximately $11.2 million for the fiscal year ended September 30, 1993, as a result of the corresponding decrease in revenues. Gross profit as a percentage of revenues for the fiscal year ended September 30, 1994 increased to 76.6%, compared to 64.0% for the fiscal year ended September 30, 1993, reflecting sales of a substantial amount of end user inventories through the domestic computer software reseller channel during fiscal 1993 at sharply discounted levels. The increase in gross profit as a percentage of revenues was offset, in part, by minimum royalty commitments due to third party licensors in the fiscal year ended September 30, 1994.

     Marketing and Selling. Marketing and selling expenses for the fiscal year ended September 30, 1994 decreased by approximately $5.7 million, or 63.3%, to approximately $3.3 million, compared to approximately $9.1 million for the fiscal year ended September 30, 1993, as a result of the Company's curtailment of product distribution through the computer software reseller channel, which had accounted for the majority of sales and marketing personnel, as well as advertising and promotional costs.

     Research and Development. Research and development expenses for the fiscal year ended September 30, 1994 decreased by approximately $2.0 million, or 56.6%, to approximately $1.5 million, compared to approximately $3.5 million for the fiscal year ended September 30, 1993. The decrease in research and development costs was due to the Company's decision to restructure its type design group as part of its shift in strategic focus.

     General and Administrative. General and administrative expenses for the fiscal year ended September 30, 1994 decreased by approximately $1.7 million, or 57.4%, to approximately $1.3 million, from approximately $3.0 million for the fiscal year ended September 30, 1993, reflecting the reduction in the number of administrative personnel which occurred in connection with the Company's business reorganization.

     During the fiscal year ended September 30, 1994, the Company recorded a restructuring charge totalling $365,000 relating to the reorganization of its operations, principally consisting of severance pay for terminated employees, and a loss of $53,000 recognized on the disposition of certain property and equipment.

     The Company's effective tax rate for the fiscal year ended September 30, 1994 was 13.6% compared to 7.1% for the fiscal year ended September 30, 1993, reflecting foreign withholding tax and its utilization of available net operating loss and tax credit carryforwards for federal and state income tax purposes. At September 30, 1994 the Company had available net operating loss carryforwards of approximately $12 million, and federal tax credit carryforwards of approximately $1.9 million.

QUARTERLY RESULTS

     The following table sets forth certain consolidated statements of operations data for each of the Company's last ten quarters during the period ended June 30, 1996. This quarterly information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and, in management's opinion, reflects all adjustments, consisting only of normally recurring adjustments, necessary for the fair presentation of financial condition and results of operations for these periods. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                THREE MONTHS ENDED
                 ----------------------------------------------------------------------------------------------------------------
                  MARCH                  SEPT.                  MARCH                  SEPT.                  MARCH
                   31,      JUNE 30,      30,      DEC. 31,      31,      JUNE 30,      30,      DEC. 31,      31,      JUNE 30,
                   1994       1994        1994       1994        1995       1995        1995       1995        1996       1996
                 --------   ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Revenues        $2,995      $2,853     $2,222      $2,276     $2,352     $ 2,422     $1,920      $2,355     $2,706      $2,705
  Cost of
    revenues         732         641        591         273        457         337        512         411        356         452
                  ------      ------     ------      ------     ------      ------     ------      ------     ------      ------
    Gross
      profit       2,263       2,212      1,631       2,003      1,895       2,085      1,408       1,944      2,350       2,253
                  ------      ------     ------      ------     ------      ------     ------      ------     ------      ------
  Operating
    expenses:
    Marketing
      and
      selling        753         686        863         740        808         883        833         978      1,106       1,039
    Research
      and
    development      351         294        322         255        264         283        269         331        333         347
    General and
 administrative      278         349        325         266        369         404        222         385        399         377
                  ------      ------     ------      ------     ------      ------     ------      ------     ------      ------
        Total
      operating
       expenses    1,382       1,329      1,510       1,261      1,441       1,570      1,324       1,694      1,838       1,763
                  ------      ------     ------      ------     ------      ------     ------      ------     ------      ------
  Operating
    income
    (loss)           881         883        121         742        454         515         84         250        512         490
                  ------      ------     ------      ------     ------      ------     ------      ------     ------      ------
  Other income
    (expense),
    net              (15)        (13)        (1)         (2)       (14)        (23)        50          17         (9)        (35)
                  ------      ------     ------      ------     ------      ------     ------      ------     ------      ------
  Provision for
    (benefit
    from)
    income
    taxes             55           7         57          17         40          43         18        (471)       (37)        (49)
                  ------      ------     ------      ------     ------      ------     ------      ------     ------      ------
  Net income
    (loss)        $  811      $  863     $   63      $  723     $  400      $  449     $  116      $  738     $  540      $  504
                  ======      ======     ======      ======     ======      ======     ======      ======     ======      ======

     The Company's European business is significant and has historically been negatively affected during the three months ended September 30 due to the summer closing or slowdown of several European customers. In addition, the timing of OEM and ISV revenues is difficult to forecast and may vary from quarter to quarter due to a number of factors including new product developments, announcements of products by the Company, announcements of its competitors, or its customers, and delays in customer purchases in anticipation of industry developments. Moreover, the Company does not operate with a significant backlog and often tends to realize a disproportionate share of its revenues in the last few weeks of a fiscal quarter, thereby impairing the Company's ability to accurately forecast quarter-to-quarter sales results. Due to the foregoing factors, it is likely that in one or more future fiscal quarters the Company's operating results may be below the expectations of public market analysts and investors. Such an event would have a material adverse effect on the market price of the Class A Common Stock.

     The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations primarily through cash flow from operations, the private sale of equity securities, bank indebtedness and the Bridge Loans. See "Certain Transactions -- Bridge Loans." The Company's operating activities used cash of approximately $1.5 million in the fiscal year ended September 30, 1993, and provided cash of approximately $339,000 and $248,000 for the fiscal years ended September 30, 1994 and 1995, respectively. The Company's investing activities used cash of $26,000, $65,000 and $137,000 for the fiscal years ended September 30, 1993, 1994 and 1995, respectively. The Company's financing activities provided approximately $2.3 million in cash in fiscal year 1993, primarily from the sale of preferred stock, and used cash of $688,000 and $242,000 in fiscal years 1994 and 1995, respectively, to fund a net reduction of outstanding debt. As of June 30, 1996, the Company had cash and cash equivalents of $686,000 and working capital of approximately $1.9 million. Additionally, as of June 30 1996, the Company had approximately $1.2 million in outstanding long and short-term indebtedness, of which $424,000 was outstanding under its line of credit and equipment loan facilities with a bank, $156,000 constituted outstanding capitalized lease obligations and $626,000 constituted outstanding indebtedness, including accrued interest under the Bridge Loans. The bank credit facilities consist of a $1.0 million working capital line, with availability based on a percentage of accounts receivable, and a $500,000 equipment line. All such indebtedness will be repaid out of the proceeds of the Offering. See "Use of Proceeds."

     At June 30, 1996, the Company recorded a net deferred tax asset of $758,000, related principally to the Company's federal and state net operating loss carryforwards. As of June 30, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $8.7 million, and federal tax credit carryforwards of approximately $2.2 million. These loss carryforwards are available to reduce federal and state taxable income in future years. The Company has established a partial valuation allowance against its deferred tax assets to reflect uncertainties with respect to the full realization of such assets. In determining the amount of valuation allowance required, the Company considers numerous factors including historical profitability, estimated future taxable income and the volatility of the industry in which it operates. See Note 4 to Notes to the Consolidated Financial Statements.

     The Company believes that the cash generated from the proceeds of this Offering, cash from operations and current cash balances will be sufficient to meet the Company's operating capital requirements for at least the next 12 months. There can be no assurance, however, that the Company will not require additional financing in the future. If the Company were required to obtain additional financing in the future, there can be no assurance that sources of capital will be available on terms favorable to the Company, if at all.

                                    BUSINESS

GENERAL

     Bitstream develops and markets software products and technologies to enhance the creation, transport, viewing and printing of electronic documents. The Company's products and technologies consist of (i) type products, such as libraries of type designs (fonts) and custom type products; (ii) enabling technologies, which deliver typographic capabilities to hardware output devices and software applications; and (iii) TrueDoc, a portable type technology providing for the efficient distribution of text, with fidelity, in a highly compressed format. The Company's enabling technologies and TrueDoc allow text-based digital information to maintain its intended appearance in any computing environment. In addition, beginning in the first half of 1997, the Company expects to market a family of TrueDoc-enhanced portable document products that are based upon Novell's portable document technology, Envoy, and provide a portable document solution that addresses both text and graphics in a simplified and resource-efficient application. Pursuant to the Envoy License, the Company has obtained from Novell certain rights to market and distribute Envoy. The Company primarily licenses its products and technologies to OEMs and ISVs for inclusion in their output devices, embedded systems, applications, Internet authoring tools, World Wide Web browsers and other products.

     Bitstream was founded in 1981 as a digital type supplier to computer hardware and software developers. The Company's library of type products is used by OEMs, ISVs and end users around the world in the creation of electronic documents. The Company was also an early developer of typographic enabling software for hardware and software developers. Its font processor products are used to provide type scaling functionality to operating systems, network servers and a wide variety of computer printers and other output devices. Recently, the Company has focused its product development and marketing efforts on technology solutions that address the font-related issues of document portability in the Internet and corporate intranets.

INDUSTRY BACKGROUND

     The rapid growth in the use of personal computers, advanced software applications and laser printers has dramatically transformed the document creation, production and distribution process, giving rise to the widespread use of word processing and desktop publishing applications. Underlying the growth in word processing and desktop publishing were enabling technologies such as page description languages, printer control languages and outline font technologies. Adobe Systems Corporation's PostScript Type One format ("Type One"), the original outline font technology, gained acceptance among graphic artists and the high-end electronic publishing market due to the technology's close links to high-resolution output devices used in service bureaus and publishing houses. TrueType was developed by Apple as an alternative outline font technology to Type One and is integrated into the Windows and Macintosh operating systems. While capable of producing high-quality printed images and documents, these technologies were designed to operate as part of stand-alone systems. As a result, users were required to invest in expensive hardware and software combinations to enable competing technologies to co-exist and work together in the same environment. The problems presented by such competing standards have been further complicated by the adoption of multi-vendor client/server network architectures and the advent of new distribution media, including the Internet, corporate intranets, and new classes of information appliances.

     The increased use of distributed client/server network architectures in the 1990s has resulted in complex computing environments comprised of mixed operating systems and multiple networking protocols. To create, transport, view and print text-based digital information in such an environment, while preserving the appearance intended by the document's author, each individual computer must have resident on it specific font software and hardware drivers to display or print the document as the author intended. If a user's system should lack a particular typeface used by the author or attempt to output a document to a device that differs from the device on which the document was originally created, the user's end-product often lacks the appearance intended by the creator. For example, if an output device prints a document with a font used in substitution of the author's original font, a complete loss of original pagination or formatting within the document can often result. Such a result would make it difficult, if not impossible, for multiple users to review and comment collaboratively on the same document. Difficulties in retaining text integrity can be further complicated when users try to incorporate non-Latin fonts such as Kanji, Greek or Hebrew, because font substitution for non-Latin fonts is typically not available in most operating systems and output devices.

     Currently, techniques used to present text and graphics are based on existing desktop publishing technologies and, when used in new distribution media, often result in a loss of visual integrity, degraded system performance, or both. To efficiently deliver digital information that retains the author's intended visual impression, computer systems must utilize enabling technologies that reduce file size, minimize bandwidth consumption and operate reliably across heterogeneous computing environments.

THE BITSTREAM SOLUTION

     Bitstream markets products and technologies that provide the ability to create, view, transport and print documents without regard to the specific computing platforms, operating systems or resident applications used to create or view the original document. The Company's enabling technologies and TrueDoc allow text-based digital information to maintain its intended appearance in any computing environment. Based upon technology developed over the last six years, Bitstream's enabling technologies and its TrueDoc portable type technology allow OEMs and ISVs to embed compact, portable type information into output devices, embedded systems, applications, Internet authoring tools, World Wide Web browsers and other products. In addition, with TrueDoc-enhanced Envoy technology, the Company expects to provide a portable document solution that addresses both text and graphics in a simplified and resource-efficient application.

STRATEGY

     Bitstream's goal is to become the leading supplier of type products, enabling technologies and portable document products for the creation, transport, viewing and printing of electronic documents. Key elements of the Company's strategy include the following:

     Maintain Technology Leadership. Since its founding over 15 years ago, Bitstream has played a leading role in the development of industry-standard type products and enabling technologies (e.g. font processing software). Recently, Bitstream has been actively developing font portability and compression technology. The Company has built substantial expertise in digital type design and production, technical font formats, and font portability and compression software. Bitstream intends to continue to develop or acquire technology to support its leadership position in these areas.

     Expand OEM and ISV Distribution Channels. In fiscal year 1993, the Board decided to curtail product distribution through the computer software reseller channel and to concentrate the efforts of the Company on the development and sale of technology and products to OEM and ISV customers. The Company believes that marketing to OEMs and ISVs provides it with the opportunity to build a base of revenue and to minimize production, marketing and inventory costs. The Company plans to continue to place significant emphasis on building its OEM and ISV customer base.

     Extend Technology to New Markets. The Company believes that certain features of its products such as their small file and application size, high typographic quality, performance, system scalability and cross-platform portability will facilitate their adaptation to new and emerging markets. These markets include the Internet, corporate intranets, embedded systems, multi-function devices (e.g. combined printer/fax/copiers) and information appliances. Bitstream is currently developing, adapting and marketing its enabling technologies and type products to third parties whose products address these new and developing markets.

     Promote and Expand the Use of Portable Documents. As the use of the Internet and corporate intranets grows, the Company believes that the need for efficient portable document technology will increase. The Company intends to promote the use of TrueDoc-enhanced Envoy technology in a variety of communications and electronic publishing-related applications and to seek to establish Envoy as a preferred portable document solution.

     Support Industry Standards. Bitstream's products have been designed to support existing typographic standards, such as TrueType and Type One, and to be embedded within full-featured products produced by OEMs and ISVs. The Company's products have also been designed to function in multi-platform computing environments, including Windows, UNIX and Macintosh. The Company plans to continue to promote the use of its products in multi-vendor configurations and is a member of the World Wide Web Consortium and the Unicode Consortium.

PRODUCTS

     The Company's products and technologies consist of (i) type products, such as libraries of type designs (fonts) and custom type products; (ii) enabling technologies, which deliver typographic capabilities to hardware output devices and software applications; and (iii) TrueDoc, portable type technology providing for the efficient distribution of text, with fidelity, in a highly compressed format. In addition, beginning in the first half of 1997, the Company expects to market a family of TrueDoc-enhanced portable document products that are based upon Novell's portable document technology, Envoy, and provide a portable document solution that addresses both text and graphics in a simplified and resource-efficient application.

  Type Products

     Bitstream has developed a library of over 1,400 digital typefaces deliverable in industry-standard font formats (such as TrueType or Type One). Approximately 1,200 of these typefaces are for use with English or other western European language-based computer systems. This large number of typefaces is necessary to support OEMs and ISVs focused on the graphic arts market, who are accustomed to having a wide variety of type designs to choose from. The remainder of the Company's type designs are non-western language typefaces such as Kanji, Greek, Chinese, Korean, Russian, Hebrew and Arabic that are marketed only to OEM and ISV customers. In addition to typefaces, the Company also offers custom type services to its customers. Depending on the needs of the client, the Company can digitize corporate logos, modify existing typeface designs, add special characters to typefaces and create new typefaces. The Company's custom type services are marketed to its OEM, ISV and large corporate customers.

     Bitstream has developed its own proprietary type product design software tools. These tools enable the Company's type product engineers to develop and expand the Company's library of type products and to generate custom type products in an efficient and cost-effective manner. By using its own tools, Bitstream can largely avoid licensing or paying royalties for the use of third party development tools. In addition, the Company believes that its design tools improve its competitive position in the marketplace by assisting the Company in adapting its products rapidly to the specific requirements of its customers.

     In May 1996, the Company introduced a new multi-lingual type product called Cyberbit. Cyberbit consists of a group of typefaces deliverable in TrueType format that contain characters from the majority of the world's languages. Cyberbit allows for the authoring, distributing, viewing and printing of multi-lingual electronic documents on computer systems that typically do not incorporate non-Western language fonts.

  Enabling Technologies

     The Company's enabling technologies consist of font processors (also known as type scalers or rasterizers) in a modular architecture that provide OEM and ISV customers with a complete type processing subsystem for integration into their hardware or software products. Font processors are a necessary component in laser printers and operating systems because they interpret type information stored within a document and generate the indicated characters in the required size and resolution as determined by the application, the output device or user-defined specifications.

     The modular architecture of the Company's "4-in-1" enabling technology provides software hooks to allow OEMs and ISVs to incorporate font scaling technologies into their products. The four font scaling technologies provided for are the two industry standard font formats (TrueType and Type One), the resident fonts used in Hewlett-Packard Company LaserJet laser printers, and a Bitstream TrueDoc-based type rasterizer that processes Bitstream-supplied resident font sets. In addition, this 4-in-1 architecture includes software that routes incoming typeface data to the appropriate processor, and prepares the final rasterized characters for imaging by an output device or computer screen. The Company markets this technology, under the name "Bitstream 4-in-1 TrueDoc Printing System," to OEM printer manufacturers and also markets a slightly modified version, the "Bitstream 4-in-1 TrueDoc Imaging System," to ISV software developers.

  TrueDoc

     TrueDoc is a portable type compression technology designed for electronic document distribution. OEMs and ISVs license and incorporate TrueDoc into their document creation and viewing products to achieve the reliable, compact and efficient recording, transport, viewing and printing of typographic information regardless of whether the fonts used for the original creation of the document are resident on the recipient's system. TrueDoc has been engineered to be small in file and application size, to comply with all industry font standards, and to be cross-platform compatible.

     TrueDoc is composed of two main software components. The TrueDoc Character Shape Recorder, approximately 55 kilobytes in size, captures character shapes from a font processor, such as TrueType or Type One, and creates a portable font resource ("PFR") that is transportable across networks or the Internet. TrueDoc's Character Shape Player, approximately 45 kilobytes in size, recreates the type shapes stored in the PFR and displays the text in a manner that maintains the integrity of the original type shapes. The Company believes that TrueDoc's small file size and efficient playback capabilities present advantages in applications where limitations on bandwidth and memory are significant factors.

     As of June 30, 1996, TrueDoc was licensed to 17 OEMs and ISVs. In June 1996, the Company entered into a licensing agreement with Spyglass pursuant to which Spyglass licensed the TrueDoc Character Shape Player (viewing component) from the Company. The Company anticipates that Spyglass will integrate TrueDoc's Character Shape Player into the browser component of Spyglass' Web Technology Kit. In addition, in June 1996, the Company entered into a licensing agreement with Oracle pursuant to which Oracle licensed the Company's TrueDoc technology. The Company anticipates that Oracle will incorporate TrueDoc into its World Wide Web navigation tool, Power Browser, which Oracle markets for publishing and viewing data on corporate intranets and on the Internet. Although the Company expects that it will receive no or only nominal royalty payments under these agreements, the inclusion of TrueDoc viewing technology into Spyglass' and Oracle's World Wide Web browser products or navigation tools will create an installed TrueDoc user base of these two companies' customers. The Company believes that this will stimulate demand by ISVs to license the recording component of TrueDoc, the Character Shape Recorder, for use in their Internet and corporate intranet applications on a royalty basis. There can, however, be no assurance that Spyglass or Oracle will include TrueDoc in its products or that the Company will achieve any commercial benefit from the inclusion of TrueDoc in such products. The Company is also pursuing similar arrangements with other developers of World Wide Web browser products or navigation tools.

  Portable Document Products

     Portable document products are software applications that provide users with the ability to create electronic documents that can be shared, viewed, annotated, indexed, searched and printed by other users regardless of the computer system or application used to create the documents. Pursuant to the Envoy License, Bitstream has obtained certain rights to market and distribute Novell's portable document technology, Envoy. Through a separate license with Tumbleweed Software Corporation ("Tumbleweed"), the Company has obtained certain rights to market and distribute Tumbleweed's Envoy enhancement products, including Tumbleweed Publishing Essentials.

     Envoy enables a user to transport, view and print digital documents that combine text and graphics. These documents can contain photographs, graphic elements, color and detailed text, which historically have been difficult to disseminate across networks due to large file size and inability to be transmitted with full integrity. Pursuant to a separate license from the Company to Novell, Envoy incorporates TrueDoc for type recording, transport and display, regardless of whether the typefaces used to create that document are available on the user's workstation. Through the use of the Envoy "driver" application, Envoy allows document creators to quickly and easily convert existing electronic documents (from word processing software, graphics software, spreadsheets, etc.) into Envoy format. These documents can then be distributed throughout the enterprise and viewed by other users, through the use of the Envoy "viewer" application, with the original formatting intact. The Envoy viewer also allows users to annotate, print and redistribute Envoy documents. The Envoy driver and viewer applications are available to both the Microsoft Windows and

Macintosh platforms. Thus, users can create Envoy documents on a Macintosh and share them with Windows 3.1 or Windows 95 users or vice versa.

     Tumbleweed's Publishing Essentials is a set of enhancements to Envoy that provides advanced document publishers and viewers with more sophisticated document processing, formatting and navigation capabilities. These include the ability to (i) generate indices for the content of Envoy documents; (ii) perform searches through Envoy documents; (iii) automatically generate outlines of Envoy documents; (iv) convert other portable documents to Envoy format; and (v) generate hypertext links between Envoy documents and to Hypertext Markup Language ("HTML") documents that allow viewers to navigate through them.

     The Envoy License grants the Company the exclusive right to distribute Envoy portable document technology to companies that incorporate Envoy in their own products, such as OEMs and ISVs (other than Corel Systems Corporation, as to which Novell also has the rights to distribute Envoy). The Envoy License also grants the Company non-exclusive rights to distribute Envoy to end users.

     The Envoy License expires on November 1, 2001, and renews on a year-to-year basis thereafter unless terminated by either party after November 1, 2001 on 90 days' written notice. The Envoy License is subject to earlier termination in the event of breach by the Company, if the Company develops, markets or sells a software product that directly competes with Envoy, if there is a "change of control" (as defined in the Envoy License) of the Company, or in the event that Novell determines that Envoy infringes another party's patent, trademark or copyright rights. Bitstream pays Novell a royalty based on a percentage of revenues, with a required annual minimum royalty. In addition, the Envoy License may be terminated upon one year prior written notice given after Novell sells Envoy or determines to discontinue the Envoy product. In the event, however, that Novell determines to sell or discontinue Envoy it must make a proposal to the Company to purchase Envoy, which must remain open for 10 business days. If the Company does not accept such proposal to purchase within such period, Novell shall be free to offer Envoy to other parties. However, if Novell offers to sell or engages in discussions to sell Envoy to other parties on terms materially different than those set forth in the original proposal made to the Company, Novell is obligated to engage the Company in good faith negotiations regarding the purchase by the Company of Envoy.

     The Company is responsible for funding required future development costs for Envoy. The Company expects to commence commercial shipments of Envoy in the first half of 1997, although there can be no assurance in this regard.

     In June 1996, the Company obtained a non-exclusive license from Tumbleweed to market and distribute Tumbleweed Publishing Essentials and several other products and technologies which enhance Envoy-based applications (the "Tumbleweed License"). The Tumbleweed License is for a term of three years and provides for an initial minimum royalty payment, which is credited against future royalties. Royalties are based in part on revenues generated from sales of Envoy by the Company to OEM and ISV customers. The Tumbleweed License can be terminated by either party on 30 days' prior notice.

  Future Products

     The Company has identified other emerging and complementary areas for which it believes its products will be well suited. Bitstream is currently developing products to enhance the performance of text-based document creation, transport, viewing and printing within such markets. Products under development and future markets being addressed include:

     - Server-based products that supply typefaces and enabling technologies to network devices including workstations and printers. Such products are being developed to simplify network maintenance, improve application and network performance and help simplify copyright compliance. The first of these products, expected to commence shipment in late 1997, is the Bitstream Advanced Font Services for Networks ("AFSN") product. This product is expected to work with the Netware Direct Print Services ("NDPS") features of the "Green River" release of Novell's Netware network operating system. Green River is expected to ship in late 1996. NDPS is expected to ship in mid 1997.

     - TrueDoc-based utilities for the graphic arts market that address font portability issues in the electronic delivery of desktop publishing documents.

     - Type products, enabling technologies and versions of TrueDoc for integration into new products and applications such as set-top boxes, personal digital assistants and other information applications based on new programming languages or operating systems, such as Sun Microsystems, Inc.'s Java.

The Company has not determined the approximate time when such future products, if completed, may be released for future sale, if at all. There can be no assurance that any of the Company's planned or contemplated products will reach commercialization or, if released for sale, will gain market acceptance, or that the markets targeted by the Company will develop as anticipated.

MARKETING AND SALES

     The principal objective of the Company's marketing strategy is to continue to expand the sale of the Company's products and technologies to OEMs and ISVs who integrate the Company's software into their own products. OEM and ISV relationships range from the license of a small group of typefaces to agreements whereby an entire range of type products and/or technologies are incorporated into the customer's hardware or software products. As new opportunities arise, particularly in the newly emerging areas of corporate intranets and portable document software, the Company intends to evaluate other marketing approaches. This may include marketing through the value added reseller channel serving the networking market or increased direct corporate and international marketing.

     The Company's sales organization, as of June 30, 1996, consisted of 10 people focused on OEM and ISV sales and six people focused on corporate direct sales. The Company's sales efforts are managed from its corporate headquarters in Cambridge, Massachusetts. In addition, the Company maintains a European sales headquarters in Amsterdam, The Netherlands and sales offices in Burlingame, California, Beaune, France and Reading, England. Finally, the Company has a sales agent based in Tokyo to facilitate OEM sales to Japanese hardware manufacturers. The Company's direct sales personnel receive a base salary plus commissions based on meeting annual sales targets, with additional commissions for sales in excess of annual targets.

     The Company seeks to enhance its relationships with existing customers through a four-person technical support team that works with customers or prospects to support sales and to facilitate the implementation and use of the Company's software products and technologies. Marketing activities are carried out by a team of six people located at the Company's headquarters in Cambridge, Massachusetts. In addition, the Company promotes its products through attendance and exhibition at major industry trade shows. The Company intends to expand its sales and marketing efforts in the future.

CUSTOMERS

     The Company licenses type products, enabling technologies and TrueDoc to a wide variety of OEM and ISV customers. In addition, the Company sells custom and other type products directly to corporate customers. No single Bitstream customer accounted for 10% or more of the Company's revenues for any of the three fiscal years ended September 30, 1995, except for one customer which accounted for approximately 13% of revenues in fiscal 1993. From time to time, product sales to large customers during a single fiscal quarter may constitute more than 10% of Company revenues for such quarter. In the future, the Company intends to broaden its customer base through expanded product offerings and increased marketing efforts of current and planned products. Customers which are representative of the various industry groups served by the Company include those listed below.

 ---------------------------------------------------------------------------------------------
                                             ISVS

  Application Developers                Graphic Arts                Operating Systems

   Accent Software International Ltd.   Barco Graphics N.V.         Apple Computer, Inc.
   Corel Systems Corporation              DaiNippon Screen            QNX Software
   Hummingbird Communications Inc.          Manufacturing Co.,          Systems Ltd.
   Macromedia, Inc.                       Ltd. Intergraph             Silicon Graphics, Inc.
                                          Corporation                 Sun Microsystems, Inc.
                                          Interleaf, Inc.
 ---------------------------------------------------------------------------------------------
                                             OEMS

                      Printer Companies                          Broadcast Television

  Hewlett-Packard Company      Seiko Epson Corporation           Victor Company of Japan (JVC)
  Kyocera Corp.                Sharp Electronics Corporation       The Walt Disney Company
 ------------------------------------------------------------------------------------------------
                                       CORPORATE END USERS

 CNA Insurance Company     Kemper Financial Services      TV Guide
 Deluxe Corporation        Price Waterhouse L.L.P.
 ---------------------------------------------------------------------------------------------

RESEARCH AND PRODUCT DEVELOPMENT

     Bitstream is committed to developing innovative software to enhance electronic document creation, transport, viewing and printing. To accomplish this goal, the Company has invested, and expects to continue to invest, significant resources in research and development. The Company's research and development activities are centered around advancing the Company's software products for its OEM, ISV and corporate customers. The Company maintains specific expertise in the areas of font formats, multi-lingual fonts, font portability, font compression and font processing technology.

     The Company emphasizes cross-platform portability, small file and application size and extensibility to new technologies in its software development. To support these design objectives, the Company employs advanced software development techniques. For example, the Company is developing software using the Java programming language to adapt its products to devices and software applications written to take advantage of Java's advanced structure and cross-platform portability.

     As of June 30, 1996, the Company employed 16 individuals who engage in research and development activities. Of these, 11 focus on type product development and five work on developing enabling technologies and TrueDoc. For the fiscal years ended September 30, 1993, 1994 and 1995, the Company's research and development expenditures were $3.5 million, $1.5 million, and $1.1 million, respectively.

COMPETITION

     The markets in which the Company participates are intensely competitive, evolving and subject to rapid technological change. The Company expects competition to persist and increase in the future. Certain of the Company's competitors, including Adobe Systems Corporation ("Adobe") and Agfa Division, Miles Inc. ("Agfa"), have greater name recognition, a larger customer base and significantly greater financial, technical and marketing resources than the Company. The Company's products compete with the solutions offered by a variety of companies, including other suppliers of enabling technologies, software application developers, and vendors of computer operating systems. Moreover, the market for the Company's enabling technologies and products may be adversely impacted to the extent that computer hardware, operating system and application software vendors incorporate similar functionality or bundle competitive offerings with their products and thereby reduce the market for the Company's technology or products. The Company's markets are the subject of intense industry activity, and it is likely that a number of software developers are devoting significant resources to developing and marketing technology and products that may compete with the Company's technology and products.

     The competition for the Company's sales of type products to OEM and ISV customers generally comes from a number of comparably sized or smaller companies offering their own type libraries and custom type services. Competition to the Company's enabling technologies principally comes from Agfa with its Universal Font Scaling Technology ("UFST"). UFST has a similar architecture to the Company's 4-in-1 enabling technology product.

     The competition for TrueDoc includes software from Ares Software Corp., recently acquired by Adobe, and Agfa, which offer compression features for platform-independent electronic documents. When Bitstream begins to market TrueDoc-enhanced Envoy portable document products, the Company expects that it will face competition from Adobe's Acrobat products.

     The Company also faces competition in its efforts to have TrueDoc accepted and supported by Internet-browser companies. In March 1995, Adobe and Netscape Communications Corporation ("Netscape") announced their intention to integrate Adobe technology into Netscape products, including plans for a future version of Netscape's Internet browser product, Netscape Navigator, that will include the capability to view documents created by Adobe's Acrobat portable document software product.

     Future sales of the Company's products will depend upon the Company's ability to develop or acquire, on a timely basis, new products or enhanced versions of its existing products that compete successfully with products offered by developers of competing technologies. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations.

SHIFT IN STRATEGIC FOCUS

     Following development of the Company's first font scaling technology in 1990, the Company pursued a strategy of initially licensing such technology for relatively nominal initial cost to OEMs and ISVs with the goal of establishing it as a standard in DOS-based software applications. The Company's principal marketing strategy at that time was to sell font products as well as enhancements and extensions, directly to end-users, through the computer software reseller channel. However, due principally to intense competition, the Company experienced a significant buildup of retail inventories that had been shipped to domestic distributors during 1992 and 1993 and later were returned to the Company.

     In fiscal year 1993, the Board decided to curtail product distribution through the computer software reseller channel and to concentrate the efforts of the Company on the development and sale of technology and products to OEM and ISV customers. In conjunction with this shift in strategic focus, the Board reorganized the Company's operations, changed senior management and restructured the Company's type design group. The reorganization of operations included, among other things: (i) the elimination and consolidation of departments, which resulted in a reduction in the total number of Company employees from approximately 235 in early 1993 to approximately 60 in late 1994; (ii) the closing of the Company's disk duplication and distribution facility in Clinton, Massachusetts; (iii) the recapitalization of its financial structure; and (iv) a shift in product development and marketing emphasis away from the design of new type styles to the development of enabling technologies, such as TrueDoc. This shift in strategic focus took place over a period from approximately July 1993 through September 1994.

     In connection with this shift in strategic focus, on October 28, 1994, the Company entered into an Agreement and Plan of Recapitalization (the "Plan") with certain existing stockholders who forfeited certain liquidation preferences and redemption rights pursuant to the terms of the Plan. Pursuant to the Plan, the Company converted three classes of old common stock and five classes of old preferred stock into the Class A Common Stock and the Class B Common Stock and four classes of old preferred stock into the Class A Preferred Stock and the Class B Preferred Stock (collectively, these transactions are hereinafter referred to as "the Recapitalization"). See "Certain Transactions -- The 1994 Recapitalization."

INTELLECTUAL PROPERTY

     The Company relies on a combination of trade secret, copyright, patent, and trademark laws and contractual restrictions to establish and protect proprietary rights in its technology. The Company has entered into confidentiality and invention assignment agreements with its employees, and when obtainable, enters into non-disclosure agreements with its suppliers, distributors and others so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will prove sufficient to deter misappropriation of the Company's technologies or that the Company's competitors will not independently develop non-infringing technologies that are substantially similar to or superior to the Company's technology. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or licensed may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. The Company believes that, because of the rapid pace of technological change in the software and electronic commerce markets, legal protection for its products will be a less significant factor in the Company's future success than the knowledge, ability and experience of the Company's employees, the frequency of product enhancements and the ability of the Company to satisfy its OEM and ISV customers.

     The Company's policy is to apply for U.S. patents with respect to its technology and seek copyright registration of its technology or trademark registration of its marks from time to time when management determines that it is competitively advantageous and cost effective to do so. The Company has rights in three patent applications now pending before the United States Patent and Trademark Office and each is directed to certain aspects or applications of the Company's TrueDoc technology. Additionally, the Company has sought foreign patent rights to certain aspects of its TrueDoc technology by filing an International Application under the Patent Cooperation Treaty.

EMPLOYEES

     As of June 30, 1996, the Company employed 62 persons, including 26 in sales and marketing, 16 in research and development and 20 in general administrative functions. Of the Company's 62 employees, 61 are full time and one is part time. The Company also retains consultants from time to time to assist it with particular projects for limited periods of time. The Company believes that its future success will depend in part on its ability to attract, motivate and retain highly qualified personnel. None of the Company's employees is represented by a labor union and the Company has not experienced any work stoppages. The Company considers its employee relations to be good.

FACILITIES

     The Company's corporate headquarters is located in Cambridge, Massachusetts where it currently leases approximately 20,000 square feet under a lease expiring in 1998, with the right to renew for an additional five years. Management believes that these facilities are adequate for the Company's current needs and that suitable additional space, should it be needed, will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

LEGAL PROCEEDINGS

     On May 26, 1995, The Friends of the Museum of Printing, Inc. ("the Museum") filed a lawsuit in the Middlesex County Superior Court of Massachusetts against the Company in connection with a letter dated July 23, 1992 (the "Letter") from the Company to the Museum concerning the storage of certain font materials for the Museum. The Letter provided that the Company would store and maintain the font materials for a period of two years from the date of the Letter and that the Company would have no liability to the Museum, over and above the proceeds of insurance, for damage or loss of any of the font materials, and that neither the Company nor the Museum would incur any liability to the other for any loss or damage arising out of their respective rights and obligations set forth in the Letter. The Museum alleges that after the two year storage period had expired, the Company disposed of the font materials and that such conduct by the Company breached the terms of the Letter and violated Chapter 93A of the Massachusetts General Laws ("Chapter 93A"), which provides, among other things, that persons found to have engaged in any unfair or deceptive act in the conduct of a trade or business may be liable for double or treble damages and attorneys fees (the "93A Claim"). The Museum further demanded an accounting of royalties the Museum claims are due from the Company for use of the font materials.

     The Company believes that its available insurance will cover liability, if any, incurred by the Company in connection with the above-referenced lawsuit, except for any liability in respect of the 93A Claim, up to a maximum of $1.01 million, subject to a $10,000 deductible. The Company further believes that its available insurance will cover one half of any liability incurred by the Company in excess of $1.01 million to a maximum of $1.8 million. The Company's insurer is currently paying all of the costs incurred by the Company in defending this lawsuit. The Company has established a reserve in the amount of its deductible of $10,000 against any liability resulting from the lawsuit.

     The Company cannot ensure that current reserves and insurance coverage will be sufficient to cover any liability incurred by the Company in connection with this lawsuit.

     Pursuant to a letter dated May 6, 1996, a former director and officer of the Company asserted that the Company has breached certain obligations he alleges are due to him under a severance agreement dated May 22, 1991 (the "Severance Agreement") between him and the Company. The former director and officer claims that a provision in the Severance Agreement entitles him to additional shares of Class A Common Stock and a reduction in the exercise price of options to purchase Class A Common Stock held by him. The Company believes that these claims are without merit and intends vigorously to contest their validity. As of August 15, 1996, this former director and officer has not commenced an action in any court in respect of the claims he has asserted against the Company under the Severance Agreement.

     Except as set forth above, as of the date hereof, the Company is not party to any material legal proceedings and is not aware of any material threatened litigation.

DELAWARE REINCORPORATION

     The Company was reincorporated in Delaware on May 21, 1996 by merging Bitstream Inc., a Massachusetts corporation ("Bitstream-Massachusetts") into the Company, which was a wholly-owned subsidiary of Bitstream-Massachusetts. In connection with the Delaware Reincorporation, each three outstanding shares of stock of Bitstream-Massachusetts was converted into two shares of the same class of stock of the Company. Such conversion is referred to herein as the "2-for-3 Conversion."

                                   MANAGEMENT

     The Company's directors and executive officers and their ages as of June 30, 1996 are as follows:

         NAME              AGE                         POSITION
- -----------------------    ----    -------------------------------------------------
Amos Kaminski(1).......      67    Chairman of the Board
C. Raymond Boelig......      42    President, Chief Executive Officer and Director
James D. Hart..........      38    Vice President, Finance and Administration,
                                     Treasurer and Chief Financial Officer
John S. Collins........      57    Vice President, Engineering and Development
Geoffrey W. Greve......      38    Vice President, Type Operations
John S. Seguin.........      41    Vice President, Sales and Marketing
David G. Lubrano(1)....      66    Director
George B. Beitzel(1)...      68    Director

- ---------------

(1) Member of the Compensation Committee and Audit Committee.

     Amos Kaminski has been Chairman of the Board since 1991 and a Director of the Company since 1985. Mr. Kaminski founded Interfid Ltd. ("Interfid"), a private investment advisory firm, in 1984 and has served as its President and on its Board of Directors since its formation. Mr. Kaminski is also the founder, President and Chairman of the Board of Directors of AFA Asset Services, Inc., a private real estate asset management company.

     C. Raymond Boelig has been a director of the Company since May 1, 1996 and President and Chief Executive Officer of the Company since September 1993. Mr. Boelig has been employed by the Company since December 1987 and has served most recently as Chief Operating Officer from July 1993 through September 1993, Vice President of OEM Sales and Marketing from February 1992 through July 1993 and Director of OEM Sales and Marketing from January 1990 through February 1992.

     James D. Hart has been Vice President, Finance and Administration and Chief Financial Officer of the Company since May 1, 1996 and Treasurer of the Company since March 1994. From March 1994 until May 1, 1996, Mr. Hart also served as Secretary and acting Chief Financial Officer of the Company. Prior to May 1, 1996, Mr. Hart was a Vice President of Interfid and his services were provided to the Company on an as needed basis by Interfid. Mr. Hart was a Vice President of Interfid from 1990 until May 1, 1996 and was responsible for selecting, evaluating, monitoring and negotiating the terms of venture capital investments made and proposed to be made by Interfid's clients, principally in high technology areas. See "Certain Transactions -- Interfid."

     John S. Collins has been Vice President of Engineering and Development since 1988. Mr. Collins has been employed by the Company since 1986. Mr. Collins was the inventor or a co-inventor in respect of a number of the patents held by the Company relating to font imaging technology. He is the principal inventor of the Company's TrueDoc technology. Mr. Collins holds a B.Sc. and a PhD in Electrical Engineering from the University of London.

     Geoffrey W. Greve has been Vice President of Type Operations of the Company since May 1995. Mr. Greve has been employed by the Company since 1987 and previously served as Director of Production Control from 1990 through May 1995.

     John S. Seguin has been Vice President of Sales and Marketing since August 1994. Mr. Seguin served as Vice President and General Manager of XLI Corp., a corporation engaged in manufacturing printer enhancements, from July 1993 through July 1994, and as Vice President of Sales and Marketing of Howtek, Inc., a corporation engaged in manufacturing color imaging products, from November 1987 through July 1993.

     David G. Lubrano has been a director of the Company since 1987. Mr. Lubrano retired in 1985 from Apollo Computer Inc., a corporation engaged in manufacturing workstations, which he co-founded and where he had been a Senior Vice President of Finance and Administration, Chief Financial Officer and a director. Mr. Lubrano also serves on the board of directors of Staples, Inc., a corporation engaged in the retail sale of office and stationary supplies and products.

     George B. Beitzel has been a director of the Company since April 1989. Mr. Beitzel retired in 1987 from International Business Machines Corporation where he had been a Senior Vice President and a director. Mr. Beitzel currently serves on the board of directors of: Bankers Trust New York Corporation, a commercial bank, Caliber System, Inc., a corporation engaged in providing value-added transportation, logistics and related information services, Computer Task Group, Inc., a corporation engaged in providing information technology services, Datalogix International, Inc., a corporation engaged in providing open, client/server software solutions, FlightSafety International, Inc., a corporation engaged in providing training to operators of aircrafts and ships, Phillips Petroleum Company, a corporation engaged in producing and distributing petroleum products, Phillips Gas Co., a subsidiary of Phillips Petroleum Company engaged in natural gas gathering, processing and marketing, Rohm & Haas Co., a corporation engaged in specialty chemical manufacturing and distribution, TIG Holdings, Inc., a holding company for a property and casualty insurance group, and Xillix Technologies Corporation, a corporation engaged in developing and marketing medical imaging systems for cancer detection.

     The Company's By-laws provide that the Board will be elected at the annual meeting of the stockholders, or at a special meeting of the stockholders in lieu thereof, and that all directors shall hold office until the next annual meeting of stockholders, or next special meeting of the stockholders in lieu thereof, or until their successors are chosen and qualified.

     Officers are elected by and serve at the discretion of the Board. There are no family relationships among the directors or executive officers of the Company.

BOARD COMMITTEES

     The Board has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also administers the Company's benefit plans and will administer the issuance of stock options and other awards under the Company's 1996 Incentive Stock Plan to all Company employees and directors, including the members of such committee. Mr. Lubrano serves as the Chairman of the Audit Committee and Mr. Beitzel serves as the Chairman of the Compensation Committee.

DIRECTOR COMPENSATION

     For the fiscal year ended September 30, 1995, each director received for service as director $12,000 in cash compensation, which was payable quarterly in arrears at the end of each full quarter of service. In addition, on November 30, 1994, each of Messrs. Kaminski, Lubrano and Beitzel was issued (i) 40,000 shares of Class A Common Stock (as adjusted for the 2-for-3 Conversion) in payment of $60,000 in accrued and unpaid directors fees due to each of them for services rendered in fiscal years 1992 through 1994, and (ii) a warrant to purchase 40,000 shares of Class A Common Stock (as adjusted for the 2-for-3 Conversion) issued under the 1994 Stock Plan (the "Directors' Warrants"). The Directors Warrants provide that they vest ratably over three years following each full year of service as director and are exercisable at $0.90 per share, as adjusted. All such warrants were granted at an exercise price at least equal to the fair market value of the Class A Common Stock as determined by the Board on the date of the grant.

     For the fiscal year ending December 31, 1996, each director who is not an employee of the Company will receive $12,000 in cash compensation for service as a director and Mr. Kaminski will receive additional cash compensation of $50,000 for serving as Chairman of the Board.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid by the Company to its Chief Executive Officer (the "CEO") and each of the Company's other executive officers who were serving as executive officers on September 30, 1995 (together with the CEO, the "Named Executive Officers") whose aggregate salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL                LONG-TERM
                                             COMPENSATION        COMPENSATION AWARDS
                                        ----------------------   -------------------        ALL OTHER
          NAME AND POSITION             SALARY($)     BONUS($)   OPTIONS/WARRANTS(1)   COMPENSATION ($)(2)
- --------------------------------------  ---------     --------   -------------------   -------------------
C. Raymond Boelig.....................   172,692           --           199,773(3)        1,848
  President and Chief Executive
     Officer
John S. Collins.......................   114,584           --           149,830(4)        2,451
  Vice President, Engineering and
     Development
John S. Seguin........................   105,000       30,428            66,666(5)        1,530
  Vice President, Sales and Marketing

- ---------------

(1) As adjusted for the 2-for-3 Conversion. Represents options and warrants to purchase Class A Common Stock with an exercise price of $0.90 per share, which was the fair market value of the shares at the time of the grant as determined by the Board, granted on November 30, 1994 pursuant to the 1994 Stock Plan. All options represented expire November 30, 2004 and are fully vested. All warrants represented expire on November 30, 2001 and are fully vested. See "-- Option and Warrant Grants in Last Fiscal Year," and
    "-- Stock Plans -- 1994 Stock Plan." The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during the fiscal year ended September 30, 1995.

(2) Represents matching contributions by the Company for the account of the Named Executive Officer under the Company's 401(k) Plan, and, in the case of Mr. Collins, deferred compensation of $1,200.

(3) Represents options to purchase 110,000 shares of Class A Common Stock and a warrant to purchase 89,773 shares of Class A Common Stock. Pursuant to the Stock Option Agreement entered into by Mr. Boelig with the Company in connection with the options granted to him under the 1994 Stock Plan, Mr. Boelig waived all prior rights to purchase stock of the Company including options to purchase 15,100 shares of Class A Common Stock issued under the 1993 Non Qualified Stock Option Plan.

(4) Represents options to purchase 110,000 shares of Class A Common Stock and a warrant to purchase 39,830 shares of Class A Common Stock. Pursuant to the Stock Option Agreement entered into by Mr. Collins with the Company in connection with the options granted to him under the 1994 Stock Plan, Mr. Collins waived all prior rights to purchase stock of the Company including options to purchase 7,581 shares of Class A Common Stock issued under the 1993 Non Qualified Stock Option Plan.

(5) Represents options to purchase Class A Common Stock.

     All of the Company's Named Executive Officers are employed on an at will basis and, except for the compensation arrangements discussed below, none of the Named Executive Officers is party to any employment agreements with the Company. Pursuant to an agreement with the Company, for the fiscal year ending December 31, 1996, Mr. Seguin will receive a bonus based on the amount of Company revenues. Such bonus is set at $12,500 per quarter for revenues meeting the Company's business plan for the quarter, and will vary based on actual revenues. In addition, Mr. Seguin will receive additional bonus payments based on a percentage of annual Company revenues in excess of targeted revenues for the year. Each of the executive officers may also receive discretionary bonuses as may be determined by the Compensation Committee. During the three months ended December 31, 1995, Messrs. Boelig and Collins received discretionary bonuses of $50,000 and $25,000, respectively.

     Effective May 1, 1996, James D. Hart entered into an agreement with the Company pursuant to which he became a full-time employee of the Company, on an at will basis, and Vice President, Finance and Administration, Treasurer and Chief Financial Officer. Pursuant to such agreement, Mr. Hart's current annual salary is $130,000, Mr. Hart received a $15,000 bonus upon accepting employment with the Company, and he has received a payment of $35,000 to defer the cost of his relocation from the New York City area to the Boston, Massachusetts area, as well as a $65,000 loan from the Company. Such loan bears interest at the rate of 6.66% per annum, is payable quarterly, and provides for payment of interest only until June 30, 1999. The principal balance of such loan is payable in equal quarterly installments from July 1, 1999 until June 30, 2006, at which time, such loan is due and payable in full. The principal balance of such loan will be forgiven by the Company if Mr. Hart's employment is terminated by the Company without cause or due to his death or disability. Such loan shall become immediately due and payable if Mr. Hart voluntarily terminates his employment or his employment is terminated by the Company for cause. Prior to May 1, 1996, Mr. Hart's services were provided to the Company on an as needed basis by Interfid. See "Certain Transactions -- Interfid."

OPTION AND WARRANT GRANTS

     The following table sets forth certain information regarding options and warrants granted during the fiscal year ended September 30, 1995 to the Company's Named Executive Officers.

                 OPTION AND WARRANT GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                                                                               REALIZABLE VALUE
                                                    INDIVIDUAL GRANTS                                 AT
                             ---------------------------------------------------------------    ASSUMED ANNUAL
                                                TOTAL PERCENT OF                                   RATES OF
                                                   OPTIONS AND                                   STOCK PRICE
                                                    WARRANTS                                   APPRECIATION FOR
                                NUMBER OF          GRANTED TO       EXERCISE OR                 OPTION TERM(4)
                             OPTIONS/WARRANTS     EMPLOYEES IN      BASE PRICE    EXPIRATION   ----------------
           NAME                 GRANTED(1)      FISCAL YEAR(1)(2)     (1)(3)         DATE      5% ($)   10% ($)
- ---------------------------  ----------------   -----------------   -----------   ----------   ------   -------
C. Raymond Boelig(5).......       110,000                              $ .90        11/30/04   62,261   157,781
                                   89,773              11.7%             .90        11/30/01   32,892    76,652
John S. Collins(6).........       110,000                                .90        11/30/04   62,261   157,781
                                   39,830               8.8%             .90        11/30/01   14,593    34,009
John S. Seguin(7)..........        66,666               3.9%             .90        11/30/04   37,733    95,624

- ---------------

(1) As adjusted for the 2-for-3 Conversion. See "Business -- Delaware Reincorporation." All such options and warrants were granted under the 1994 Stock Plan and are immediately exercisable. See Footnote 1 to table contained in "-- Executive Compensation" and "-- Stock Plans -- 1994 Stock Plan."

(2) Based on an aggregate of 1,706,720 shares subject to options and warrants granted to employees and directors in the fiscal year ended September 30, 1995.

(3) All options and warrants were granted at an exercise price equal to or greater than the fair market value of the Class A Common Stock as determined by the Board on the date of grant.

(4) Amounts represent hypothetical gains that could be achieved for the respective options or warrants if exercised at the end of the term of the options or warrant. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options or warrants were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Class A Common Stock. The gains shown are net of the option or warrant exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or warrants or the sale of the underlying shares. The actual gains, if any, on the stock option or warrant exercises will depend on the future performance of the Class A Common Stock, the holder's continued employment through applicable vesting periods and the date on which the options or warrants are exercised. The potential realizable value of the foregoing options and warrants is calculated by assuming that the fair market value of the Class A Common Stock on the date of grant of such options or warrants equalled the exercise price of such options or warrants.

(5) See Footnote 3 to table contained in "Executive Compensation."

(6) See Footnote 4 to table contained in "Executive Compensation."

(7) See Footnote 5 to table contained in "Executive Compensation."

     The following table sets forth certain information concerning exercisable and unexercisable options and warrants to purchase Class A Common Stock held by each of the Named Executive Officers as of September 30, 1995. None of the Named Executive Officers exercised any stock options during the year ended September 30, 1995.

AGGREGATED OPTION/WARRANT EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/WARRANT VALUES

                                                            NUMBER OF               VALUE OF UNEXERCISED
                                                           UNEXERCISED                  IN-THE-MONEY
                                                        OPTIONS/WARRANTS              OPTIONS/WARRANTS
                                                      AT SEPTEMBER 30, 1995       AT SEPTEMBER 30, 1995(1)
                                                   ---------------------------   ---------------------------
      NAME                                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
      ----                                         -----------   -------------   -----------   -------------
C. Raymond Boelig................................    110,000           --         $ 891,000           --
                                                      89,773           --           727,162           --
John S. Collins..................................    110,000           --           891,000           --
                                                      39,830           --           322,623           --
John S. Seguin...................................     66,666           --           539,995           --

- ---------------

(1) There was no public trading market for the Class A Common Stock on September 30, 1995. Accordingly, solely for purposes of this table, the values in this table have been calculated on the basis of an assumed initial public offering price of the Class A Common Stock of $9.00 per share, minus the exercise price of $.90 per share, multiplied by the number of shares underlying the option or warrant.

STOCK PLANS

  1996 Stock Plan

     On May 1, 1996, the Board adopted the 1996 Stock Plan, and on July 1, 1996, the stockholders of the Company approved the 1996 Stock Plan by written consent. The objectives of the 1996 Stock Plan are to attract and retain qualified personnel, to provide additional incentives to directors, officers, and employees of and consultants to the Company. A total of 666,667 shares of Class A Common Stock have been reserved for issuance under the 1996 Stock Plan. The 1996 Stock Plan authorizes (i) the grant of options to purchase Class A Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Options"), (ii) the grant of options that do not so qualify ("Non-Qualified Options"), (iii) the grant of warrants that do not so qualify and (iv) the grant of stock purchase rights ("Stock Rights").

     The 1996 Stock Plan is administered by the Compensation Committee. The Compensation Committee has full power to select the individuals to whom awards will be granted, to make any combination of awards to such individuals, and to determine the specific terms of each award, subject to the provisions of the 1996 Stock Plan. Persons eligible to participate in the 1996 Stock Plan are directors, officers and employees of and consultants to the Company. Any director who is a member of the Compensation Committee may receive awards under the 1996 Stock Plan only upon approval of a majority of the disinterested members of the Compensation Committee.

     The option exercise price of each option granted under the 1996 Stock Plan shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the shares on the date of grant. The term of each option shall be fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and, subject to the provisions of the 1996 Stock Plan, the period of time, if any, after death, disability, or termination of employment during which options may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In addition, the 1996 Stock Plan provides that options granted thereunder subject to future vesting shall immediately vest upon the occurrence of certain events, such as the acquisition or merger of the Company or sale of all or substantially all of the assets of the Company.

  1994 Stock Plan

     In connection with the Recapitalization, the Company adopted the 1994 Stock Plan. Pursuant to the 1994 Stock Plan, the Company was authorized to grant Incentive Options, Non-Qualified Options and warrants to purchase up to 1,833,333 shares of Class A Common Stock. Non-Qualified Options and warrants granted pursuant to the 1994 Stock Plan have an exercise price of no less than the lesser of (i) the book value per share of the Class A Common Stock as of the end of the fiscal year immediately preceding such grant, or (ii) fifty percent of the fair market value per share of Class A Common Stock on the date of such grant and expire no later than seven years and one day from the date of the grant. Incentive Options granted pursuant to the 1994 Stock Plan have an exercise price of not less than the fair market value of the Class A Common Stock on the date of such grant, expire no later than ten years from the date of the grant and vest over a period of up to three years. Employees receiving grants of Incentive Options under the 1994 Stock Plan waived all rights under any prior grants of options and warrants to purchase the Class A Common Stock. As of June 30, 1996 there were Incentive Options, Non-Qualified Options and warrants to purchase 1,826,438 shares of Class A Common Stock outstanding pursuant to the 1994 Stock Plan with exercise prices ranging from $0.90 to $3.00 per share, of which 1,674,805 are fully vested.

  1993 Non-Qualified Stock Option Plan

     In December 1992, the Company adopted the 1993 Non Qualified Stock Option Plan (the "1993 Stock Plan"). Pursuant to the 1993 Stock Plan, the Company was authorized to issue Non-Qualified Options to purchase up to 62,222 shares of the Class A Common Stock (at a price not less than fifty percent of the fair market value thereof at the time of the grant). Such options expire no later than ten years from the date of the grant and are all fully-vested. Holders of Non-Qualified Options granted under the 1987 Non-Qualified Class A Common Stock Option Plan who were employed by the Company when the 1993 Stock Plan was adopted were offered the right to cancel and terminate such options in exchange for options granted under the 1993 Stock Plan. Any options so exchanged have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant of the options issued under the 1993 Stock Plan.

     Currently, there are Non-Qualified Options to purchase 4,197 shares of Class A Common Stock outstanding pursuant to the 1993 Stock Plan with an exercise price of $11.25 per share, all of which are fully vested.

  1987 Non-Qualified Class A Common Stock Option Plan

     During 1987 the Company adopted the 1987 Non-Qualified Class A Common Stock Option Plan (the "1987 Stock Plan") pursuant to which the Company was authorized to grant Non-Qualified Options to purchase up to 80,000 shares of Class A Common Stock at an exercise price equal to the fair market value per share on the date of the grant. Options issued pursuant to the 1987 Stock Plan expire no later than ten years from the date of the grant and are all fully-vested.

     Currently, there are Non-Qualified Options to purchase 15,846 shares of Class A Common Stock outstanding pursuant to the 1987 Stock Plan with exercise prices ranging from $41.63 to $84.38 per share, all of which are fully vested.

401(K) PLAN

     The Company maintains a 401(k) savings and retirement plan (the "401(k) Plan") which covers substantially all employees of the Company. The 401(k) Plan allows participants to agree to certain salary deferrals which the Company allocates to the participant's plan account. These amounts may not exceed statutorily mandated annual limits set forth in Section 401(k), 404 and 415 of the Internal Revenue Code.

Participants are also eligible to receive from the Company, but the Company is not obligated to provide, matching contributions each year in an amount up to 20% of the participant's contribution up to a maximum of 5% of such participant's annual compensation. All contributions to a participant's plan account are subject to limitations imposed on retirement plans generally and 401(k) plans in particular. The Company's contributions vest 100% when made. Distribution of a participant's account under the 401(k) Plan may be made at retirement, death, permanent disability or other termination of employment in a lump-sum form of payment. Participants may withdraw amounts from their plan accounts after attainment of age 59 1/2 or in the event of proven financial hardship, and may also take loans against their plan account balances.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 1995, the then members of the Board fulfilled all functions of the Compensation Committee with regard to determining compensation of executive officers of the Company. For a description of the relationship between Mr. Amos Kaminski, Chairman of the Board, Mr. James
D. Hart, Vice-President, Finance and Administration, Treasurer and Chief Financial Officer, Interfid and certain significant principal stockholders of the Company, see "Certain Transactions--Interfid." Mr. Amos Kaminski, Mr. David
G. Lubrano, Mr. George B. Beitzel and a trust in which Mr. Beitzel and his family members are the beneficiaries and in which Mr. Beitzel's wife and children share voting power (the "Beitzel Family Trust"), were among certain directors and principal stockholders who made loans to the Company. See "Certain Transactions--Bridge Loans."

                              CERTAIN TRANSACTIONS

THE 1994 RECAPITALIZATION

     The Company's previously outstanding Old Class H Preferred Stock contained a mandatory redemption provision obligating the Company to redeem such class of preferred stock for $2,042,070 on October 31, 1994. Holders of such Old Class H Preferred Stock had the right to elect a majority of the members of the Board to enable them to enforce their redemption rights and held irrevocable proxies representing in excess of two-thirds of the vote of each class of outstanding voting stock. The holders of the Old Class H Preferred Stock included Messrs. Kaminski, Beitzel, Lubrano and Collins and BancBoston Ventures Inc., JHI Development Capital Limited, Privest I N.V., Privest II, N.V., Interfid Ltd. and the Beitzel Family Trust.

     The Company executed an Agreement and Plan of Recapitalization dated as of October 28, 1994 with the holders of the Old Class H Preferred Stock and certain other stockholders. The plan of recapitalization eliminated the liquidation preferences and redemption rights of such stockholders and, among other things, provided for the conversion of one share of the Old Class H and I Preferred Stock into three shares of Class A Preferred Stock of the Company, the conversion of one share of Old Class F and G Preferred Stock into one share of Class A or B Preferred Stock and the conversion of one share of each other old class of preferred or common stock into one-fifteenth of a share of Class A or B Common Stock. Additionally, each warrant and option to purchase shares of stock was converted into a warrant or option to purchase one-fifteenth of a share of Class A Common Stock or Class B Common Stock, at an exercise price equal to fifteen times the original exercise price of such option or warrant. As used herein, each reference to an "Old Class" of Common Stock or Preferred Stock refers to such class of Common Stock or Preferred Stock outstanding prior to the Recapitalization. See "Description of Capital Stock."

BRIDGE LOANS

     On February 22, 1996, the Company entered into a Loan Agreement (the "Bridge Loan Agreement") with certain parties (each a "Bridge Lender"), pursuant to which the Company borrowed an aggregate amount of $600,000 (the "Bridge Loan") from the Bridge Lenders. The Bridge Lenders included Messrs. Kaminski ($24,000 Bridge Loan), Lubrano ($18,000 Bridge Loan), Beitzel ($11,500 Bridge
Loan), The Beitzel Family Trust ($11,500 Bridge Loan), JHI Development Capital Limited ($155,000 Bridge Loan), and BancBoston Ventures, Inc. ($83,000 Bridge
Loan).

     In connection with the Bridge Loan Agreement, the Company executed a promissory note in favor of each Bridge Lender, pursuant to which the Company agreed to pay the principal amount borrowed from such Bridge Lender, plus simple interest at twelve percent (12%) per annum thereon, on August 22, 1996. On August 22, 1996, the Company entered into an amendment to the Bridge Loan Agreement with each Bridge Lender, pursuant to which the maturity date of the Bridge Loans was extended to October 22, 1996. The Company used the proceeds of the Bridge Loans for working capital. The proceeds of the Offering will be used to repay all amounts due to the Bridge Lenders under the Bridge Loan Agreement. See "Use of Proceeds." As of June 30, 1996, the outstanding balance of the Bridge Loans (including accrued interest) was $625,644.

INTERFID

     As of May 1, 1996, Mr. James D. Hart became a full-time employee of the Company. See "Management--Executive Compensation." From July 1, 1993 until April 30, 1996, the services of Mr. Hart, who, prior to May 1, 1996, was a Vice-President of Interfid, were made available to the Company by Interfid on an as-needed basis to render financial advisory services to the Company, and, from March 1994 to May 1, 1996, to serve as Treasurer, Secretary and acting Chief Financial Officer of the Company. As compensation for the services rendered by Mr. Hart to the Company, the Company paid to Interfid $10,000 per month, with respect to the period from January 1, 1996 until April 30, 1996, and $5,000 per month with respect to the period from July 1, 1993 to December 31, 1995, and reimbursed Interfid for reasonable out-of-pocket expenses incurred by Interfid or Mr. Hart in connection with the performance of Mr. Hart's services to the Company. There was no written agreement between the Company and Interfid in respect of Mr. Hart's services. During the period prior to May 1, 1996, the Company was not obligated to pay any compensation directly to Mr. Hart; his compensation was paid by Interfid. However, the Board awarded Mr. Hart a discretionary cash award of $20,000 for each of the fiscal years ended September 30, 1994 and September 30, 1995, respectively, and on November 30, 1994, granted him a warrant to purchase 99,886 shares of Class A Common Stock under the 1994 Plan. Amos Kaminski, Chairman of the Board of the Company, is a director and the controlling stockholder of Interfid. Interfid renders investment advisory services to Premier Resources, Ltd., ("Premier"), a Bahamanian corporation. Premier serves as an investment advisor to each of Privest I N.V. and Privest II N.V. and may be deemed the beneficial owner of the Company's stock owned of record by such entities. See "Principal and Selling Stockholders" and note 4 to the table contained therein. Interfid has rendered investment advice to Premier in connection with the investments by Privest I N.V. and Privest II N.V. in the Company.

     All future transactions between the Company, and its directors, officers and principal stockholders, or affiliates of any such persons, including loans to such persons, will be made for bona fide business purposes and will be on terms no less favorable than could be obtained from an unaffiliated third party.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock as of June 30, 1996 and as adjusted to reflect the sale of shares of Class A Common Stock offered hereby, by (i) each person or entity known to own beneficially more than 5% of the outstanding shares of Class A Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers of the Company, (iv) all directors and executive officers of the Company as a group, and (v) the other Selling Stockholders.

                                       SHARES BENEFICIALLY                           SHARES TO BE
                                         OWNED PRIOR TO                              BENEFICIALLY
                                           OFFERING(1)             NUMBER       OWNED AFTER OFFERING(1)
                                     -----------------------     OF SHARES      -----------------------
              NAME(2)                NUMBER          PERCENT      OFFERED       NUMBER          PERCENT
              -------               -------          -------     ----------     -------         -------
PRINCIPAL STOCKHOLDERS
JHI Development Capital Limited(3)   736,616           23.9%       184,040      552,576           10.3%
  St. James House,
  New St. James Place
  St. Helier, Jersey JE4 8WH
  Channel Islands..................
Privest I N.V.(4)                    668,417           21.7        166,934      501,483            9.3
  c/o Caribbean Management Company
  14, John B. Gorsiraweg
  Curacao, Netherland Antilles.....
Privest II N.V.(4)                   665,244           21.6        166,160      499,094            9.3
  c/o Caribbean Management Company
  14, John B. Gorsiraweg
  Curacao, Netherland Antilles.....
BancBoston Ventures, Inc.(5)         390,384           12.7         97,481      292,903            5.5
  100 Federal Street
  Boston, MA 02110.................
James W. Sole(6)...................  168,397            5.5         42,621      125,776            2.3
DIRECTORS AND EXECUTIVE OFFICERS
C. Raymond Boelig(7)...............  199,773            6.1              0      199,773            3.6
John S. Collins(8).................  160,829            5.0              0      160,829            2.9
Amos Kaminski(9)                     146,263            4.7              0      146,263            2.7
  c/o Interfid Ltd.
  150 E. 58th Street, 27th Floor
  New York, NY 10155-2798..........
George Beitzel(10)                   122,263            4.0              0      122,263            2.3
  29 King Street
  Chappaqua, NY 10514..............
James D. Hart(11)..................  100,996            3.2              0      100,996            1.9
David G. Lubrano(12)                  97,375            3.2              0       97,375            1.8
  94 Otis Street
  Hingham, MA 02043................
Geoffrey W. Greve(13)..............   73,620            2.3              0       73,620            1.4
John S. Seguin(14).................   66,666            2.1              0       66,666            1.2
All directors and executive          967,785           30.6              0      967,785           17.8
  officers
  as a group (8 persons)(7)(8)(9)
  (10)(11)(12)(13)(14).............
OTHER SELLING STOCKHOLDERS
Morton E. Goulder(15)..............   73,514            2.4         14,703       58,811            1.1
Other Selling Stockholders (41       1,063,043         26.0        228,061      834,982           13.7
  persons each holding less than 1%
  of the Class A Common
  Stock(16)).......................

- ---------------

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Securities and

     Exchange Commission, Common Stock, subject to stock options or warrants which are currently exercisable or which become exercisable within 60 days after June 30, 1996, are deemed outstanding for computing the share ownership and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. The information set forth assumes the automatic conversion of all shares of Class A Preferred Stock into an equal number of shares of Class A Common Stock. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

 (2) Unless otherwise indicated, the address of the officer listed is: c/o Bitstream Inc., 215 First Street, Cambridge, MA 02142.

 (3) Includes 693,744 shares issuable upon conversion of Class A Preferred Stock held of record by JHI Development Capital Limited and 14,234 shares issuable to JHI Development Capital Limited upon the exercise of warrants.

 (4) Includes 633,333 shares and 633,333 shares of Class A Common Stock issuable upon conversion of Class A Preferred Stock held of record by Privest I and Privest II, respectively, and 14,443 shares and 14,443 shares issuable to Privest I and Privest II, respectively, upon the exercise of warrants. Premier may be regarded as the beneficial owner of these shares because it serves as an investment advisor to each of Privest I N.V. and Privest II N.V. and has at times in the past been delegated, and may from time to time in the future be delegated, the authority to vote or direct the vote or to dispose or direct the disposition of these shares. Premier, a corporation established under the laws of the Commonwealth of the Bahamas, has a principal place of business at IBM House-East Bay Street, Nassau, Bahamas and is a wholly owned subsidiary of Gesfid International Ltd., a corporation established under the laws of the Commonwealth of the Bahamas, which is a wholly owned subsidiary of Gesfid, S.A., a fiduciary corporation established under the laws of Switzerland, which has a principal place of business at Via Adamini, 10a, Lugano, Switzerland.

 (5) Includes 366,666 shares issuable upon conversion of Class A Preferred Stock held of record by BancBoston Ventures, Inc. and 7,776 shares issuable to BancBoston Ventures, Inc. upon the exercise of warrants.

 (6) Includes 160,666 shares issuable upon conversion of Class A Preferred Stock and 2,176 shares and 1,111 shares issuable upon the exercise of warrants and options, respectively.

 (7) Includes 89,773 shares and 110,000 shares issuable to Mr. Boelig upon the exercise of warrants and options, respectively. If the over-allotment option is exercised in full, the Number of Shares Offered by Mr. Boelig and the Number and Percent of Shares to be Beneficially Owned After Offering will be 23,220, 176,513 and 3.3%, respectively.

 (8) Includes 39,941 shares and 110,000 shares issuable to Mr. Collins upon the exercise of warrants and options, respectively, and 888 shares and 10,000 shares issuable upon conversion of Class A Preferred Stock held by Mr. and Mrs. Collins as joint tenants. If the over-allotment option is exercised in full, the Number of Shares Offered by Mr. Collins and the Number and Percent of Shares to be Beneficially Owned After Offering will be 18,698, 142,131 and 2.6%, respectively.

 (9) Includes 70,666 shares issuable upon conversion of Class A Preferred Stock held of record by Mr. Kaminski and 14,487 shares issuable to Mr. Kaminski upon the exercise of warrants. Also includes 20,000 shares issuable upon conversion of Class A Preferred Stock and 1,110 shares issuable upon the exercise of warrants held of record by Interfid of which Mr. Kaminski is President and a director and, therefore, Mr. Kaminski may be deemed to be a beneficial owner of such shares. If the over-allotment option is exercised in full, the Number of Shares Offered by Mr. Kaminski and the Number and Percent of Shares to be Beneficially Owned After Offering will be 17,000, 129,263 and 2.5%, respectively.

(10) Includes 36,666 shares of Class A Common Stock issuable upon conversion of Class A Preferred Stock held of record by Mr. Beitzel and 14,109 shares issuable to Mr. Beitzel upon the exercise of warrants. Also includes 888 shares, 29,114 shares issuable upon conversion of Class A Preferred Stock and 524 shares issuable upon the exercise of warrants, all held of record by the Beitzel Family Trust. Since Mr. Beitzel and his family are the beneficiaries of the Beitzel Family Trust and Mr. Beitzel's wife and children share voting power therein, Mr. Beitzel may be deemed beneficial owner of such shares. If the over-allotment option is exercised in full, the Number of Shares Offered by Mr. Beitzel and the Number and Percent of Shares to be Beneficially Owned After Offering will be 14,209, 108,054 and 2.1%, respectively.

(11) Includes 100,996 shares issuable to Mr. Hart upon the exercise of warrants. If the over-allotment option is exercised in full, the Number of Shares Offered by Mr. Hart and the Number and Percent of Shares to be Beneficially Owned After Offering will be 11,745, 89,251 and 1.5%, respectively.

(12) Includes 40,666 shares issuable upon conversion of Class A Preferred Stock held of record by Mr. Lubrano and 14,020 shares issuable to Mr. Lubrano upon the exercise of warrants. If the over-allotment option is exercised in full, the Number of Shares Offered by Mr. Lubrano and the Number and Percent of Shares to be Beneficially Owned After Offering will be 11,316, 86,059 and 1.5%, respectively.

(13) Includes 73,616 shares issuable to Mr. Greve upon the exercise of options. If the over-allotment option is exercised in full, the Number of Shares Offered by Mr. Greve and the Number and Percent of Shares to be Beneficially Owned After Offering will be 8,561, 65,059 and 1.2%, respectively.

(14) Includes 66,666 shares issuable to Mr. Seguin upon the exercise of options. If the over-allotment option is exercised in full, the Number of Shares Offered by Mr. Seguin and the Number and Percent of Shares to be Beneficially Owned After Offering will be 7,751, 58,915 and 1.1%, respectively.

(15) Includes 70,341 shares issuable upon conversion of Class A Preferred Stock and 1,676 shares issuable upon the exercise of warrants.

(16) Includes 17,380 shares issuable upon conversion of Class A Preferred Stock held by such Selling Stockholders, in aggregate, and 1,023,942 shares issuable to such Selling Stockholders, in aggregate, upon the exercise of options and warrants. Ms. Susan Johnson, a stockholder who beneficially owns 17,380 shares, was Chief Financial Officer of the Company from February 1, 1993 through February 4, 1994. Mr. Lawrence Oppenberg, a stockholder who beneficially owns 4,440 shares, was Vice President of Type Operations from July 5, 1993 through June 30, 1994.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this Offering, the authorized capital stock of the Company will consist of 30,500,000 shares of Common Stock, $0.01 par value, (30,000,000 of which are authorized shares of Class A Common Stock and 500,000 of which are authorized shares of Class B Common Stock), and 10,000,000 shares of preferred stock, $0.01 par value, (6,000,000 shares of which are authorized shares of Preferred Stock, 3,000,000 of which are authorized shares of Class A Preferred Stock, and 1,000,000 shares of which are authorized shares of Class B Preferred Stock).

COMMON STOCK

     As of June 30, 1996, there were 288,646 shares of Class A Common Stock and 30,864 shares of Class B Common Stock outstanding and held of record by 33 stockholders and one stockholder, respectively, and 2,782,575 shares of Class A Common Stock and 391,162 shares of Class B Common Stock, issuable upon the conversion of outstanding shares of Class A Preferred Stock and Class B Preferred Stock, respectively. Upon the closing of this Offering, assuming no exercise of outstanding stock options and warrants (other than those to be exercised and sold by Selling Stockholders pursuant to this Offering), the Company will have outstanding 5,361,663 shares of Class A Common Stock and 422,026 shares of Class B Common Stock. The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Holders of Class A Common Stock that are subject to the provisions of the Bank Holding Company Act of 1956 and Regulation Y promulgated thereunder and which hold shares of Class B Common Stock or Class B Preferred Stock issued in connection with the Reincorporation Merger have the option, at any time, to convert any or all shares of Class A Common Stock into an equal number of shares of Class B Common Stock. Holders of Class B Common Stock have identical rights to holders of Class A Common Stock except that holders of Class B Common Stock are not entitled to vote on matters upon which stockholders of the Company are entitled to vote, except as provided by law or as specifically set forth in the certificate of incorporation of the Company. Additionally, any holder of Class B Common Stock has the option to convert their respective shares of Class B Common Stock into an equal number of shares of Class A Common Stock to the extent such holder and its affiliates shall be permitted to own control or have the power to vote such Class A Common Stock under any law, rule or regulation at the time applicable to such holder or its affiliates.

     Subject to any preference that may be applicable to then outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. There are no redemption or sinking fund provisions applicable to Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The outstanding shares of Class A Preferred Stock and the Class B Preferred Stock automatically convert into an equal number of shares of Class A Common Stock and Class B Common Stock, respectively, upon the effectiveness of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement covering the offer and sale of Common Stock with the proceeds to the Company of at least $5 million and a minimum price per share of $3.00. Upon the effectiveness of the registration statement filed in connection with this Offering, the outstanding shares of Class A Preferred Stock and Class B Preferred Stock will, therefore, convert into an equal number of shares of Class A Common Stock and Class B Common Stock, respectively, and the Company will have no shares of Class A or Class B Preferred Stock outstanding. As of the Effective Date, the Company will have 217,425 shares of Class A Preferred Stock available for issuance, none of which will be outstanding, and 608,838 shares of Class B Preferred Stock available for issuance, none of which will be outstanding. The Company intends to file an amendment to the Company's Certificate of Incorporation immediately after the Effective Date to eliminate the authorized shares of Class A Preferred Stock and Class B Preferred Stock, which would leave the Preferred Stock described below as the only authorized preferred stock.

     Under the Company's certificate of incorporation, the Board has the authority, without further action by the stockholders, to issue up to 6,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any such series. The issuance of Preferred Stock could adversely affect the rights and powers, including voting rights, of holders of Common Stock and the availability of earnings and assets for dividends, other distributions and payments upon liquidation to the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change-in-control of the Company. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock.

WARRANTS

     As of June 30, 1996, there were outstanding warrants to purchase 62,917 shares of Class A Common Stock and 13,038 shares of Class B Common Stock, respectively (other than warrants issued pursuant to the 1994 Stock Plan). Such warrants have exercise prices ranging from $22.50 to $111.15 per share, and expire commencing October 30, 1998 through October 30, 2005. The warrants are subject to certain antidilution provisions.

REGISTRATION RIGHTS

     The holders of substantially all of the outstanding shares of Common Stock and the holders of the outstanding warrants and options issued under the 1994 Stock Plan are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of certain registration rights agreements, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include such shares of Common Stock in the registration. The rights are subject to certain conditions and limitations, among them, the right of the Underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of Common Stock benefiting from these rights may also require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts, to effect such registration, subject to certain conditions and limitations. Furthermore, certain of such holders may require the Company to file additional registration statements on Form S-3 subject to certain conditions and limitations. In connection with this Offering, the rights of substantially all such holders to have shares of Common Stock registered under the Securities Act as part of this Offering either were waived or shares held by such holders were included in the Offering pursuant to the exercise of such rights by such holders. All fees, costs and expenses of such registrations will be borne by the Company, with certain exceptions, provided that such holders will be required to bear their pro rata share of underwriting discounts and commissions.

DELAWARE LAW AND CERTAIN PROVISIONS OF CHARTER AND BY-LAWS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. Subject to certain exceptions, Section 203 prevents an "interested stockholder" (as defined below) in a publicly-held Delaware corporation from engaging in a "business combination" (as defined below) with such corporation for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or at the time of attaining such status or thereafter, the board of directors approves the same and holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder approve such business combination at a meeting of stockholders. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the proposed business combination, did own) 15% or more of the Company's voting stock. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of the Common Stock held by stockholders.

     The Company's bylaws also require that, special meetings of the stockholders may be called only by the Chairman of the Board or the Board. These provisions may have the effect of deterring hostile takeovers or delaying, deferring or preventing changes in control or management of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the DGCL, the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Certificate of Incorporation provides that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the DGCL.

     The Company intends to obtain directors' and officers' liability insurance ("D&O Insurance") prior to the effective date of this Offering, and expects to continue to carry D&O Insurance following this Offering. In addition, the Company has entered into an indemnification agreement with each of its directors and certain officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Company.

     The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation, the D&O Insurance and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification provisions would apply.

TRANSFER AGENT AND REGISTRAR

     The Company's Transfer Agent and Registrar is Boston EquiServe.

NASDAQ NATIONAL MARKET LISTING

     Application has been made to have the Class A Common Stock quoted on the Nasdaq National Market under the symbol "BITS."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 5,783,689 shares of Class A Common Stock outstanding or issuable on the conversion of outstanding Class B Common Stock (assuming no exercise of outstanding options or warrants other than options and warrants for 190,442 shares of Class A Common Stock exercised by certain Selling Stockholders in connection with this Offering). Of these shares, the 3,000,000 shares of Class A Common Stock sold in this Offering will generally be freely tradeable without restriction or further registration under the Securities Act. Of the remaining 2,783,689 shares of Class A Common Stock outstanding or issuable on the conversion of outstanding Class B Common Stock, 48,846 shares of Class A Common Stock are not subject to the Lock-Up Agreements described below, and will be eligible for immediate sale in the public market pursuant to Rule 144(k). 164,879 shares of Class A Common Stock which are issuable on the exercise of certain outstanding options and warrants exercisable at prices no greater than the assumed offering price of $9.00 per share and which are not subject to the Lock-Up Agreements, will be eligible for resale in the public market in accordance with Rule 701 beginning 90 days after the date of this Prospectus. Upon the expiration of the Lock-Up Agreements, or earlier in the discretion of Volpe, Welty & Company, approximately 2,734,843 additional shares of Class A Common Stock outstanding or issuable upon the conversion of Class B Common Stock, will become eligible for immediate sale in the public market pursuant to the provisions of Rule 144(k). The Company intends to register all shares of Class A Common Stock reserved for issuance under its stock option plans and pursuant to all outstanding warrants as described below, thus permitting the sale of such shares in the public market without restriction under the Securities Act.

SALE OF RESTRICTED SHARES

     In general, pursuant to Rule 144 under the Securities Act ("Rule 144"), beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares ("Restricted Shares") for at least two years, will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 5,783,689 shares immediately after this Offering) or (ii) the average weekly trading volume of the Class A Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to the manner of sale, notice and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an Affiliate (as such term is defined under the Securities Act) and has not been an Affiliate of the Company at any time during the three months immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the Rule 144 limitations described above.

     Rule 701 under the Securities Act provides that the shares of Class A Common Stock acquired upon the exercise of currently outstanding options may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale of provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirement. The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period for shares subject to Rule 144 to become eligible for sale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate sale following the expiration of any applicable lock-up period.

     As of June 30, 1996, options and warrants to purchase a total of 1,922,436 shares of Common Stock were outstanding, of which options and warrants to purchase 1,674,805 shares were currently exercisable at prices ranging from $0.90 to the assumed offering price of $9.00 per share; substantially all of the shares issuable on exercise of options and warrants exercisable at prices no greater than the assumed offering price of $9.00 per share are subject to Lock-Up Agreements. Additionally, 666,667 shares of Class A Common Stock are reserved for issuance in connection with future grants of options and warrants under the Company's 1996 Stock Plan. See "Management -- Stock Plans."

     Approximately 180 days after the date of this Prospectus the Company will file a registration statement under the Securities Act covering the shares issuable on the exercise of options or warrants granted under its stock plans. The Company expects that this registration will automatically become effective upon filing. Accordingly, shares registered under such registration statement will immediately thereafter be available for sale in the public market, subject to Rule 144 volume limitations applicable to Affiliates, and subject to any applicable vesting restrictions.

LOCK-UP AGREEMENTS

     Each of the Company's directors and officers, and certain other employees and security holders of the Company, have agreed not to offer, sell, contract to sell, make any short sale, pledge, or otherwise dispose of, directly or indirectly, any of the shares of Class A Common Stock or other securities convertible into or exchangeable for, or any rights to purchase or acquire, Class A Common Stock (each, a "Transfer") beneficially owned by them (the "Lock-Up Securities"), or enter into any swap or other agreement with respect to Lock-Up Securities that transfers, in whole or part any of the economic consequences of ownership (each, a "Swap") for a period of 180 days following the Effective Date, without the prior written consent of Volpe, Welty & Company, except for the sale of shares of Class A Common Stock in connection with this Offering, including any shares sold in respect of the Underwriters' overallotment option, the sale of shares purchased in the open market after the Effective Date or the conversion of outstanding options, warrants or convertible securities. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Class A Common Stock for a period of 180 days following the Effective Date without the prior written consent of Volpe, Welty & Company except for the granting of options or the sale of stock pursuant to the Company's existing stock option plans, or the issuance of shares upon the exercise of presently outstanding options or warrants. Volpe, Welty & Company, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Volpe, Welty & Company and Advest, Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Class A Common Stock set forth opposite its name below.

                                                                                 NUMBER
         UNDERWRITER                                                            OF SHARES
         -----------                                                            ---------
    Volpe, Welty & Company....................................................
    Advest, Inc. .............................................................
                                                                                ---------
              Total...........................................................  3,000,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Class A Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in excess of
$          per share, of which $          may be reallocated to other dealers.
After the Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

     The Company and certain of the Selling Stockholders have granted the Underwriters an option for thirty days after the date of this Prospectus to purchase, at the offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 337,500 and 112,500 additional shares of Class A Common Stock, respectively, at the same price per share as the Company and the Selling Stockholders receive for the 3,000,000 shares of Class A Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Class A Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotments in connection with the sale of the 3,000,000 shares of Class A Common Stock offered hereby.

     Each of the Company's directors and officers, and certain other security holders of the Company, have agreed not to Transfer any of their Lock-Up Securities or enter into any Swap for a period of 180 days following the Effective Date, without the prior written consent of Volpe, Welty & Company except for the sale of shares of Class A Common Stock in connection with this Offering, including shares sold in respect of the Underwriters' over-allotment option, or except in connection with the conversion of presently outstanding convertible securities. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Class A Common Stock for a period of 180 days following the Effective Date without the prior written consent of Volpe, Welty & Company, except for the granting of options or the sale of stock pursuant to the Company's existing stock and option plans, or the issuance of shares upon the exercise of presently outstanding options or warrants or the conversion of presently outstanding convertible securities. Volpe, Welty & Company, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

     Prior to this Offering, there has been no public market for the Class A Common Stock. The initial public offering price of the Class A Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors that will be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

     The Offering of the shares of Class A Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with this Offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Class A Common Stock offered by the Company and certain of the Selling Stockholders will be passed upon by Rubin Baum Levin Constant & Friedman, New York, New York. Certain legal matters relating to the shares of Class A Common Stock offered hereby will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements and the financial statement schedule of the Company as of September 30, 1994 and 1995 and December 31, 1995, for the years ended September 30, 1993, 1994 and 1995 and for the three month period ended December 31, 1995, included in this prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Company intends to furnish to its stockholders annual reports containing audited financial statements examined by its independent certified public accountants and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year. For further information with respect to the Company and such Class A Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules filed therewith, may be inspected without charge at the Commission's principal offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its Regional Offices located at Citicorp Center, Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite

1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained upon written request from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
CONSOLIDATED FINANCIAL STATEMENTS OF BITSTREAM INC. AND SUBSIDIARIES
  Report of Independent Public Accountants............................................  F-2
  Consolidated Balance Sheets as of September 30, 1994 and 1995, December 31, 1995 and
     June 30, 1996 (Unaudited)........................................................  F-3
  Consolidated Statements of Operations for Each of the Three Years in the Period
     Ended September 30, 1995 and for the Three Months Ended December 31, 1995 and for
     the Six Months Ended June 30, 1995 and 1996 (Unaudited)..........................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for Each of the Three
     Years in the Period Ended September 30, 1995 and for the Three Months Ended
     December 31, 1995 and for the Six Months Ended June 30, 1996 (Unaudited).........  F-5
  Consolidated Statements of Cash Flows for Each of the Three Years in the Period
     Ended September 30, 1995 and for the Three Months Ended December 31, 1995 and for
     the Six Months Ended June 30, 1995 and 1996 (Unaudited)..........................  F-6
  Notes to Consolidated Financial Statements..........................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Bitstream Inc.:

     We have audited the accompanying consolidated balance sheets of Bitstream Inc. (a Massachusetts corporation) and subsidiaries as of September 30, 1994 and 1995 and December 31, 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended September 30, 1995 and for the three-month period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bitstream Inc. and subsidiaries as of September 30, 1994 and 1995 and December 31, 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 and for the three-month period ended December 31, 1995, in conformity with generally accepted accounting principles.

     We have also audited, in accordance with generally accepted auditing standards, the consolidated balance sheets as of September 30, 1991, 1992 and 1993, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended September 30, 1991 and 1992 (none of which are presented herein), and have expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the selected consolidated financial data for each of the five years in the period ended September 30, 1995 and for the three months ended December 31, 1995, appearing on page 13, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

                                                   Arthur Andersen LLP

Boston, Massachusetts
April 30, 1996 (except with respect
  to the matters discussed in Note 1(k)
  and Note 10(d), as to which the date
  is May 21, 1996)

                        BITSTREAM INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                     SEPTEMBER 30,
                                               --------------------------   DECEMBER 31,     JUNE 30,
                                                  1994           1995           1995           1996
                                               -----------   ------------   ------------   ------------
                                                                                           (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents..................  $   654,000   $    523,000   $    390,000   $    686,000
  Accounts receivable, net of allowance for
     doubtful accounts.......................      479,000      1,233,000      1,846,000      2,145,000
  Current portion of long-term accounts
     receivable and extended plan accounts
     receivable, net of allowance for
     doubtful accounts.......................    1,008,000        969,000        536,000        826,000
  Deferred income taxes......................           --             --        600,000        758,000
  Other current assets.......................      184,000        160,000        194,000        127,000
                                               -----------   ------------   ------------   ------------
          Total current assets...............    2,325,000      2,885,000      3,566,000      4,542,000
                                               -----------   ------------   ------------   ------------
Property and equipment, net..................      253,000        304,000        530,000        851,000
                                               -----------   ------------   ------------   ------------
Other assets:
  Long-term accounts receivable, net of
     current portion.........................       57,000             --        228,000        354,000
  Other assets...............................        5,000          5,000          4,000        210,000
                                               -----------   ------------   ------------   ------------
                                                    62,000          5,000        232,000        564,000
                                               -----------   ------------   ------------   ------------
          Total assets.......................  $ 2,640,000   $  3,194,000   $  4,328,000   $  5,957,000
                                               ===========   ============   ============   ============
                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable..............................  $        --   $         --   $    300,000   $    150,000
  Current maturities of long-term debt.......      156,000             --             --             --
  Current maturities of capital lease
     obligations.............................       83,000        112,000        134,000        166,000
  Subordinated notes payable to
     stockholders............................           --             --             --        600,000
  Accounts payable...........................    1,252,000        799,000        466,000        403,000
  Accrued expenses...........................    1,754,000      1,093,000      1,412,000      1,494,000
                                               -----------   ------------   ------------   ------------
          Total current liabilities..........    3,245,000      2,004,000      2,312,000      2,813,000
                                               -----------   ------------   ------------   ------------
Capital lease obligations, less current
  maturities.................................      111,000        108,000        184,000        269,000
                                               -----------   ------------   ------------   ------------
Other long-term liabilities..................       14,000         16,000         26,000         23,000
                                               -----------   ------------   ------------   ------------
Commitments and contingent liabilities (Notes
  7 and 8)
Mandatorily redeemable convertible preferred
  stock, $.01 par value (Note 9).............    2,311,000             --             --             --
                                               -----------   ------------   ------------   ------------
Stockholders' equity (deficit):
  Convertible preferred stock................       31,000         32,000         32,000         32,000
  Common stock...............................       18,000          3,000          3,000          3,000
  Additional paid-in capital.................   12,277,000     14,449,000     14,449,000     14,454,000
  Accumulated deficit........................  (15,056,000)   (13,368,000)   (12,630,000)   (11,586,000)
  Cumulative translation adjustment..........      (50,000)       (50,000)       (48,000)       (51,000)
  Treasury stock, at cost -- 309,067 shares
     of
     Class A common stock at September 30,
     1994....................................     (247,000)            --             --             --
  Notes receivable...........................      (14,000)            --             --             --
                                               -----------   ------------   ------------   ------------
          Total stockholders' equity
            (deficit)........................   (3,041,000)     1,066,000      1,806,000      2,852,000
                                               -----------   ------------   ------------   ------------
          Total liabilities and stockholders'
            equity (deficit).................  $ 2,640,000   $  3,194,000   $  4,328,000   $  5,957,000
                                               ===========   ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        BITSTREAM INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 THREE
                                                                                 MONTHS
                                            YEARS ENDED SEPTEMBER 30,            ENDED          SIX MONTHS ENDED
                                      -------------------------------------   DECEMBER 31,   -----------------------
                                         1993          1994         1995          1995          1995         1996
                                      -----------   ----------   ----------   ------------   ----------   ----------
                                                                                                   (UNAUDITED)
Revenues............................  $17,430,000   $9,832,000   $8,970,000    $2,355,000    $4,774,000   $5,411,000
Cost of revenues....................    6,276,000    2,299,000    1,579,000       411,000       794,000      808,000
                                      -----------   ----------   ----------    ----------    ----------   ----------
  Gross profit......................   11,154,000    7,533,000    7,391,000     1,944,000     3,980,000    4,603,000
                                      -----------   ----------   ----------    ----------    ----------   ----------
Operating expenses:
  Marketing and selling.............    9,080,000    3,334,000    3,264,000       978,000     1,691,000    2,145,000
  Research and development..........    3,536,000    1,534,000    1,071,000       331,000       547,000      680,000
  General and administrative........    3,006,000    1,281,000    1,261,000       385,000       773,000      776,000
  Restructuring charge..............           --      365,000           --            --            --           --
                                      -----------   ----------   ----------    ----------    ----------   ----------
          Total operating
            expenses................   15,622,000    6,514,000    5,596,000     1,694,000     3,011,000    3,601,000
                                      -----------   ----------   ----------    ----------    ----------   ----------
          Operating income (loss)...   (4,468,000)   1,019,000    1,795,000       250,000       969,000    1,002,000
                                      -----------   ----------   ----------    ----------    ----------   ----------
Other income (expense), net.........      (18,000)     (40,000)      11,000        17,000       (37,000)     (44,000)
                                      -----------   ----------   ----------    ----------    ----------   ----------
     Income (loss) before provision
       for (benefit from) income
       taxes........................   (4,486,000)     979,000    1,806,000       267,000       932,000      958,000
Provision for (benefit from) income
  taxes.............................      319,000      133,000      118,000      (471,000)       83,000      (86,000)
                                      -----------   ----------   ----------    ----------    ----------   ----------
          Net income (loss).........  $(4,805,000)  $  846,000   $1,688,000    $  738,000    $  849,000   $1,044,000
                                      ===========   ==========   ==========    ==========    ==========   ==========
Pro forma net income per common and
  common equivalent share...........                             $      .38    $      .17                 $      .24
                                                                 ==========    ==========                 ==========
Pro forma weighted average common
  and common equivalent shares
  outstanding.......................                              4,983,678     4,704,805                  4,745,292
                                                                 ==========    ==========                 ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        BITSTREAM INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                            CONVERTIBLE PREFERRED
                                    STOCK                COMMON STOCK
                            ---------------------   ----------------------   ADDITIONAL                    CUMULATIVE
                             NUMBER       $.01        NUMBER       $.01        PAID-IN     ACCUMULATED    TRANSLATION    TREASURY
                            OF SHARES   PAR VALUE   OF SHARES    PAR VALUE     CAPITAL       DEFICIT       ADJUSTMENT      STOCK
                            ---------   ---------   ----------   ---------   -----------   ------------   ------------   ---------
BALANCE, SEPTEMBER 30,
  1993....................  3,052,647    $31,000     1,759,163    $18,000    $13,391,000   $(15,902,000)    $(32,000)    $ (17,000)
  Exercise of stock
    options...............         --         --            67         --             --             --           --            --
  Accretion of Series H
    and Series I
    mandatorily redeemable
    convertible preferred
    stock to redemption
    value.................         --         --            --         --     (1,107,000)            --           --            --
  Transfer of notes
    receivable into
    treasury stock........         --         --            --         --             --             --           --      (230,000)
  Reduction of notes
    receivable............         --         --            --         --             --             --           --            --
  Cancellation of notes
    receivable and Series
    H convertible
    preferred
    stock.................         --         --            --         --         (7,000)            --           --            --
  Cumulative translation
    adjustment............         --         --            --         --             --             --      (18,000)           --
  Net income..............         --         --            --         --             --        846,000           --            --
                            ---------    -------     ---------    -------    -----------    -----------     --------      --------


                                            TOTAL
                                         STOCKHOLDERS'
                              NOTES         EQUITY
                            RECEIVABLE    (DEFICIT)
                            ----------   ------------
BALANCE, SEPTEMBER 30,
  1993....................  $ (292,000)  $ (2,803,000)
  Exercise of stock
    options...............          --             --
  Accretion of Series H
    and Series I
    mandatorily redeemable
    convertible preferred
    stock to redemption
    value.................          --     (1,107,000)
  Transfer of notes
    receivable into
    treasury stock........     230,000             --
  Reduction of notes
    receivable............      41,000         41,000
  Cancellation of notes
    receivable and Series
    H convertible
    preferred
    stock.................       7,000             --
  Cumulative translation
    adjustment............          --        (18,000)
  Net income..............          --        846,000
                             ---------    -----------
BALANCE, SEPTEMBER 30,
  1994....................  3,052,647     31,000     1,759,230     18,000     12,277,000    (15,056,000)     (50,000)     (247,000)
  Accretion of Series H
    and Series I
    mandatorily redeemable
    convertible preferred
    stock to redemption
    value.................         --         --            --         --       (133,000)            --           --            --
  Net adjustment to
    reflect the
    recapitalization of
    the Company...........    121,090      1,000    (1,446,553)   (15,000)     2,305,000             --           --       247,000
  Cumulative translation
    adjustment............         --         --            --         --             --             --           --            --
  Net income..............         --         --            --         --             --      1,688,000           --            --
                            ---------    -------     ---------    -------    -----------    -----------     --------      --------
BALANCE, SEPTEMBER 30,
  1995....................  3,173,737     32,000       312,677      3,000     14,449,000    (13,368,000)     (50,000)           --
  Cumulative translation
    adjustment............         --         --            --         --             --             --        2,000            --
  Net income..............         --         --            --         --             --        738,000           --            --
                            ---------    -------     ---------    -------    -----------    -----------     --------      --------
BALANCE, DECEMBER 31,
  1995....................  3,173,737     32,000       312,677      3,000     14,449,000    (12,630,000)     (48,000)           --
  Exercise of stock
    options and
    warrants..............         --         --         6,833         --          5,000             --           --            --
  Cumulative translation
    adjustment............         --         --            --         --             --             --       (3,000)           --
  Net income
    (unaudited)...........         --         --            --         --             --      1,044,000           --            --
                            ---------    -------     ---------    -------    -----------    -----------     --------      --------
BALANCE, JUNE 30, 1996
  (UNAUDITED).............  3,173,737    $32,000       319,511    $ 3,000    $14,454,000   $(11,586,000)    $(51,000)    $      --
                            =========    =======     =========    =======    ===========    ===========     ========      ========

BALANCE, SEPTEMBER 30,
  Accretion of Series H
    and Series I
    mandatorily redeemable
    convertible preferred
    stock to redemption
    value.................          --       (133,000)
  Net adjustment to
    reflect the
    recapitalization of
    the Company...........      14,000      2,552,000
  Cumulative translation
    adjustment............          --             --
  Net income..............          --      1,688,000
                             ---------    -----------
BALANCE, SEPTEMBER 30,
  1995....................          --      1,066,000
  Cumulative translation
    adjustment............          --          2,000
  Net income..............          --        738,000
                             ---------    -----------
BALANCE, DECEMBER 31,
  1995....................          --      1,806,000
  Exercise of stock
    options and
    warrants..............          --          5,000
  Cumulative translation
    adjustment............          --         (3,000)
  Net income
    (unaudited)...........          --      1,044,000
                             ---------    -----------
BALANCE, JUNE 30, 1996
  (UNAUDITED).............   $      --    $ 2,852,000
                             =========    ===========

  1994....................     (14,000)    (3,041,000)

  The accompanying notes are an integral part of these consolidated financial statements.

                        BITSTREAM INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                 SIX MONTHS
                                                                                            THREE MONTHS           ENDED
                                                         YEARS ENDED SEPTEMBER 30,             ENDED              JUNE 30,
                                                   --------------------------------------   DECEMBER 31,   ----------------------
                                                      1993          1994          1995          1995         1995         1996
                                                   -----------   -----------   ----------   ------------   ---------   ----------
                                                                                                                (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss)..............................  $(4,805,000)  $   846,000   $1,688,000    $  738,000    $ 849,000   $1,044,000
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities --
    Depreciation and amortization................      780,000       476,000      214,000        36,000      115,000      108,000
    Deferred income tax benefit..................           --            --           --      (600,000)          --     (158,000)
    Net loss (gain) on disposal of property and
      equipment..................................       50,000        51,000      (14,000)      (22,000)          --           --
    Issuance of common stock for services
      rendered...................................           --            --      108,000            --      108,000           --
    Changes in assets and liabilities --
      Accounts receivable........................      714,000     1,272,000     (754,000)     (613,000)    (604,000)    (299,000)
      Long-term and extended plan accounts
        receivable...............................      139,000      (277,000)      96,000       205,000     (238,000)    (416,000)
      Other assets...............................    1,930,000       554,000       24,000       (34,000)      65,000     (139,000)
      Accounts payable...........................      187,000    (2,553,000)    (453,000)     (333,000)    (161,000)     (63,000)
      Accrued expenses...........................     (524,000)      (30,000)    (661,000)      319,000     (139,000)      82,000
                                                   -----------   -----------    ---------     ---------    ---------    ---------
      Net cash provided by (used in) operating
        activities...............................   (1,529,000)      339,000      248,000      (304,000)      (5,000)     159,000
                                                   -----------   -----------    ---------     ---------    ---------    ---------
Cash Flows from Investing Activities:
  Purchase of property and equipment, net........     (272,000)      (68,000)    (197,000)     (140,000)     (76,000)    (453,000)
  Proceeds from sale of property and equipment...           --            --       60,000        24,000           --       23,000
  Decrease in other assets.......................      246,000         3,000           --         1,000           --           --
                                                   -----------   -----------    ---------     ---------    ---------    ---------
        Net cash used in investing activities....      (26,000)      (65,000)    (137,000)     (115,000)     (76,000)    (430,000)
                                                   -----------   -----------    ---------     ---------    ---------    ---------
Cash Flows from Financing Activities:
  Proceeds from long-term debt...................           --            --           --       300,000           --           --
  Payments on line of credit.....................     (606,000)     (194,000)          --            --           --     (150,000)
  Payments of long-term debt and capital lease
    obligations..................................     (353,000)     (496,000)    (244,000)      (26,000)     (63,000)     (74,000)
  Proceeds from debt to stockholders.............           --            --           --            --           --      600,000
  Increase in capital lease obligations..........      178,000            --                         --           --      191,000
  Change in other long-term liabilities..........       (4,000)       (3,000)       2,000        12,000        4,000       (5,000)
  Proceeds from the issuance of convertible and
    mandatorily redeemable preferred stock.......    3,058,000            --           --            --           --           --
  Receipts of payments on notes receivable.......        3,000         5,000           --            --           --           --
  Proceeds from the exercise of stock options and
    warrants.....................................           --            --           --            --           --        5,000
                                                   -----------   -----------    ---------     ---------    ---------    ---------
        Net cash provided by (used in) financing
          activities.............................    2,276,000      (688,000)    (242,000)      286,000      (59,000)     567,000
                                                   -----------   -----------    ---------     ---------    ---------    ---------
Net Increase (Decrease) in Cash and Cash
  Equivalents....................................      721,000      (414,000)    (131,000)     (133,000)    (140,000)     296,000
Cash and Cash Equivalents, beginning of period...      347,000     1,068,000      654,000       523,000      652,000      390,000
                                                   -----------   -----------    ---------     ---------    ---------    ---------
Cash and Cash Equivalents, end of period.........  $ 1,068,000   $   654,000   $  523,000    $  390,000    $ 512,000   $  686,000
                                                   ===========   ===========    =========     =========    =========    =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest.........................  $   275,000   $    72,000   $   16,000    $    6,000    $  18,000   $   29,000
                                                   ===========   ===========    =========     =========    =========    =========
  Cash paid for income taxes.....................  $     2,000   $        --   $    5,000    $   93,000    $  40,000   $   91,000
                                                   ===========   ===========    =========     =========    =========    =========
Supplemental Disclosure of Noncash Transactions:
  Increase in property and equipment and capital
    lease
    obligations..................................  $    15,000   $        --   $  114,000    $  124,000           --   $  191,000
                                                   ===========   ===========    =========     =========    =========    =========
  Decrease in additional paid-in capital due to
    accretion of mandatorily redeemable preferred
    stock........................................  $   404,000   $ 1,107,000   $  133,000    $       --    $  66,000   $       --
                                                   ===========   ===========    =========     =========    =========    =========
  Retirement of fully depreciated property and
    equipment....................................  $   270,000   $ 5,193,000   $   25,000    $    6,000    $      --   $    2,000
                                                   ===========   ===========    =========     =========    =========    =========
  Transfer of equipment under capital lease to
    property and equipment owned by the
    Company......................................  $        --   $        --   $  374,000    $       --    $      --   $       --
                                                   ===========   ===========    =========     =========    =========    =========
  Transfer of notes receivable into treasury
    stock........................................  $        --   $   230,000   $       --    $       --    $      --   $       --
                                                   ===========   ===========    =========     =========    =========    =========
  Cancellation of notes receivable in exchange
    for return of mandatorily redeemable
    preferred stock..............................  $        --   $     7,000   $       --    $       --    $      --   $       --
                                                   ===========   ===========    =========     =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        BITSTREAM INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Bitstream Inc. and subsidiaries (the "Company") develops and markets software products and technologies to enhance the creation, transport, viewing and printing of electronic documents.

     The Company primarily licenses its products and technologies to OEMs and ISVs for inclusion in their output devices, embedded systems, applications, Internet authoring tools, World Wide Web browsers and other products. The Company generally enters into a license with such customers and charges a combination of licensing fees and royalty payments. In addition, Bitstream sells custom and other type products directly to end users such a graphic artists, desktop publishers and corporations.

     In fiscal year 1993, the Company decided to curtail product distribution through the computer software reseller channel and to concentrate the efforts of the Company on the development and sale of technology and products to OEM and ISV customers. In conjunction with this shift in strategic focus, the Company reorganized its operations, changed its senior management and restructured the Company's type design group. During November 1994 the Company consummated a plan of recapitalization (see Note 10(a)).

     The Company is subject to risks common to technology-based companies, including dependence on key personnel, the ability to raise equity capital, rapid technological change, competition from alternative product offerings and larger companies, and challenges to the development and marketing of commercial products and services.

     The accompanying consolidated financial statements reflect the application of certain accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes. The preparation of the accompanying consolidated financial statements required the use of certain estimates by management in determining the Company's assets, liabilities, revenues and expenses.

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Bitstream World Trade, Inc. (a Delaware corporation), a holding company for Bitstream, B.V. (a Dutch corporation); Bitstream S.A.R.L. (a French corporation); Bitstream Pacific Pty. Ltd. (an Australian corporation); and Bitstream B.V. France (a French corporation). All material intercompany transactions and balances have been eliminated in consolidation.

  (b) Interim Financial Presentation

     The accompanying consolidated balance sheet as of June 30, 1996, the accompanying consolidated statements of operations and cash flows for the six months ended June 30, 1995 and 1996 and the accompanying consolidated statement of stockholders' equity (deficit) for the six months ended June 30, 1996 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year.

  (c) Revenue Recognition

     The Company recognizes revenue in accordance with the provisions of Statement of Position No. 91-1 (SOP 91-1), Software Revenue Recognition. The Company generates revenue from licensing the rights to include its software products in the products and software of original equipment manufacturers ("OEMs"), and independent software vendors ("ISVs") as well as the licensing of its software products to end users through direct and indirect sales channels. Certain OEM and ISV customers irrevocably contract to pay a

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

minimum royalty amount over a defined period in exchange for the right to sublicense a certain number of the Company's software products over a specified period. Other OEMs and ISVs elect to pay royalties on a pay-as-you-go basis based on the sublicensing of the Company's software products to end users.

     Revenue from guaranteed minimum royalty licenses is recognized upon delivery of the software, while revenue on pay-as-you-go licenses is recognized in the period when sublicenses to end users are reported to the Company by the OEM or ISV customer. In certain guaranteed minimum royalty licenses, the Company will enter into extended payment programs with creditworthy customers. If the payments from the customer are to be received over a period greater than one year, revenue is discounted to the present value of future minimum payments. To date, the Company has not experienced any material collection difficulties with the extended payment program receivables.

     Revenue from end user product sales is recognized upon delivery of the software, net of estimated returns and allowances, if there are no significant postdelivery obligations and if collection is probable.

     Cost of revenues consists of costs to distribute the product, including the cost of the media on which it is delivered, internal production costs incurred in the fulfillment of custom orders and fees paid to third parties for the development of unique typeface designs.

  (d) Research and Development Expenses

     The Company has evaluated the establishment of technological feasibility of its products in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed. The Company sells products in a market that is subject to rapid technological change, new product development and changing customer needs. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short, and consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operation. Therefore, the Company has charged all such costs to research and development in the period incurred.

  (e) Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less at the time of acquisition to be cash equivalents and records such investments at cost. Effective October 1, 1994, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of this pronouncement did not have a material impact on the Company's financial position or operations.

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (f) Property and Equipment, Net

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Property and equipment, net, consists of the following:

                                                SEPTEMBER 30,
                                          -------------------------     DECEMBER 31,      JUNE 30,
                                             1994           1995            1995            1996
                                          ----------     ----------     ------------     -----------
                                                                                         (UNAUDITED)
Equipment and computer software.........  $1,328,000     $1,876,000      $2,047,000      $ 2,106,000
Equipment and computer software under
  capital lease.........................     636,000        262,000         292,000          433,000
Furniture and fixtures..................     187,000        239,000         239,000          236,000
Leasehold improvements..................     200,000        200,000         200,000          432,000
                                          ----------     ----------      ----------       ----------
                                           2,351,000      2,577,000       2,778,000        3,207,000
Less -- Accumulated depreciation and
  amortization..........................   2,098,000      2,273,000       2,248,000        2,356,000
                                          ----------     ----------      ----------       ----------
                                          $  253,000     $  304,000      $  530,000      $   851,000
                                          ==========     ==========      ==========       ==========

     Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets principally as follows:

                                                                           ESTIMATED
                             ASSET CLASSIFICATION                         USEFUL LIFE
        ---------------------------------------------------------------  --------------
        Equipment and computer software................................     3 Years
        Equipment and computer software under capital lease............  Life of lease
        Furniture and fixtures.........................................     5 Years
        Leasehold improvements.........................................  Life of lease

  (g) Financial Instruments

     The estimated fair value of the Company's financial instruments, which include cash equivalents, accounts receivable and long-term debt, approximates their carrying value. The accounts receivable balances in the accompanying consolidated financial statements are presented net of the following allowances for doubtful accounts and sales returns:

                                               SEPTEMBER 30,
                                           ---------------------     DECEMBER 31,      JUNE 30,
                                             1994         1995           1995            1996
                                           --------     --------     ------------     -----------
                                                                                      (UNAUDITED)
    Accounts receivable..................  $452,000     $247,000       $137,000        $ 322,000
    Current portion of long-term accounts
      receivable and extended plan
      accounts receivable................    32,000       31,000         31,000           53,000
                                           --------     --------       --------         --------
                                           $484,000     $278,000       $168,000        $ 375,000
                                           ========     ========       ========         ========

  (h) Foreign Currency Translation

     The financial statements of the Company's foreign operations are translated in accordance with SFAS No. 52, Foreign Currency Translation.

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (i) Postretirement Benefits

     The Company had no obligations under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as it does not currently offer such benefits.

  (j) Concentration of Credit Risk

     The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

     For the fiscal year ended September 30, 1993, one customer represented approximately 13% of revenues. No single customer represented 10% or greater of revenues for fiscal years ended September 30, 1994 or 1995. For the three-month period ended December 31, 1995, one customer represented 16% of revenues. For the six-month period ended June 30, 1996, one customer accounted for 10% of the Company's revenues.

  (k) Delaware Reincorporation

     On May 21, 1996, Bitstream Inc. was reincorporated in the State of Delaware. Every three shares of common and convertible preferred stock of the Massachusetts company were exchanged for two shares of common and convertible preferred stock, respectively, of the Delaware company. The authorized capital stock of the Company consists of 30,500,000 shares of Common Stock, $0.01 par value, (30,000,000 of which are authorized shares of Class A Common Stock and 500,000 of which are authorized shares of Class B Common Stock), and 10,000,000 shares of preferred stock, $0.01 par value, (6,000,000 shares of which are authorized shares of Preferred Stock, 3,000,000 of which are authorized shares of Class A Preferred Stock, and 1,000,000 shares of which are authorized shares of Class B Preferred Stock). All share and per share information has been restated to reflect this transaction.

  (l) Restructuring Charge

     In the first quarter of fiscal 1994, the Company undertook a plan of reorganization and recorded a restructuring charge of $365,000 in the accompanying consolidated statement of operations for the year ended September 30, 1994. The restructuring charge consists of severance pay for terminated employees and loss recognized on the disposition of certain property and equipment. Except for the recapitalization discussed in Note 10(a), the plan of reorganization was completed by September 30, 1994.

  (m) New Accounting Pronouncement

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which is effective for fiscal 1996. The Company has determined that it will elect the disclosure-only alternative for employee stock-based compensation. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to financial statements using the fair-value-based method for fiscal years beginning in fiscal 1996, with comparable disclosures for fiscal 1995. The Company has not determined the impact of these pro forma adjustments.

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2) FISCAL YEAR CHANGE

     Effective December 31, 1995, the Company changed its financial reporting year-end from September 30 to December 31.

     The condensed consolidated statements of operations for the three months ended December 31, 1994 and 1995 are presented in the following table for comparative purposes:

                                                                      THREE MONTHS ENDED
                                                                         DECEMBER 31,
                                                                  --------------------------
                                                                     1994            1995
                                                                  -----------     ----------
                                                                  (UNAUDITED)
    Revenues....................................................   $2,276,000     $2,355,000
    Gross profit................................................    2,003,000      1,944,000
    Operating expenses..........................................    1,261,000      1,694,000
    Income before provision for (benefit from) income taxes.....      740,000        267,000
    Income tax provision (benefit)..............................       17,000       (471,000)
                                                                   ----------     ----------
              Net income........................................   $  723,000     $  738,000
                                                                   ==========     ==========

(3) PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     Pro forma net income per common and common equivalent share for the year ended September 30, 1995, the three months ended December 31, 1995, and the six months ended June 30, 1996 have been determined in accordance with the modified treasury stock method by dividing (i) net income increased by the effect of reduced interest expense associated with the assumed repayment of certain indebtedness as of the beginning of the period and by the effect of increased interest income associated with the assumed investment in U.S. Government securities as of the beginning of the period with the assumed proceeds from the exercise of outstanding options and warrants by (ii) the pro forma weighted average number of common and common equivalent shares outstanding, including the dilutive effect of options and warrants and the number of shares of common stock issuable upon conversion of Class A and Class B preferred stock and Class B common stock. As required by the rules promulgated by the Securities and Exchange Commission, shares, options or warrants issued at prices below the offering price in the year before the Company's initial public offering have been included in the calculation as if outstanding for all periods presented using the treasury stock method.

                                                                        THREE MONTHS      SIX MONTHS
                                                       YEAR ENDED          ENDED            ENDED
                                                      SEPTEMBER 30,     DECEMBER 31,       JUNE 30,
                                                          1995              1995             1996
                                                      -------------     ------------     ------------
                                                                                         (UNAUDITED)
Preferred stock, convertible........................     3,155,496        3,173,737        3,173,737
Common stock, Class A...............................       471,052          281,813          283,062
Common stock, Class B convertible...................        26,213           30,864           30,864
Common stock, Class C convertible...................        33,398               --               --
Mandatorily redeemable convertible preferred
  stock.............................................        79,129               --               --
                                                        ----------       ----------       ----------
          Pro forma weighted average common shares
            outstanding during the period...........     3,765,288        3,486,414        3,487,663
Dilutive effect of options granted within one year
  of filing initial public offering registration
  statement.........................................        34,841           34,841           34,841
Dilutive effect of common stock options and warrants
  granted prior to one year from filing of initial
  public offering registration statement............     1,183,550        1,183,550        1,222,788
                                                        ----------       ----------       ----------

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                                                        THREE MONTHS      SIX MONTHS
                                                       YEAR ENDED          ENDED            ENDED
                                                      SEPTEMBER 30,     DECEMBER 31,       JUNE 30,
                                                          1995              1995             1996
                                                       ----------        ----------       ----------
                                                                                         (UNAUDITED)
          Pro forma weighted average common and
            common equivalent shares outstanding....     4,983,678        4,704,805        4,745,292
                                                        ==========       ==========       ==========
Net income, adjusted for assumed interest expense
  savings and incremental interest income...........   $ 1,918,000       $  796,000       $1,131,832
                                                        ==========       ==========       ==========
Pro forma net income per common and common
  equivalent share..................................   $      0.38       $     0.17       $     0.24
                                                        ==========       ==========       ==========

(4) INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. A reconciliation between the provision for income taxes computed at statutory rates and the amount reflected in the accompanying consolidated statements of operations is as follows:

                                                                           THREE MONTHS     SIX MONTHS ENDED
                                          YEARS ENDED SEPTEMBER 30,           ENDED             JUNE 30,
                                     -----------------------------------   DECEMBER 31,   ---------------------
                                        1993         1994        1995          1995         1995        1996
                                     -----------   ---------   ---------   ------------   ---------   ---------
                                                                                               (UNAUDITED)
Computed expected federal tax
  (benefit) provision..............  $(1,525,000)  $ 333,000   $ 614,000    $    91,000   $ 317,000   $ 326,000
State income taxes, net of federal
  benefit..........................     (219,000)     96,000     112,000         29,000      80,000      78,000
State net operating loss
  carryforwards....................      228,000     (97,000)   (102,000)       (23,000)    (75,000)    (71,000)
Foreign losses not benefited.......      282,000     209,000      19,000         71,000     137,000     119,000
Foreign withholding taxes..........      310,000     134,000     108,000         92,000      77,000      42,000
Domestic net operating loss
  carryforwards....................    1,243,000    (542,000)   (633,000)      (131,000)   (453,000)   (422,000)
Change in valuation allowance......           --          --          --       (600,000)         --    (158,000)
                                     -----------   ---------   ---------      ---------   ---------   ---------
                                     $   319,000   $ 133,000   $ 118,000    $  (471,000)  $  83,000   $ (86,000)
                                     ===========   =========   =========      =========   =========   =========

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The following is a summary of the provision for (benefit from) income taxes.

                                                                            THREE
                                                                            MONTHS       SIX MONTHS ENDED
                                          YEARS ENDED SEPTEMBER 30,         ENDED            JUNE 30,
                                        ------------------------------   DECEMBER 31,   -------------------
                                          1993       1994       1995         1995        1995       1996
                                        --------   --------   --------   ------------   -------   ---------
                                                                                            (UNAUDITED)
    Federal --
      Current.........................  $  7,000   $     --   $  8,000    $    31,000   $26,000   $  23,000
      Deferred........................        --         --         --       (510,000)  (22,000)   (134,000)
                                        ----------                                      --------
                                               -                                              -
                                                   ---------  ---------     ---------             ---------
                                           7,000         --      8,000       (479,000)    4,000    (111,000)
                                        ----------                                      --------
                                               -                                              -
                                                   ---------  ---------     ---------             ---------
    State --
      Current.........................     2,000     (1,000)     2,000          6,000     8,000       7,000
      Deferred........................        --         --         --        (90,000)   (6,000)    (24,000)
                                        ----------                                      --------
                                               -                                              -
                                                   ---------  ---------     ---------             ---------
                                           2,000     (1,000)     2,000        (84,000)    2,000     (17,000)
                                        ----------                                      --------
                                               -                                              -
                                                   ---------  ---------     ---------             ---------
    Foreign --
      Current.........................   310,000    134,000    108,000         92,000    77,000      42,000
      Deferred........................        --         --         --             --        --          --
                                        ----------                                      --------
                                               -                                              -
                                                   ---------  ---------     ---------             ---------
                                         310,000    134,000    108,000         92,000    77,000      42,000
                                        ----------                                      --------
                                               -                                              -
                                                   ---------  ---------     ---------             ---------
                                        $319,000   $133,000   $118,000    $  (471,000)  $83,000   $ (86,000)
                                        =========== ========= =========     =========   ========= =========

     The significant items comprising the deferred tax asset are as follows:

                                                 SEPTEMBER 30,            DECEMBER
                                           --------------------------        31,         JUNE 30,
                                              1994           1995           1995           1996
                                           -----------    -----------    -----------    -----------
                                                                                        (UNAUDITED)
Assets --
  Net operating loss carryforwards......   $ 4,876,000    $ 4,135,000    $ 3,873,000    $ 3,341,000
  Tax credit carryforwards..............     1,940,000      2,047,000      2,131,000      2,173,000
  Other temporary differences...........       445,000        470,000        404,000        475,000
                                           -----------    -----------    -----------    -----------
          Gross deferred tax asset......     7,261,000      6,652,000      6,408,000      5,989,000
  Valuation allowance...................    (7,261,000)    (6,652,000)    (5,808,000)    (5,231,000)
                                           -----------    -----------    -----------    -----------
          Net deferred tax asset........   $        --    $        --    $   600,000    $   758,000
                                           ===========    ===========    ===========    ===========

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     At December 31, 1995, the Company has available federal and state net operating loss carryforwards for income tax purposes and federal tax credit carryforwards to reduce future federal income taxes, if any. These net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and expire as follows:

                                                                         DECEMBER 31,
                                                                   ------------------------
                                                                     CREDIT         NOLS
                                                                   ----------    ----------
    1996.........................................................  $       --    $       --
    1997.........................................................      65,000            --
    1998.........................................................       2,000            --
    1999.........................................................       4,000            --
    2000.........................................................      40,000            --
    2001.........................................................      96,000            --
    2002.........................................................     192,000            --
    2003.........................................................     250,000            --
    2004.........................................................     265,000            --
    2005.........................................................     101,000            --
    2006.........................................................     366,000       402,000
    2007.........................................................     113,000       834,000
    2008.........................................................     311,000     7,340,000
    2009.........................................................     135,000     1,075,000
    2010.........................................................     107,000            --
    2011.........................................................      84,000            --
                                                                   ----------    ----------
                                                                   $2,131,000    $9,651,000
                                                                   ==========    ==========

     The Tax Reform Act of 1986 (the Reform Act) limits the amount of net operating loss and credit carryforwards which companies may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%. The Company has assessed its status with respect to these ownership changes which have occurred over the last three years, as well as the change of ownership interests to be experienced with the proposed initial public offering, and believes that its ability to utilize its existing net operating loss and credit carryforwards will not be limited as a result of these changes in ownership interests.

     The Company has established a valuation allowance against its deferred tax asset to the extent that it believes it is more likely than not these assets will not be realized. In determining the amount of valuation allowance required, the Company considers numerous factors, including historical profitability, estimated future taxable income and the volatility of the industry in which it operates.

(5) ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                               SEPTEMBER 30,
                                          ------------------------    DECEMBER 31,     JUNE 30,
                                             1994          1995           1995           1996
                                          ----------    ----------    ------------    -----------
                                                                                      (UNAUDITED)
    Accrued royalties...................  $1,018,000    $  569,000     $  592,000     $   561,000
    Payroll and other compensation......     460,000       123,000        357,000         304,000
    Commissions.........................      90,000        79,000         91,000         122,000
    Other...............................     186,000       322,000        372,000         507,000
                                          ----------    ----------     ----------      ----------
                                          $1,754,000    $1,093,000     $1,412,000     $ 1,494,000
                                          ==========    ==========     ==========      ==========

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6) DEBT

  (a) Line of Credit

     On March 18, 1996, the Company amended its July 14, 1995 working capital line-of-credit agreement with a bank to provide for borrowings up to $1,000,000 based on a percentage of qualified accounts receivable, as defined. This line bears interest at various per annum rates between the prime rate (8.25% as of June 30, 1996) plus 1% to 2%, depending on the occurrence of certain events, as defined. As a component of this agreement, the Company can obtain up to $250,000 in letters of credit. Substantially all of the Company's assets are collateralized under this agreement. The balance outstanding under this line was $300,000 and $150,000, respectively as of December 31, 1995 and June 30, 1996.

     The Company also amended and increased its $400,000 equipment term loan agreement to $500,000 on March 18, 1996. This term loan bears interest at the prime rate (8.25% as of June 30, 1996) plus 1.5% per annum or, if the Company so chooses prior to September 1996, at a fixed rate based on the lender's current market rate. The assets purchased with the use of these funds are collateralized under this agreement. As of June 30, 1996, the Company has approximately $274,000 outstanding under this term loan agreement, with 30 equal monthly payments of principal and interest scheduled to be made beginning in October 1996.

  (b) Capital Leases

     The Company leases certain equipment under capital leases expiring through fiscal 1998. These capital lease payments are due in equal monthly installments and bear interest at rates ranging from 8% to 10.75%. Future minimum lease payments under the capital lease obligations as of December 31, 1995 are as follows:

        FISCAL YEAR                                                          AMOUNT
        -----------                                                         --------
          1996............................................................  $153,000
          1997............................................................    86,000
          1998............................................................    58,000
          1999............................................................    31,000
          2000............................................................    39,000
                                                                            --------
                  Total minimum lease payments............................   367,000
             Less -- Amount representing interest.........................    49,000
                                                                            --------
                     Capital lease obligations............................   318,000
             Less -- Current portion......................................   134,000
                                                                            --------
                                                                            $184,000
                                                                            ========

  (c) Subordinated Notes Payable to Stockholders

     On February 22, 1996, the Company entered into agreements with certain parties including certain directors and principal stockholders, pursuant to which the Company borrowed an aggregate amount of $600,000. In connection with these note payable agreements, the Company agreed to pay the principal amount borrowed plus simple interest at 12% per annum on August 22, 1996. On August 22, 1996, the Company entered into an amendment to the notes pursuant to which the maturity date was extended to October 22, 1996. These notes are subordinate to all other debt facilities.

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(7) OPERATING LEASES

     The Company conducts its operations in leased facilities and is obligated to pay monthly rent plus real estate taxes and certain operating expenses through October 1998. Rent expense charged to operations for the years ended September 30, 1993, 1994 and 1995 and the three months ended December 31, 1995 and the six months ended June 30, 1996 was approximately $704,000, $229,000, $244,000, $54,000 and $134,000, respectively. Future minimum annual rent commitments as of December 31, 1995 under the Company's leased facilities are as follows:

        YEAR                                                                 AMOUNT
        ----                                                                --------
        1996..............................................................  $189,000
        1997..............................................................   189,000
        1998..............................................................   142,000
                                                                            --------
                                                                            $520,000
                                                                            ========

(8) CONTINGENT LIABILITIES

     On May 26, 1995, The Friends of the Museum of Printing, Inc. (the plaintiff) filed a lawsuit in the Middlesex County Superior Court of Massachusetts against the Company in connection with a letter agreement dated July 23, 1992 from the Company to the Museum concerning storage of certain font materials for the Museum. The letter provided that the Company would store and maintain the font materials for a period of two years from the date of the letter and that the Company would have no liability to the Museum, over and above the proceeds of insurance, for damage or loss of any of the font materials, and that neither the Company nor the Museum would incur any liability to the other for any loss or damage arising out of their respective rights and obligations set forth in the letter. The Museum alleges that after the two-year storage period had expired, the Company disposed of the font materials.

     The Company believes that its available insurance will cover any liability incurred by the Company in connection with the lawsuit, except for certain potential liabilities, up to a maximum of $1.01 million, subject to a $10,000 deductible. The Company further believes that its available insurance will cover one-half of any liability incurred by the Company in excess of $1.01 million to a maximum of $1.8 million. The Company's insurer is currently paying all of the costs incurred by the Company in defending this lawsuit.

     The Company has reserved the $10,000 deductible in the accompanying consolidated financial statements as of June 30, 1996.

     Pursuant to a letter dated May 6, 1996, a former director and officer of the Company asserted that the Company has breached certain obligations he alleges are due to him under a severance agreement dated May 22, 1991 (the "Severance Agreement") between him and the Company. The former director and officer claims that a provision in the Severance Agreement entitles him to additional shares of Class A Common Stock and a reduction in the exercise price of options to purchase Class A Common Stock held by him. The Company believes that these claims are without merit and intends vigorously to contest their validity. As of June 30, 1996, this former director and officer has not commenced an action in any court in respect of the claims he has asserted against the Company under the Severance Agreement.

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(9) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Mandatorily redeemable convertible preferred stock at September 30, 1994 consisted of the following:

        Mandatorily redeemable convertible preferred stock, Class H, $.01 par value --
          Authorized -- 666,667 shares
          Issued and outstanding -- 453,793 shares.......................  $2,022,000
        Mandatorily redeemable convertible preferred stock,
          Class I, $.01 par value --
          Authorized, issued and outstanding -- 66,667 shares............     289,000
                                                                           ----------
                  Total mandatorily redeemable convertible preferred
                    stock................................................  $2,311,000
                                                                           ==========

     As of October 31, 1994, the Company was required to pay $2,042,000 to the Class H preferred stockholders but was unable to meet its payment obligation. The Class H stockholders ultimately agreed to exchange their mandatorily redeemable convertible preferred stock in the Company's plan of recapitalization (see Note 10(a)).

(10) STOCKHOLDERS' EQUITY

  (a) Recapitalization

     As a result of the reorganization of the Company's operations (see Note 1), on November 21, 1994, the Company filed an amendment to its articles of incorporation pursuant to a recapitalization plan approved by the Company's Board of Directors and stockholders. Pursuant to the recapitalization, the Company authorized 20,000,000 shares of Class A convertible common stock (Class A Common Stock), 1,333,333 shares of Class B convertible common stock (Class B Common Stock), 2,792,580 shares of Class A convertible preferred stock (Class A Preferred Stock) and 391,162 shares of Class B convertible preferred stock (Class B Preferred Stock) all having a par value of $.01 per share. In connection with this recapitalization, (i) all outstanding shares of existing Class A Common Stock, Class B Common Stock and Class A, B, C and D Convertible Preferred Stock were converted into 281,813 shares of Class A Common Stock; (ii) all outstanding shares of Class C Convertible Common Stock and Class E Convertible Preferred Stock were converted into 30,864 shares of Class B Common Stock; (iii) all outstanding shares of Class F Convertible Preferred Stock and Class H and I Mandatorily Redeemable Convertible Preferred Stock were converted into 2,782,575 shares of Class A Preferred Stock; and (iv) all outstanding shares of Class G Convertible Preferred Stock were converted into 391,162 shares of Class B Preferred Stock. In addition, the Board of Directors received 120,000 shares of Class A Common Stock valued at $108,000. These shares were issued as compensation for prior services performed, and the value of the shares was expensed to general and administrative expense in the accompanying consolidated statement of operations for the year ended September 30, 1994.

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Upon consummation of an underwritten public offering of common stock which results in aggregate net cash proceeds to the Company of not less than $5,000,000 and a minimum per share price of $3.00, all shares of Class A and B Preferred Stock will be automatically converted into an equal number of shares of Class A Common Stock and Class B Common Stock, respectively. The number of common shares issuable upon conversion is as follows:

                                                                                  AS
                                                               OUTSTANDING     CONVERTED
                                                               -----------     ---------
        Class A Common.......................................     288,646      3,071,221
        Class B Common.......................................      30,864        422,026
        Class A Preferred....................................   2,782,575             --
        Class B Preferred....................................     391,162             --

  (b) Convertible Preferred Stock

     Class A Preferred Stockholders are entitled to the number of votes equivalent to the number of shares of Class A Common Stock into which their stock is convertible. The Class B Preferred Stock has rights similar to Class A Preferred Stock, except it is nonvoting. Class A and B Preferred Stock may be converted at the option of the holder into an equal number of shares of Class A and B Common Stock, respectively.

     The Class A and B Preferred Stockholders have a preference in liquidation of $0.94 per share over Class A and B Common Stockholders. The Class A and B Preferred Stockholders have the right to participate in dividends, if and when declared by the Board of Directors, as though their shares had been converted into common stock.

     Convertible preferred stock consisted of the following:

                                                     SEPTEMBER 30,
                                                  -------------------     DECEMBER 31,     JUNE 30,
                                                   1994        1995           1995           1996
                                                  -------     -------     ------------     ---------
                                                                                           (UNAUDITED)
Convertible preferred stock, Class A, $.01 par
  value -- Authorized -- 2,792,580 shares at
  June 30, 1996
  Issued and outstanding -- 636,787 shares in
     1994 and 2,782,575 shares in 1995 and
     1996.......................................  $ 6,000     $28,000       $ 28,000        $28,000
Convertible preferred stock, Class B, $.01 par
  value --
  Authorized -- 391,162 shares at June 30, 1996
  Issued and outstanding -- no shares in 1994
     and 391,162 shares in 1995 and 1996........       --       4,000          4,000          4,000
Convertible preferred stock, Class C, $.01 par
  value --
  Authorized -- no shares at June 30, 1996
  Issued and outstanding -- 459,301 shares in
     1994 and no shares in 1995 and 1996........    5,000          --             --             --
Convertible preferred stock, Class D, $.01 par
  value --
  Authorized -- no shares at June 30, 1996
  Issued and outstanding -- 102,881 shares in
     1994 and no shares in 1995 and 1996........    1,000          --             --             --
Convertible preferred stock, Class E, $.01 par
  value --
  Authorized -- no shares at June 30, 1996
  Issued and outstanding -- 241,322 shares in
     1994 and no shares in 1995 and 1996........    3,000          --             --             --
Convertible preferred stock, Class F, $.01 par
  value --
  Authorized -- no shares at June 30, 1996
  Issued and outstanding -- 1,221,200 shares in
     1994 and no shares in 1995 and 1996........   12,000          --             --             --

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

                                                     SEPTEMBER 30,        DECEMBER 31,     JUNE 30,
                                                   1994        1995           1995           1996
                                                  -------     -------       -------         -------
                                                                                           (UNAUDITED)
Convertible preferred stock, Class G, $.01 par
  value --
  Authorized -- no shares at June 30, 1996
  Issued and outstanding -- 391,163 shares in
     1994 and no shares in 1995 and 1996........    4,000          --             --             --
                                                  -------     -------        -------        -------
                                                  $31,000     $32,000       $ 32,000        $32,000
                                                  =======     =======        =======        =======

  (c) Common Stock

     Class A Common Stockholders have full voting rights and vote together with the holders of Class A Preferred Stock. Class A Common Stockholders have the option, at any time, to convert any or all shares of Class A Common Stock held into an equal number of shares of Class B Common Stock. The Class B Common Stock has rights similar to Class A Common Stock, except it is nonvoting. The Class B Common Stockholders have the option to convert any or all shares of Class B Common Stock held into an equal number of shares of Class A Common Stock.

                                                                  COMMON STOCK
                                     ----------------------------------------------------------------------
                                            CLASS A                  CLASS B                 CLASS C
                                     ----------------------   ---------------------   ---------------------
                                       NUMBER       $.01       NUMBER       $.01       NUMBER       $.01
                                     OF SHARES    PAR VALUE   OF SHARES   PAR VALUE   OF SHARES   PAR VALUE
                                     ----------   ---------   ---------   ---------   ---------   ---------
September 30, 1993.................   1,537,522   $  15,000         --       $--        221,641    $ 3,000
  Exercise of stock options........          67          --         --        --             --         --
                                     ----------    --------     ------       ---       --------    -------
September 30, 1994.................   1,537,589      15,000         --        --        221,641      3,000
  Net adjustment to reflect the
     recapitalization of the
     Company.......................  (1,255,776)    (12,000)    30,864        --       (226,641)    (3,000)
                                     ----------    --------     ------       ---       --------    -------
September 30, 1995, December 31,
  1995.............................     281,813       3,000     30,864        --             --         --
  Exercise of stock options........       6,833          --         --        --             --         --
                                     ----------    --------     ------       ---       --------    -------
June 30, 1996 (unaudited)..........     288,646   $   3,000     30,864       $--             --    $    --
                                     ==========    ========     ======       ===       ========    =======

  (d) Stock Option Plans

     On December 7, 1992, the Company adopted the 1993 Nonqualified Stock Option Plan (the 1993 Plan). Options outstanding under the 1993 Plan as of June 30, 1996 are exercisable immediately, expire no later than 10 years from the date of grant and were granted at no less than the fair market value on the date of grant, as determined by the Board of Directors. Since the date of the recapitalization, the Company has not granted, and does not intend to grant, any additional options under the 1993 Plan.

     In connection with the recapitalization, the Board of Directors approved the 1994 Stock Plan (the 1994 Plan) under which the Company is authorized to grant incentive stock options and nonqualified stock options (including warrants) to purchase up to 1,833,333 shares of Class A Common Stock. Incentive stock options granted under the 1994 Plan must be granted at no less than fair market value of the shares at the date of grant, expire no later than 10 years from the date of grant and vest over periods of up to three years.

     As a result of the recapitalization, certain former employees holding stock options for the purchase of an aggregate of 300,645 shares of Class A Common Stock, at a price range of $.75 to $5.63 per share, had their existing options adjusted to purchase an aggregate of 20,043 shares of Class A Common Stock, at a price range of $11.25 to $84.38 per share. In addition, certain then current employees who held stock options agreed

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

to cancel their options to purchase 221,188 shares of Class A Common Stock at $.75 per share, in exchange for the issuance of new options to purchase 1,371,811 shares of Class A Common Stock at $.90 per share.

     Information concerning activity under these plans is as follows:

                                                              NUMBER
                                                             OF SHARES      OPTION PRICE
                                                             ---------     ---------------
    Outstanding, September 30, 1993........................    779,319     $    1.75
      Exercised............................................        (67)          .75
      Canceled.............................................   (257,219)          .75
                                                             ---------     ----------------
    Outstanding, September 30, 1994........................    522,053           .75
      Decrease for adjusted options........................   (300,845)       .75 --   5.63
      Increase for adjusted options........................     20,043      11.25 --  84.38
      Canceled.............................................   (221,188)          .75
      Granted..............................................  1,425,811        .90 --   1.50
                                                             ---------     ----------------
    Outstanding, September 30, 1995........................  1,445,854        .90 --  84.38
      Canceled.............................................     (7,627)         1.50
      Granted..............................................     21,000          3.00
                                                             ---------     ----------------
    Outstanding, December 31, 1995.........................  1,459,227        .90 --  84.38
      Exercised............................................     (1,333)          .90
      Canceled.............................................     (3,333)      1.50 --  84.38
      Granted..............................................     21,266          3.00
                                                             ---------     ----------------
    Outstanding, June 30, 1996 (Unaudited).................  1,475,827     $  .90 -- $84.38
                                                             =========     ================
    Exercisable, June 30, 1996 (Unaudited).................  1,415,303     $  .90 -- $84.38
                                                             =========     ================

     As of June 30, 1996 the Company had available for issuance stock options and warrants to purchase 62 shares of Class A Common Stock pursuant to the 1994 Stock Plan.

     On May 1, 1996, the Board of Directors adopted the 1996 Stock Plan under which the Company is authorized to grant incentive stock options and nonqualified stock options to purchase shares of Class A Common Stock. Options granted under this plan shall be no less than 100% of the fair market value of the shares on the date of grant and expire no later than 10 years from the date of grant. In addition, the 1996 Stock Plan provides that options granted thereunder, subject to future vesting, shall immediately vest upon the occurrence of certain events, such as the sale of all or substantially all of the assets of the Company or a change in control of the Company. To date, no options have been granted under the 1996 Stock Plan. A total of 666,667 shares of Class A Common Stock has been reserved for issuance under the 1996 Stock Plan.

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (e) Warrants

     All warrants issued prior to the recapitalization remained outstanding, subject to their initial vesting and expiration terms. Shares purchasable upon the exercise of these warrants have been adjusted to reflect the effect of the recapitalization. Additionally, the Company issued new warrants under the 1994 Plan for the purchase of 376,154 shares of Class A Common Stock at $0.90 to $3.00 per share to several members of the Company's management team and Board of Directors. Warrants to purchase 229,490 shares of Class A Common Stock were fully vested upon issuance, and the warrants to purchase the remaining 136,667 shares vest in annual increments over a three-year period. As of June 30, 1996, warrants to purchase the following classes of stock remained outstanding:

                                                  NUMBER OF      NUMBER OF
                                                   SHARES        WARRANTS
                    STOCK CLASS                  PURCHASABLE     EXERCISABLE    EXERCISE PRICE
    -------------------------------------------  -----------     ---------     ----------------
    Class A Common Stock.......................    433,571        342,462      $.90 -- $111.15
    Class B Common Stock.......................     13,038         13,038      $22.50

(11) EMPLOYEE BENEFIT PLAN

     The Company has an employee benefit plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to make contributions up to a specified percentage of their compensation. Under the plan, the Company may, but is not obligated to, match a portion of the employee's contribution up to a defined maximum. The Company contributed $47,000, $16,000, $26,000, $6,000 and $15,000 during the years ended September 30, 1993, 1994 and 1995, the three-month periods ended December 31, 1995 and the six months ended June 30, 1996, respectively.

(12) RELATED PARTY TRANSACTIONS

     An employee of a company which is an affiliate of the chairman of the Company's Board of Directors (the Affiliate) rendered financial advisory services to the Company on an as-needed basis. As compensation for the services rendered, the Company paid the Affiliate a monthly fee and reimbursed the Affiliate for reasonable expenses incurred by the Affiliate and/or the employee in connection with the performance of services to the Company. Effective May 1, 1996, the employee became an employee of the Company. From July 1, 1993 through December 31, 1995, the Company paid the Affiliate $5,000 per month for such services; from January 1, 1996 through April 30, 1996, the Company paid $10,000 per month.

(13) OTHER INCOME (EXPENSE), NET

     Other income (expense), net, consists of the following:

                                                                    THREE MONTHS       SIX MONTHS
                                                                       ENDED              ENDED
                                     YEARS ENDED SEPTEMBER 30,      DECEMBER 31,         JUNE 30,
                                  -------------------------------   ------------   -------------------
                                    1993        1994       1995         1995         1995       1996
                                  ---------   --------   --------   ------------   --------   --------
                                                                                       (UNAUDITED)
Interest income.................  $  39,000   $ 10,000   $ 11,000     $  2,000     $  9,000   $ 13,000
Interest expense................   (275,000)   (72,000)   (16,000)      (7,000)     (22,000)   (54,000)
Other...........................    218,000     22,000     16,000       22,000      (24,000)    (3,000)
                                  ---------   --------   --------      -------     --------   --------
                                  $ (18,000)  $(40,000)  $ 11,000     $ 17,000     $(37,000)  $(44,000)
                                  =========   ========   ========      =======     ========   ========

                        BITSTREAM INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(14) GEOGRAPHICAL INFORMATION

     The Company's export sales from the United States to customers in foreign countries are as follows:

                                                              THREE MONTHS            SIX MONTHS
                                                                 ENDED                   ENDED
                        YEARS ENDED SEPTEMBER 30,             DECEMBER 31,              JUNE 30,
                 ----------------------------------------     ------------     -------------------------
                    1993           1994           1995            1995            1995           1996
                 ----------     ----------     ----------     ------------     ----------     ----------
                                                                                      (UNAUDITED)
Europe.........  $2,325,000     $2,344,000     $2,407,000      $  775,000      $1,266,000     $1,606,000
Asia...........   1,951,000      1,485,000      1,177,000         548,000         779,000        344,000
Canada.........          --        149,000        894,000          28,000         597,000        794,000
Other..........          --         94,000         73,000           7,000          24,000         82,000
                 ----------     ----------     ----------      ----------      ----------     ----------
                 $4,276,000     $4,072,000     $4,551,000      $1,358,000      $2,666,000     $2,826,000
                 ==========     ==========     ==========      ==========      ==========     ==========

              GRAPHIC ON INSIDE BACK COVER PAGE OF THE PROSPECTUS

     Beneath a rectangular box containing a general statement of the Company's business is a graphic illustration of how the Company's TrueDoc technology operates on the Internet and corporate intranets. In the center of the top half of the page is a computer screen containing a document created with a web authoring tool containing a TrueDoc recorder. Each line of the document depicted has letters and numbers exemplifying a different, and in some cases unusual, typeface. A brief description of the Company's TrueDoc technology is set forth to the left of the computer screen and a brief description of how the recorder component of TrueDoc operates is set forth to the right of the computer screen. On the bottom half of the page are two computer screens which depict how the document set forth in the top screen might appear after being transported on the Internet or corporate intranet. One of the computer screens illustrates how the document depicted above might appear through a web browser containing the viewer component of TrueDoc and the other illustrates how the document might appear through a web browser without the viewer component of TrueDoc. The typefaces contained on the computer screen without the TrueDoc viewer appear different from that in the original document, intending to illustrate that a standard web browser may not have the capability of displaying typefaces contained in the original document because they are not installed on the viewer's system, and the typefaces in the screen containing the TrueDoc viewer are, in all material respects, exactly as they appear in the original document, intending to illustrate that a browser with a TrueDoc viewer is able to display the typefaces contained in the original document with true fidelity even when such typefaces are not installed on the viewer's system. Directly beneath each screen at the bottom of the page is a brief explanation of what the screen above it is intending to illustrate.

===============================================================================

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................     3
Risk Factors..............................     5
The Company...............................    10
Use of Proceeds...........................    10
Dividend Policy...........................    10
Capitalization............................    11
Dilution..................................    12
Selected Consolidated Financial Data......    13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    14
Business..................................    21
Management................................    31
Certain Transactions......................    37
Principal and Selling Stockholders........    39
Description of Capital Stock..............    42
Shares Eligible for Future Sale...........    45
Underwriting..............................    47
Legal Matters.............................    48
Experts...................................    48
Additional Information....................    48
Consolidated Financial Statements.........   F-1

                            ------------------------
UNTIL             , 1996, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

=============================================================================

                                3,000,000 SHARES

                               [BITSSTREAM LOGO]

                              CLASS A COMMON STOCK

                              --------------------

                                   PROSPECTUS

                                          , 1996
                              --------------------

                             VOLPE, WELTY & COMPANY

                                  ADVEST, INC.

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate (except for the Securities and Exchange Commission Registration Fee, the NASD Filing Fee, and the Nasdaq Filing Fee) of the fees and expanses all of which are payable by the Registrant, other than underwriting discounts and commissions, in connection with the registration and sale of the Class A Common Stock being registered:

    Securities and Exchange Commission Registration Fee.......................  $ 11,897
    NASD Filing Fee...........................................................     3,950
    Nasdaq Filing Fee.........................................................    31,710
    Fees of Registrar and Transfer Agent......................................     5,000
    Printing and Engraving....................................................   125,000
    Blue Sky Fees and Expenses................................................    20,000
    Legal Fees................................................................   425,000
    Accounting Fees and expenses..............................................   175,000
    Directors' and Officers' Insurance........................................    75,000
    Miscellaneous.............................................................    77,443
                                                                                --------
              Total...........................................................  $950,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL provides that a corporation may indemnify its directors and officers, with respect to suits or proceedings arising out of their capacity or status as directors and officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Company's Certificate of Incorporation provides that to the extent not prohibited by law, and to the fullest extent authorized by the DGCL, the Company shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements. Rights to indemnification and reimbursement or advancement of expenses shall continue as to a person who has ceased to be a director or officer (or other person indemnified) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person. The Certificate of Incorporation further provides that the right to indemnification is a contract right and includes the right to be reimbursed or advanced the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

     The Company has entered into a separate indemnification agreement with each of its directors which provides for mandatory indemnification arrangements broader than that specifically provided by current Delaware law, including the advancement of expenses incurred to defend actions brought against him or her in his or her capacity as a director or agent of the Company.

     Under the form of Underwriting Agreement filed as Exhibit 1.1 hereto, the Underwriter is obligated, under certain circumstances, to indemnify directors and officers of the Company against or otherwise certain liabilities, including liabilities under the Securities Act.

     The Company intends to purchase a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     From June 1993 to June 30, 1996, the Company granted options and warrants to purchase an aggregate of 1,833,271 shares of the Company's Class A Common Stock to employees and directors with exercise prices ranging from $0.90 to $3.00. During the fiscal quarter ended June 30, 1996, the Company issued an aggregate of 6,833 shares of Class A Common Stock in connection with the exercise of 6,833 vested options and warrants issued under the 1994 Stock Plan. Of such options and warrants granted which remain outstanding, options and warrants to purchase 1,674,805 shares are fully exercisable as of June 30, 1996, and the remaining options and warrants to purchase 151,633 shares are subject to further vesting. Additionally, on November 30, 1994, the Company issued 40,000 shares of Class A Common Stock to each of the three members of the Board in discharge of $60,000 of unpaid directors fees due to each director for fiscal years 1992 through 1994. (All numbers of Common Stock and prices per share listed above have been adjusted for the 2-for-3 conversion effected in connection with the Delaware Reincorporation.)

     Except for the shares issued to the members of the Board, the sales and issuances of securities in the transactions described above are deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder, in that they were issued either pursuant to written compensatory benefits plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The issuance of shares to the members of the Board described above are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof as transactions by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a list of exhibits filed as part of the Registration Statement.

            1  Underwriting Agreement
               1.1   Underwriting Agreement
            3  Certificate of Incorporation and Bylaws
               3.1   Certificate of Incorporation of the Company
               3.2   Bylaws of the Company.
            4  Instruments Defining the Rights of Security Holders
               4.1   Specimen Common Stock Certificate.
            5  Opinion Regarding Legality
               *5.1   Opinion of Rubin Baum Levin Constant & Friedman
           10  Material Contracts
               10.1   1996 Stock Plan
               10.2   1994 Stock Plan
               10.3   Agreement and Plan of Recapitalization dated October 28, 1994
               10.4   Lease between Athenaeum Group and the Registrant dated March 17, 1992
               10.4.1 First Lease Amendment between Athenaeum Group and the Registrant dated
                      September 7, 1993
               10.4.2 Second Lease Amendment between Athenaeum Group and the Registrant dated July 13, 1994
               10.4.3 Third Lease Amendment between Athenaeum Group and the Registrant dated
                      July 15, 1996

               10.5   Bridge Loan Agreement, dated February 22, 1996 among the Registrant and certain bridge lenders named therein
               10.5.1 Amendment to Loan Agreement and to Waiver and Subordination Agreements
                      dated August 22, 1996 among the Registrant and certain bridge lenders named therein
               *#10.6  Software License Agreement between Novell, Inc. and the Registrant, dated as of September 6, 1996
               *#10.7  Agreement between Tumbleweed Software Corporation and the Registrant dated as of June 10, 1996
               10.8   Agreement dated as of May 1, 1996 among the Registrant and James D.
                      Hart
               *10.9   Form of Indemnification Agreement between the Registrant, its directors and certain of its officers
           21  Subsidiaries of Registrant
               21.1   Subsidiaries of the Registrant
           23  Consents of Experts and Counsel
               23.1   Consent of Arthur Andersen LLP
               23.2   Consent of Rubin Baum Levin Constant & Friedman (included in Item 5)
           24  Power of Attorney
               24.1   Power of Attorney (included on signature page)
           27  Financial Data Schedule
               27.1   Financial Data Schedule

- ---------------
* To be provided by amendment.

# Confidential treatment to be requested as to certain provisions.

     (b) Financial statement schedule.

        Schedule I. Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities rising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Certificate of Incorporation, Bylaws, and indemnity agreements, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on this 6th day of September, 1996.

                                          BITSTREAM INC.

                                          By:        /S/ C. RAYMOND BOELIG

                                            ------------------------------------
                                                     C. Raymond Boelig
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints C. Raymond Boelig and James D. Hart and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dated indicated.

                SIGNATURE                               TITLE                      DATE
                ---------                               -----                      ----


            /S/ AMOS KAMINSKI                 Chairman of the Board and      September 6, 1996
- ------------------------------------------      Director
              Amos Kaminski

          /S/ C. RAYMOND BOELIG               President, Chief Executive     September 6, 1996
- ------------------------------------------      Officer and Director
            C. Raymond Boelig                   (Principal Executive
                                                Officer)

            /S/ JAMES D. HART                 Vice President, Finance        September 6, 1996
- ------------------------------------------      and Administration,
              James D. Hart                     Treasurer and Chief
                                                Financial Officer
                                                (Principal Financial and
                                                Accounting Officer)

           /S/ DAVID G. LUBRANO               Director                       September 6, 1996
- ------------------------------------------
             David G. Lubrano

          /S/ GEORGE B. BEITZEL               Director                       September 6, 1996
- ------------------------------------------
            George B. Beitzel

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Bitstream Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Bitstream Inc. and subsidiaries included in this registration statement and have issued our report thereon dated April 30, 1996 (except with respect to the matters discussed in Note 1(k) and Note 10(d), as to which the date is May 21, 1996). Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule for the Valuation and Qualifying Accounts included herein is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 30, 1996 (except with respect
to the matters discussed in Note 1(k)
and Note 10(d), as to which the
date is May 21, 1996)

                                                                      SCHEDULE I

                        BITSTREAM INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995
                  AND THE THREE MONTHS ENDED DECEMBER 31, 1995

                                                                                 NET
                                              BALANCE,       PROVISIONS      DEDUCTIONS
                                            BEGINNING OF     CHARGED TO         FROM         BALANCE, END
               DESCRIPTION                     PERIOD        OPERATIONS      ALLOWANCES       OF PERIOD
- ------------------------------------------  ------------     -----------     -----------     ------------
Year Ended September 30, 1993 --
  Bad debt reserve........................   $   779,000      $  80,000      $  (676,000)      $ 91,000
  Sales returns and allowances reserve....     4,500,000             --       (3,613,000)       887,000
  Self-insurance reserve..................       117,000        588,000         (571,000)       134,000
Year Ended September 30, 1994 --
  Bad debt reserve........................       183,000        302,000         (252,000)       233,000
  Sales returns and allowances reserve....       887,000             --         (636,000)       251,000
  Self-insurance reserve..................       134,000        188,000         (261,000)        61,000
Year Ended September 30, 1995 --
  Bad debt reserve........................       233,000        (25,000)         (27,000)       181,000
  Sales returns and allowances reserve....       251,000             --         (154,000)        97,000
  Self-insurance reserve..................        61,000        168,000         (176,000)        53,000
Three Months Ended December 31, 1995 --
  Bad debt reserve........................       181,000         12,000          (60,000)       133,000
  Sales returns and allowances reserve....        97,000        136,000         (198,000)        35,000
  Self-insurance reserve..................        53,000         58,000          (45,000)        66,000

                                 EXHIBIT INDEX

        EXHIBIT
         NO.                                                                            PAGE
        -----                                                                           -----
            1  Underwriting Agreement
               1.1   Underwriting Agreement
            3  Certificate of Incorporation and Bylaws
               3.1   Certificate of Incorporation of the Company
               3.2   Bylaws of the Company
            4  Instruments Defining the Rights of Security Holders
               4.1   Specimen Common Stock Certificate.
            5  Opinion Regarding Legality
               *5.1   Opinion of Rubin Baum Levin Constant & Friedman
           10  Material Contracts
               10.1   1996 Stock Plan
               10.2   1994 Stock Plan
               10.3   Agreement and Plan of Recapitalization dated October 28, 1994
               10.4   Lease between Athenaeum Group and the Registrant dated March 17,
               1992
               10.4.1 First Lease Amendment between Athenaeum Group and the Registrant dated September 7, 1993
               10.4.2 Second Lease Amendment between Athenaeum Group and the
                      Registrant dated July 13, 1994
               10.4.3 Third Lease Amendment between Athenaeum Group and the Registrant dated July 15, 1996
               10.5   Bridge Loan Agreement, dated February 22, 1996 among the
               Registrant and certain bridge lenders named therein
               10.5.1 Amendment to Loan Agreement and to Waiver and Subordination
                      Agreements dated August 22, 1996 among the Registrant and
                      certain bridge lenders named therein
               *#10.6  Software License Agreement between Novell, Inc. and the
               Registrant, dated as of September 6, 1996
               *#10.7  Agreement between Tumbleweed Software Corporation and the
                       Registrant dated as of June 10, 1996
               10.8   Agreement dated as of May 1, 1996 among the Registrant and James
               D. Hart
               *10.9   Form of Indemnification Agreement between the Registrant, its directors and certain of its officers
           21  Subsidiaries of Registrant
               21.1   Subsidiaries of the Registrant
           23  Consents of Experts and Counsel
               23.1   Consent of Arthur Andersen LLP
               23.2   Consent of Rubin Baum Levin Constant & Friedman (included in
               Item 5)
           24  Power of Attorney
               24.1   Power of Attorney (included on signature page)
           27  Financial Data Schedule
               27.1   Financial Data Schedule

- ---------------
* To be provided by amendment.

# Confidential treatment to be requested as to certain provisions.